As filed with the Securities and Exchange Commission on September 9, 2011
Registration No. 333-174953
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Skyworks Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3674	04-2302115
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
20 Sylvan Road, Woburn, Massachusetts 01801
(781) 376-3000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mark V. B. Tremallo
Vice President, General Counsel and Secretary
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, Massachusetts 01801
(949) 231-4700
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
With copies to:

Rod J. Howard, Esq. Wilmer Cutler Pickering Hale and Dorr, LLP 950 Page Mill Road Palo Alto, California 94304 650-858-6000	Mark L. Reinstra, Esq. & Robert T. Ishii, Esq. Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, California 94304 650-493-9300

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be registered(1)	Registered(2)	Price Per Unit	Offering Price(3)	Fee(4)
Common Stock, par value $0.25 per share	4,391,474	N/A	$161,807,283.76	$18,785.83

(1)	This registration statement relates to shares of common stock, par value $0.25 per share, of Skyworks Solutions, Inc. (“Skyworks”), issuable to holders of common stock, par value $0.001 per share, of Advanced Analogic Technologies Incorporated (“AATI”) upon consummation of the merger of PowerCo Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Skyworks, with and into AATI.

(2)	Represents the maximum number of shares of Skyworks common stock estimated to be issuable upon consummation of the merger of PowerCo Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Skyworks, with and into Advanced Analogic Technologies Incorporated, a Delaware corporation (“AATI”), based on the product of (i) the sum of (a) 44,213,095 shares of AATI common stock (which represents the number of shares of AATI common stock issued and outstanding as of August 26, 2011), (b) 6,118,974, which is the aggregate number of shares of AATI common stock issuable upon the exercise of all stock options and settlement of restricted stock units that we expect will be outstanding and vested with a payment date prior to, September 30, 2011 and (in the case of stock options) have an exercise price less than or equal to $6.13 and (c) the maximum number of shares of AATI common stock (including restricted stock units that may be settled in shares of AATI common stock and options to purchase shares of AATI common stock) that may be granted by AATI under the terms of the merger agreement and (ii) 0.08725 (which represents the fraction of a share of Skyworks common stock into which each share of AATI common stock will be converted as the stock portion of the consideration payable to AATI stockholders in the merger).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) and (3) of the Securities Act based on (a) the product of (i) $6.045, the average of the high and low sale prices per share of AATI common stock on June 15, 2011, as reported by The Nasdaq Global Select Market, and (ii) 50,332,069 shares of AATI common stock outstanding, representing the maximum number of shares of AATI common stock to be converted in the merger, minus (b) $142,450,073.34, the estimated aggregate amount of cash (based on such number of shares of AATI common stock) to be paid by Skyworks pursuant to the merger. The average of the high and low prices per share of AATI common stock on June 15, 2011 exceeds the average during the five business days prior to the filing of this amendment to Form S-4, which is why it has been used to calculate the registration fee for the additional shares of common stock being registered hereunder that were not included in the registration fee table for the initial Form S-4.

(4)	$18,609.94 of the registration fee was previously paid in connection with the filing of the initial Form S-4 on June 17, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this proxy statement/prospectus is not complete and may change. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION — DATED SEPTEMBER 9, 2011

Skyworks Solutions, Inc. 20 Sylvan Road Woburn, MA 01801	Advanced Analogic Technologies Incorporated 3230 Scott Boulevard Santa Clara, CA 95054

PROSPECTUS	PROXY STATEMENT

A Merger Proposal — Your Vote Is Very Important

To the Stockholders of Advanced Analogic Technologies Incorporated:

On May 26, 2011, the board of directors of Advanced Analogic Technologies Incorporated (“AATI”) unanimously approved a merger agreement among AATI, Skyworks Solutions, Inc. (“Skyworks”) and PowerCo Acquisition Corp. (“Merger Sub”) that contemplates the merger of Merger Sub with and into AATI, with AATI surviving the merger as a wholly owned subsidiary of Skyworks. AATI is sending you this proxy statement/prospectus to ask you to vote for the adoption of the merger agreement and the approval of the merger. If AATI stockholders adopt the merger agreement and approve the merger and the parties subsequently complete the merger, each outstanding share of AATI common stock will become the right to receive a combination of cash and Skyworks common stock with a nominal total combined value of $6.13, consisting of 0.08725 of a share of Skyworks common stock, par value $0.25 per share (the “stock consideration”), and cash (the “cash consideration” and, together with the stock consideration, the “merger consideration”) in the initial calculated amount of $3.68, without interest, less applicable withholding taxes, and subject to adjustment as provided in the merger agreement and further described in the proxy statement/prospectus. Under certain circumstances described in further detail in this proxy statement/prospectus, Skyworks has the right to pay the entire $6.13 in cash, and in that event, AATI stockholders would not receive any shares of Skyworks common stock in the merger for their outstanding shares of AATI common stock, and would instead receive $6.13 entirely in cash.

After careful consideration, AATI’s board of directors has unanimously determined that it is advisable and in the best interests of the stockholders of AATI for AATI to enter into the merger agreement and to consummate the merger and the transactions contemplated by the merger agreement, and that the merger consideration provided in the merger agreement is fair to the stockholders of AATI who will be entitled to receive such merger consideration. AATI’s board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger. The merger cannot be completed unless the holders of at least a majority of all the votes entitled to be cast by holders of outstanding shares of AATI common stock vote to adopt the merger agreement and approve the merger.

Whether or not you plan to attend the special meeting of stockholders, please take time to vote over the Internet, by telephone or by completing the enclosed proxy card and mailing it in accordance with the instructions on the card. THE FAILURE OF ANY STOCKHOLDER TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE BY THAT STOCKHOLDER AGAINST THE ADOPTION OF THE MERGER AGREEMENT AND AGAINST APPROVAL OF THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET PRIOR TO THE SPECIAL MEETING TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING. AATI common stock and Skyworks common stock trade on The Nasdaq Global Select Market under the symbols “AATI” and “SWKS,” respectively.

The accompanying proxy statement/prospectus provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus. You are encouraged to read carefully the accompanying proxy statement/prospectus in its entirety including the section entitled “Risk Factors” beginning on page 13. You may also obtain more information about AATI and Skyworks from documents that each has filed with the Securities and Exchange Commission.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Richard K. Williams
President, CEO and Chief Technical Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [ • ], 2011, and is first being mailed to stockholders on or about [ • ], 2011.

SOURCES OF ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Skyworks and AATI from documents that each company has filed with the Securities and Exchange Commission (the “SEC”) but which have not been included in or delivered with this proxy statement/prospectus. For a list of documents incorporated by reference into this proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 109. This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this proxy statement/prospectus by accessing the SEC’s website at http://www.sec.gov. In addition, Skyworks’ filings with the SEC are available to the public on Skyworks’ website, www.skyworksinc.com, and AATI’s filings with the SEC are available to the public on AATI’s website, www.analogictech.com. Except as expressly set forth in the section entitled “Where You Can Find More Information,” beginning on page 109, information contained on Skyworks’ website, AATI’s website or the website of any other person is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.

Skyworks and AATI will provide you with copies of their respective documents incorporated by reference into this proxy statement/prospectus, without charge, if you so request from:

Skyworks Solutions, Inc. 20 Sylvan Road Woburn, MA 01801 Attn.: Veronica Hibben, Skyworks Investor Relations Telephone Number: (949) 231-4700	Advanced Analogic Technologies Incorporated 3230 Scott Boulevard Santa Clara, CA 95054 Attn.: Investor Relations Telephone Number: (408) 737-4788

If you wish to obtain any of these documents from Skyworks or AATI, you should make your request no later than [ • ], 2011, which is five business days before the special meeting, to ensure timely delivery before the special meeting.

Information contained in this proxy statement/prospectus regarding Skyworks has been provided by, and is the responsibility of, Skyworks, and information contained in this proxy statement/prospectus regarding AATI has been provided by, and is the responsibility of, AATI. No one has been authorized to give you any other information, and neither Skyworks nor AATI take responsibility for any information that others may give you. This proxy statement/prospectus is dated [ • ], 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither AATI’s mailing of this proxy statement/prospectus to AATI stockholders nor the issuance by Skyworks of common stock in connection with the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED
3230 Scott Boulevard
Santa Clara, CA 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ • ], 2011

NOTICE IS HEREBY GIVEN of a special meeting of stockholders of Advanced Analogic Technologies Incorporated, a Delaware corporation (“AATI”), to be held on [ • ], 2011, starting at [ • ] a.m. Pacific daylight time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 26, 2011 (as it may be amended from time to time, the “merger agreement”), which provides for, among other things, the merger of PowerCo Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Skyworks Solutions, Inc. (“Skyworks”), with and into AATI (the “merger”), with AATI surviving the merger as a wholly owned subsidiary of Skyworks, and the conversion of each share of AATI common stock outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of AATI or owned, directly or indirectly, by Skyworks or Merger Sub or any subsidiary of AATI) into the right to receive a combination of cash and Skyworks common stock with a nominal aggregate combined value of $6.13 per share of AATI common stock, consisting of 0.08725 of a share of Skyworks common stock, par value $0.25 per share, and cash in an initial calculated amount of $3.68 (which is subject to adjustment up or down at the closing of the merger depending on the closing value of the stock consideration based on the average price of Skyworks common stock during a five-day pre-closing measurement period, as set forth in the merger agreement and the proxy statement/prospectus, which AATI urges AATI stockholders to read carefully);

2. To consider and vote on a non-binding, advisory proposal, to approve compensation arrangements for AATI’s named executive officers that are based on or otherwise relate to the merger, as described in the section of this proxy statement/prospectus entitled “The Merger — Interests of AATI’s Directors and Executive Officers in the Merger”;

3. To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, for the purpose of soliciting additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement and to approve the merger; and

4. To consider and vote on such other business as may properly come before the special meeting by or at the direction of the AATI board of directors or any adjournment or postponement of the special meeting.

Only stockholders of record at the close of business on August 19, 2011, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement thereof (unless the board of directors fixes a new record date for any such postponed or adjourned meeting). Each stockholder is entitled to one vote for each share of AATI common stock held by such stockholder of record as of the close of business on the record date.

THE AATI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER, “FOR” THE NON-BINDING, ADVISORY PROPOSAL REGARDING MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

By Order of the Board of Directors,

Joseph Hollinger
General Counsel and Secretary [ • ], 2011

Regardless of whether you plan to attend the special meeting in person, AATI requests that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the Internet prior to the special meeting to ensure that your shares will be voted at the special meeting. If you have Internet access, AATI encourages you to vote over the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and approval of the merger “FOR” the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements and “FOR” the adjournment of the special meeting for the purpose of soliciting additional proxies. If you attend the special meeting in person, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card or voted over the Internet or by telephone. Your prompt attention is greatly appreciated. YOUR VOTE IS IMPORTANT!

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, as well as the additional documents to which this proxy statement/prospectus refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	AATI and Skyworks have agreed to the acquisition of AATI by Skyworks under the terms of the merger agreement described in this proxy statement/prospectus. You are receiving this document because you were a stockholder of record of AATI on the record date for the AATI special meeting at which AATI stockholders will vote on the merger. You may also be receiving this proxy statement/prospectus because your shares of AATI are held on your behalf by a broker, bank or other nominee. If your shares of AATI are held on your behalf by a broker, bank or other nominee, you are the beneficial owner of such shares, but the broker, bank or other nominee is the stockholder of record and your shares are referred to as being held in “street name.”

The acquisition of AATI cannot be completed without the approval of AATI stockholders and AATI is seeking your approval. Under the merger agreement, AATI will become a wholly owned subsidiary of Skyworks and will no longer be a publicly held corporation. In the merger, Skyworks will pay a cash amount and will also issue shares of Skyworks common stock as part of the consideration to be paid to holders of AATI common stock.

We are delivering this document to you as both a proxy statement of AATI and a prospectus of Skyworks. It is a proxy statement because the AATI board of directors is soliciting proxies from AATI stockholders to vote for the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement at the special meeting being held to consider and vote upon the merger agreement and the other matters described in the notice of the meeting and described in this proxy statement/prospectus. Your proxy will be used at the meeting and at any adjournment or postponement of the meeting. It is a prospectus because Skyworks will issue Skyworks common stock to AATI stockholders as part of the consideration to be paid in the merger.

Q:	What am I being asked to vote on?

A:	At the special meeting, AATI common stockholders will be asked (1) to adopt the merger agreement and to approve the merger, (2) to approve, by non-binding, advisory vote, compensation arrangements for AATI’s named executive officers that are based on or otherwise relate to the merger, as described in the section of this proxy statement/prospectus entitled “The Merger — Interests of AATI’s Directors and Executive Officers in the Merger” and (3) to approve the adjournment of the special meeting for the solicitation of additional proxies in the event there are insufficient votes present, in person or represented by proxy, at the time of the special meeting to approve and adopt the merger agreement.

Q:	What will AATI common stockholders receive in the merger?

A:	Upon completion of the merger, each outstanding share of AATI common stock (except for shares held directly or indirectly by Skyworks, Merger Sub, AATI or any wholly owned subsidiary of AATI, and except for shares of AATI common stock held by stockholders exercising dissenter’s rights) will automatically become the right to receive an aggregate of $6.13 per share, payable in the form of 0.08725 of a share of Skyworks common stock (the “stock consideration”) and an adjustable cash amount in the initial calculated amount of $3.68 (the “cash consideration” and, together with the stock consideration, the “merger consideration”), without interest and less applicable withholding taxes. The amount of stock was based on the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the 30-trading days prior to May 26, 2011. At that average price, the stock consideration had a nominal value of $2.45 and the nominal aggregate combined value of the cash consideration and the stock consideration was $6.13. The final cash consideration will depend on the closing value of the stock consideration, calculated on the basis of Skyworks’ average reported last sale price in regular Nasdaq trading during a five-trading-day measurement period preceding the closing of the merger. If the closing value of the stock consideration is less than $2.45, the cash consideration will increase by the amount of the shortfall. If the closing value of the stock consideration is more than $2.45, the cash consideration will decrease by the amount of the excess. And if the closing value of the stock consideration is exactly $2.45, the cash consideration will remain unchanged at $3.68. In each case, the merger consideration will maintain a constant nominal aggregate combined value of $6.13 per share of AATI common stock.

In addition, you should note that if Skyworks’ average last reported sale price during the pre-closing measurement period is less than $21.00, Skyworks has the right to pay the entire $6.13 in cash, and in that event, AATI stockholders would not receive any shares of Skyworks common stock in the merger for their outstanding shares of AATI common stock, and would instead receive $6.13 entirely in cash.

For example:

• if Skyworks’ average reported last sale price in the pre-closing measurement period is $19.71 (the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the five-trading-day measurement period ending on August 26, 2011), Skyworks will have the right to elect to pay the entire $6.13 in cash. If Skyworks elects not to pay the entire $6.13 in cash and instead to pay the merger consideration using a mix of cash and stock, then the closing value of the stock consideration would be $1.72 and the cash amount would increase by $0.73 (the amount of the shortfall between $1.72 and $2.45), from $3.68 to $4.41; and

• if Skyworks’ average reported last sale price in the pre-closing measurement period is $30.00, then the closing value of the stock consideration would be $2.62 and the cash amount would decrease by $0.17 (the amount of the excess of $2.62 over $2.45), from $3.68 to $3.51.

As a result of these adjustments and provisions, AATI stockholders will not capture or suffer the full economic consequences (whether positive or negative) that may result from changes in the trading price of Skyworks common stock between May 26, 2011 (the date of the merger agreement) and their receipt of Skyworks common stock in the merger. In addition, the exact market value of the shares of Skyworks common stock that AATI stockholders receive in the merger will depend on the market value of shares of Skyworks common stock at the time they actually receive those shares and could vary significantly from the market value of shares of Skyworks common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus, or the date of the special meeting, and could also vary significantly from any of the average prices used in the calculations of the stock consideration and the cash consideration.

No fractional shares of Skyworks will be issued in connection with the merger. Instead, an AATI stockholder who otherwise would have received a fraction of a share of Skyworks common stock will receive an amount in cash rather than a fractional share. This cash amount will be determined by multiplying the fraction of a share of Skyworks common stock that the holder would otherwise receive by the average of the last reported sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) during the ten consecutive trading days ending on the last trading day prior to the effective time of the merger. See “The Merger Agreement — The Merger Consideration.”

Q:	When and how will I find out the exact amount of cash I will receive, and whether the merger consideration will consist of cash and stock or all-cash?

A:	Shortly after the effective time of the merger, Skyworks will issue a press release publicly announcing the completion of the merger and the final calculation of the cash portion of the merger consideration. In addition, the press release either will confirm that the merger consideration is being paid in the form of a combination of cash and Skyworks stock, with each outstanding share of AATI common stock receiving 0.08725 of a share of Skyworks common stock and the applicable cash amount, or will announce that

Skyworks is exercising the right that it has under certain circumstances to pay the entire $6.13 merger consideration in cash and will not issue any shares of Skyworks common stock in exchange for shares of AATI common stock. You will also receive a letter of transmittal after the closing of the merger with the same information regarding the treatment of your shares of AATI common stock and with instructions regarding the submission of shares for payment.

Q:	Is the merger taxable to AATI stockholders for U.S. federal income tax purposes?

A:	The receipt of Skyworks common stock and cash in exchange for AATI common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined below) who receives Skyworks common stock and cash in the merger will generally recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Skyworks common stock as of the effective time of the merger and the amount of cash received, including any cash received in lieu of fractional shares of Skyworks common stock, received in the merger, and (2) such holder’s adjusted tax basis in its AATI common stock exchanged for cash and Skyworks stock in the merger. Please carefully review the information set forth in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	How does AATI’s board of directors recommend that I vote on the proposals?

A:	The board of directors of AATI unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger, “FOR” the non-binding, advisory proposal regarding compensation arrangements for AATI’s named executive officers that are based on or otherwise relate to the merger, as described in the section of this proxy statement/prospectus entitled “The Merger — Interests of AATI’s Directors and Executive Officers in the Merger” and “FOR” the adjournment, if necessary, of the special meeting to solicit additional proxies in favor of adoption of the merger agreement and approval of the merger.

Q:	Are there risks that I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should consider carefully the factors discussed in the section entitled “Risk Factors.”

Q:	What are the conditions to completion of the merger?

A:	The obligations of AATI and Skyworks to complete the merger are subject to the following conditions (among others):

• the adoption of the merger agreement and the approval of the merger by AATI’s stockholders;

• the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and applicable foreign laws;

• the receipt of all approvals of, and the completion of all filings with, any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, the expiration or termination of all waiting periods, and the absence of any material condition to the receipt or issuance of such approvals or the expiration or termination of those waiting periods;

• the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation by any governmental entity which is in effect and which has the effect of making the merger illegal or otherwise prohibiting or imposing any material condition on the consummation of the merger or the other transactions contemplated by the merger agreement;

• the filing with Nasdaq (if required) of a notification for listing of the shares of Skyworks common stock to be issued in the merger; and

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• the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement, of which this proxy statement/prospectus forms a part, and the absence of any pending or threatened stop order suspending the effectiveness of such registration statement.

In addition, Skyworks’ obligation to complete the merger is subject to the following additional conditions:

• the accuracy of AATI’s representations and warranties to the extent required by the merger agreement;

• AATI’s performance, in all material respects, of all obligations required to be performed by AATI under the merger agreement at or prior to the closing;

• the absence of any instituted or pending action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Skyworks or any of its subsidiaries of all or any portion of their business or of the business of AATI or any of its subsidiaries, or to compel Skyworks or any of its subsidiaries to dispose of or hold separate all or any portion of their business or assets or of the business or assets of AATI or any of its subsidiaries or (ii) seeking to impose or confirm limitations on the ability of Skyworks or any of its subsidiaries effectively to exercise full rights of ownership of the shares of AATI common stock or (iii) seeking to require divestiture by Skyworks or any of its subsidiaries of any AATI common shares;

• receipt of the resignations of the directors of AATI and its subsidiaries, and transfer of any shares of any AATI subsidiary owned by any current or former AATI director, officer or employee to a designee of Skyworks;

• the absence of any pending challenge by AATI’s president, chief executive officer and chief technical officer, Mr. Richard K. Williams, to his noncompetition agreement with Skyworks or any other action by him to invalidate or repudiate that noncompetition agreement; and

• the absence of any change, event, circumstance, development or effect that, either individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on AATI.

In addition, AATI’s obligations to complete the merger are subject to the following additional conditions:

• Skyworks’ performance, in all material respects, of all obligations required to be performed by Skyworks under the merger agreement at or prior to the closing; and

• the accuracy of Skyworks’ representations and warranties to the extent required by the merger agreement.

See “The Merger Agreement — Conditions to the Merger.”

Q:	What will happen if the merger is not completed?

A:	If AATI stockholders do not adopt the merger agreement and approve the merger, or the parties do not complete the merger for any other reason, you will not receive any payment for your shares of AATI common stock in connection with the merger. Instead, AATI will remain an independent public company, and its common stock will continue to be listed and traded on Nasdaq. There is no guarantee, however, that as an independent public company, AATI’s stock price will remain at its present value, and if the pending merger is not consummated, AATI’s stock price may substantially decline. In certain circumstances, AATI may be required to pay Skyworks a termination fee of $8.5 million or to reimburse Skyworks for up to $500,000 of fees and expenses Skyworks has incurred in connection with the proposed merger, as described under “The Merger Agreement — Transaction Fees and Expenses; Termination Fee.”

Q:	Are there any other matters to be addressed at the meeting?

A:	AATI is not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and they intend to vote the shares as the AATI board of directors may recommend.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the related proxy card are first being sent to AATI stockholders on or about [ • ], 2011.

Q:	When and where will the special meeting be held?

A:	The special meeting will take place at [ • ] Pacific daylight time on [ • ], 2011, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of outstanding shares of AATI common stock as of the close of business on August 19, 2011, the record date for the special meeting, are entitled to receive notice of, attend and vote or be represented by proxy at the special meeting and any adjournment or postponement of the special meeting. If the special meeting is postponed or adjourned the AATI board of directors may fix a new record date for any such postponed or adjourned meeting under certain circumstances. Each share of AATI common stock outstanding as of the close of business on the record date is entitled to one vote on each matter properly brought before the special meeting. If a broker or other nominee holds your shares, then you are not the holder of record and you must ask your broker or other nominee how you can vote in person at the special meeting. See “The Special Meeting — Proxies and Revocation.”

Q:	Who may attend the special meeting?

A:	AATI stockholders (or their authorized representatives) and AATI’s invited guests may attend the special meeting.

Q:	How do I vote my shares at the special meeting if I am a record holder of shares of AATI common stock?

A:	If you are a holder of record of AATI common stock as of the close of business on August 19, 2011, the record date for the special meeting, you may authorize a proxy to vote your shares at the special meeting or you may vote your shares in person at the special meeting. However, AATI encourages you to submit a proxy before the special meeting, even if you plan to attend the special meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope and in accordance with the instructions on the proxy card or, if you prefer, by telephone or over the Internet by following the instructions on the enclosed proxy card.

Q:	How do I vote my shares at the special meeting, if my shares of AATI common stock are held in “street name?”

A:	If your shares are held in an account at a broker or another nominee, you must instruct the broker or such other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or over the Internet.

If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a broker non-vote. Brokers will not have discretionary authority to vote on the proposal to adopt the merger agreement. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	Why is my vote important?

A:	If you do not return your proxy card, submit your proxy by telephone or over the Internet or vote in person at the special meeting, it will be more difficult for AATI to obtain the necessary quorum to hold its special meeting and obtain the necessary stockholder votes to adopt the merger agreement and to approve the merger. In addition, your failure to return a proxy card, submit a proxy by telephone or over the Internet or vote in person at the special meeting will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger.

Q:	What constitutes a quorum for the meeting?

A:	A majority of the votes entitled to be cast by holders of issued and outstanding shares of AATI common stock must be present or represented by proxy to constitute a quorum for action on the matters to be voted upon at the special meeting. All shares of AATI common stock represented at the special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Q:	What vote of AATI’s stockholders is required to adopt the merger agreement and to approve the merger, or to approve an adjournment of the special meeting?

A:	The affirmative vote of at least a majority of all of the votes entitled to be cast by holders of all shares of AATI common stock that are issued and outstanding as of the record date for the special meeting is required to adopt the merger agreement and to approve the merger. If a quorum is present, approval of the proposal to adjourn the special meeting to solicit additional proxies requires the votes cast favoring the action to exceed the votes cast opposing the action.

Q:	What vote of AATI’s stockholders is required to approve the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements?

A:	Approval of the non-binding, advisory proposal regarding the merger-related named executive officer compensation arrangements described in this proxy statement/prospectus requires the affirmative vote of holders of a majority of the shares of AATI common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Stockholders should note that this proposal is merely an advisory vote which will not be binding on AATI, Skyworks or their respective boards of directors.

Q:	What will happen if I abstain from voting or fail to vote?

A:	With respect to the proposal to adopt the merger agreement and to approve the merger, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or if your shares are held by your broker or other nominee (i.e., in “street name”) and you fail to give voting instructions to your broker or other nominee on how to vote your shares, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and to approve the merger.

With respect to the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements, abstaining will have the same effect as a vote “AGAINST” this non-binding, advisory proposal. If you fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker or other nominee on how to vote your shares, your shares will not be counted as shares present and entitled to vote and will have no effect on the proposal.

With respect to the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting on the proposal, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker or other nominee on how to vote your shares, it will not have any effect on the outcome of the vote on that proposal.

Q:	How will proxy holders vote my shares of common stock?

A:	If you properly authorize a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the proposal to adopt the merger agreement and to approve the merger, “FOR” the non-binding, advisory proposal regarding merger-related named executive officer compensation and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting by or at the direction of AATI’s board of directors or any adjournment or postponement of the special meeting.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	If you hold your shares of AATI common stock as of the close of business on the record date but transfer them after the record date and before the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration for the shares. In order to receive the merger consideration, you must hold your AATI shares through completion of the merger.

Q:	Can I change my vote?

A:	Yes. If you own shares of common stock as a record holder as of the close of business on the record date, you may revoke a previously authorized proxy at any time prior to its exercise by delivering a properly executed, later-dated proxy card, by authorizing your proxy by telephone or over the Internet at a later date than your previously authorized proxy, by filing a written revocation of your proxy with AATI’s Corporate Secretary or by voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously authorized proxy. If you own shares of common stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker or other nominee that is the registered owner of the shares.

Q:	Should I send in my AATI stock certificates now?

A:	No. You should not send in any stock certificates at this time. Shortly after the merger becomes effective, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange shares of AATI common stock for the merger consideration to which you are entitled as a result of the merger.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Under Delaware law, the holders of AATI common stock are entitled to dissenters’ rights in connection with the merger and are entitled to seek appraisal of their shares by the Delaware Court of Chancery.

Q:	When do you expect to complete the merger?

A:	Completion of the merger is subject to receipt of AATI’s stockholder adoption of the merger agreement and satisfaction of other closing conditions set forth in the merger agreement. AATI and Skyworks are working towards completing the merger promptly, however no assurance can be given as to when, or if, the merger will occur.

Q:	What will happen to the common stock that I currently own after completion of the merger?

A:	Following the completion of the merger, your shares of AATI common stock will be cancelled and will represent only the right to receive the merger consideration. Trading in AATI common stock on Nasdaq will cease, and price quotations for AATI common stock will no longer be available.

Q:	Where can I find more information about AATI and Skyworks?

A:	You can find more information about AATI and Skyworks from various sources as described under “Sources of Additional Information” and “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	AATI will bear the cost of soliciting proxies for the special meeting. The AATI board of directors is soliciting your proxy on behalf of AATI. AATI’s directors, officers and employees may solicit proxies by telephone and facsimile, by mail, over the Internet or in person. They will not be paid any additional amounts for soliciting proxies. AATI has retained Innisfree M&A Incorporated (“Innisfree”) to assist it in the solicitation of proxies. AATI expects to pay Innisfree a fee not to exceed $20,000 for its services. AATI will also pay additional fees to Innisfree depending upon the extent of additional services requested by AATI and reimburse Innisfree for expenses it incurs in connection with its engagement by AATI. AATI also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other similar record holders forward the solicitation materials to the beneficial owners of common stock held of record by such person, and AATI will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	Please contact Innisfree, the firm assisting us in the solicitation of proxies, at:

501 Madison Avenue, 20th Floor,
New York, NY 10022
Stockholders may call toll-free: 888-750-5834
Banks and Brokers may call collect: 212-750-5833

AATI is not responsible for the accuracy of any information provided by or relating to Skyworks contained in any proxy solicitation materials made available by or on behalf of Skyworks or any other statements that Skyworks may otherwise make. Skyworks is not responsible for the accuracy of any information provided by or relating to AATI contained in any proxy solicitation materials made available by or on behalf of AATI or any other statements that AATI may otherwise make.

x

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following summary highlights information in this proxy statement/prospectus and may not contain all the information that is important to you. Accordingly, AATI and Skyworks encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to herein for a more complete understanding of the proposals to be considered at the special meeting of AATI stockholders, the merger and the other transactions contemplated by the merger agreement. In addition, AATI and Skyworks incorporate by reference important business and financial information about AATI and Skyworks into this proxy statement/prospectus. For a description of this information and how you may obtain it without charge, see “Where You Can Find More Information” on page 109. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement/prospectus.

In this proxy statement/prospectus “AATI” refers to Advanced Analogic Technologies Incorporated, and where appropriate, its subsidiaries, “Skyworks” refers to Skyworks Solutions, Inc. and “Merger Sub” refers to PowerCo Acquisition Corp. In addition, AATI and Skyworks refer to the proposed merger of Merger Sub with and into AATI as the “merger,” and to the Agreement and Plan of Merger, dated as of May 26, 2011, by and among AATI, Skyworks and Merger Sub as the “merger agreement”.

This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur and are subject to risks, and you should not place undue reliance on those statements. Please carefully read “Forward-Looking Statements” on page 39 of this proxy statement/prospectus.

The Companies (Page 41)

Advanced Analogic Technologies Incorporated
3230 Scott Boulevard
Santa Clara, CA 95054
(408) 737-4600

AATI develops advanced semiconductor system solutions that play a key role in the continuing evolution of feature-rich, energy-efficient electronic devices. AATI focuses on addressing the application-specific power management needs of consumer, communications and computing electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, camera phones, digital cameras, personal media players, Bluetooth headphones and accessories, digital TVs, set top boxes and displays.

AATI focuses its design and marketing efforts on application-specific power management needs in rapidly evolving devices. Through AATI’s “Total Power Management” approach, AATI offers a broad range of products that support multiple applications, features, and services across a diverse set of electronic devices. AATI targets its design efforts on proprietary products which offer characteristics that differentiate them from those offered by AATI’s competitors and which AATI believes are likely to generate high-volume demand from multiple customers. AATI also selectively licenses its devices, process, package, and application-related technologies.

AATI’s growth strategy involves three elements, to maintain revenues in its existing markets and applications such as LED lighting in handheld devices, to penetrate new applications in existing markets such as battery charging in cell phones, and to selectively enter totally new markets such as high-definition televisions.

Headquartered in Silicon Valley, AATI has development centers in Santa Clara, Shanghai, Hong Kong, Taiwan, and has Asia-based operations and logistics. AATI was incorporated in California in August 1997 and reincorporated in Delaware in April 2005.

AATI common stock is listed on The Nasdaq Global Select Market under the symbol AATI.

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA 01801
(949) 231-4700

Skyworks, together with its consolidated subsidiaries, is an innovator of high-reliability analog and mixed-signal semiconductors. Leveraging core technologies, Skyworks offers diverse standard and custom linear products supporting automotive, broadband, cellular infrastructure, energy management, industrial, medical, military and cellular handset applications. Skyworks’ portfolio includes amplifiers, attenuators, detectors, diodes, directional couplers, front-end modules, hybrids, infrastructure RF subsystems, mixers/demodulators, phase shifters, PLLs/synthesizers/VCOs, power dividers/combiners, receivers, switches and technical ceramics.

Skyworks has aligned its product portfolio around two broad markets: cellular handsets and analog semiconductors. In general, Skyworks’ handset portfolio includes highly customized power amplifiers and front-end solutions that are in many of today’s cellular devices, from entry level to multimedia platforms and smart phones. Some of Skyworks’ primary handset customers include LG Electronics, Motorola, Nokia, Samsung, Sony Ericsson, Research in Motion, and HTC. Skyworks’ competitors include Avago Technologies, RF Micro Devices and Triquint Semiconductor.

In parallel, Skyworks offers over 2,500 different catalog and custom linear products to a highly diversified non-handset customer base. Skyworks’ customers include infrastructure, automotive, energy management, medical and military providers such as Huawei, Ericsson, Landis + Gyr, Sensus, Itron, Siemens, and Northrop Grumman. Skyworks’ competitors in the linear products markets include Analog Devices, Hittite Microwave, Linear Technology and Maxim Integrated Products.

Headquartered in Woburn, Massachusetts, Skyworks is a Delaware corporation that was formed in 1962. Skyworks changed its corporate name from Skyworks Industries, Inc. to Skyworks Solutions, Inc. on June 25, 2002 following a business combination. Skyworks has worldwide operations with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America.

Skyworks common stock is listed on The Nasdaq Global Select Market under the symbol SWKS.

PowerCo Acquisition Corp.
c/o Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA 01801
(949) 231-4700

PowerCo Acquisition Corp. (or “Merger Sub”) is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the merger and other transactions contemplated by the merger agreement. Merger Sub has engaged in no business other than in connection with the transactions contemplated by the merger agreement.

The Special Meeting (Page 42)

Date, Time and Place.  The special meeting will be held on [ • ], 2011, starting at [ • ] a.m. Pacific Daylight Time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.

Purpose.  You will be asked to consider and vote upon (1) the adoption of the merger agreement and the approval of the merger, (2) the approval by non-binding, advisory vote, of compensation arrangements for AATI’s named executive officers that are based on or otherwise relate to the merger, as described in the section of this proxy statement/prospectus entitled “The Merger — Interests of AATI’s Directors and Executive Officers in the Merger”, (3) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and to approve the merger, and (4) such other business as may properly come before the special meeting by or at the direction of the AATI board of directors or any adjournments or postponements of the special meeting.

Record Date and Quorum.  You are entitled to vote at the special meeting if you were the record owner of shares of AATI common stock at the close of business on August 19, 2011, the record date for the special meeting. Stockholders of record of AATI common stock as of the close of business on the record date will have one vote for each share of AATI common stock owned of record on the record date. As of August 19, 2011, there were 44,213,095 shares of AATI common stock issued and outstanding and entitled to vote. A majority of the votes entitled to be cast by holders of the issued and outstanding shares of AATI common stock at the record date constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present in person or represented by proxy at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required.  The adoption of the merger agreement and the approval of the merger require the affirmative vote of at least a majority of all of the votes entitled to be cast by holders of the shares of AATI common stock that are issued and outstanding as of the record date for the special meeting. Approval of the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements requires the affirmative vote of holders of a majority of the shares of AATI common stock present in person or represented by proxy and entitled to vote thereon. If a quorum is present, approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the votes cast favoring the action to exceed the votes cast opposing the action.

Share Ownership of Management.  As of August 19, 2011, the directors and executive officers of AATI, together with their affiliates, beneficially owned approximately 12% of the shares entitled to vote at the AATI special meeting, including shares issuable upon the exercise of vested options.

The Merger (Page 46) and the Merger Agreement (Page 82)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Annex A. AATI and Skyworks encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Merger Sub will merge with and into AATI, and AATI will survive the merger as a wholly owned subsidiary of Skyworks.

The Merger Consideration (Page 83)

Upon completion of the merger, each outstanding share of AATI common stock, except for shares of AATI common stock held directly or indirectly by Skyworks, Merger Sub or any wholly owned subsidiary of AATI (which will be cancelled as a result of the merger), and except for shares of AATI common stock held by stockholders exercising dissenter’s rights, will automatically become the right to receive an aggregate of $6.13 per share, payable in the form of 0.08725 of a share of Skyworks common stock (the “stock consideration”) and an adjustable cash amount in the initial calculated amount of $3.68 (the “cash consideration” and, together with the stock consideration, the “merger consideration”), without interest and less applicable withholding taxes. The amount of stock was based on the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the 30 trading days prior to May 26, 2011. At that average price, the stock consideration had a nominal value of $2.45 and the nominal aggregate combined value of the cash consideration and the stock consideration was $6.13. The final cash consideration will depend on the closing value of the stock consideration, calculated on the basis of Skyworks’ average reported last sale price in regular Nasdaq trading during a five-trading-day measurement period preceding the closing of the merger. If the closing value of the stock consideration is less than $2.45, the cash consideration will increase by the amount of the shortfall. If the closing value of the stock consideration is more than $2.45, the cash consideration will decrease by the amount of the excess. And if the closing value of the stock consideration is exactly $2.45, the cash consideration will remain unchanged at $3.68. In each case, the merger consideration will maintain a constant nominal aggregate combined value of $6.13 per share of AATI common stock.

In addition, you should note that if Skyworks’ average last reported sale price during the pre-closing measurement period is less than $21.00, Skyworks has the right to pay the entire $6.13 in cash, and in that event, AATI stockholders would not receive any shares of Skyworks common stock in the merger for their outstanding shares of AATI common stock, and would instead receive $6.13 entirely in cash.

For example:

•	if Skyworks’ average reported last sale price in the pre-closing measurement period is $19.71 (the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the five-trading-day measurement period ending on August 26, 2011), Skyworks will have the right to elect to pay the entire $6.13 in cash. If Skyworks elects not to pay the entire $6.13 in cash and instead to pay the merger consideration using a mix of cash and stock, then the closing value of the stock consideration would be $1.72 and the cash amount would increase by $0.73 (the amount of the shortfall between $1.72 and $2.45), from $3.68 to $4.41; and

•	if Skyworks’ average reported last sale price in the pre-closing measurement period is $30.00, then the closing value of the stock consideration would be $2.62 and the cash amount would decrease by $0.17 (the amount of the excess of $2.62 over $2.45), from $3.68 to $3.51.

Shortly after the effective time of the merger, Skyworks will issue a press release publicly announcing the completion of the merger and the final calculation of the cash portion of the merger consideration. In addition, the press release either will confirm that the merger consideration is being paid in the form of a combination of cash and Skyworks stock, with each outstanding share of AATI common stock receiving 0.08725 of a share of Skyworks common stock and the applicable cash amount, or will announce that Skyworks is exercising the right that it has under certain circumstances to pay the entire $6.13 merger consideration in cash and will not issue any shares of Skyworks common stock in exchange for shares of AATI common stock. You will also receive a letter of transmittal after the closing of the merger with the same information regarding the treatment of your shares of AATI common stock and with instructions regarding the submission of shares for payment.

The shares of Skyworks common stock issuable to AATI stockholders in the merger will be registered pursuant to a registration statement on Form S-4 and the shares of Skyworks common stock issuable upon the exercise of AATI stock options that are assumed by Skyworks in the merger and converted in options on Skyworks common stock will be registered pursuant to a registration statement on Form S-8.

You should obtain current stock price quotations for AATI and Skyworks common stock. AATI and Skyworks common stock trade on The Nasdaq Global Select Market under the symbols “AATI” and “SWKS,” respectively.

Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan (Page 85)

If the merger becomes effective:

•	Each outstanding option to purchase shares of AATI common stock (“AATI option”) will be assumed and converted into an option to purchase shares of Skyworks common stock (a “Skyworks option”), on the same terms and conditions as were applicable immediately prior to the effective time of the merger, but taking into account any acceleration of vesting that applies in connection with the merger. The number of shares of Skyworks common stock subject to each assumed AATI option will be equal to the number of shares of AATI common stock subject to the assumed AATI option immediately prior to the effective time of the merger, multiplied by the option conversion ratio, rounded down, if necessary, to the nearest whole share of Skyworks common stock. The new Skyworks option will have an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of AATI common stock divided by the option conversion ratio. The “option conversion ratio” is defined as $6.13 divided by the average last reported sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) on the five full trading days ending on the trading day immediately prior to the date on which the effective time of the merger occurs.

•	Each award of AATI restricted stock units (“RSUs”) that is outstanding immediately before the effective time of the merger and that is to be settled in AATI common stock will be assumed by Skyworks and will be converted into a restricted stock unit to acquire that number of shares of Skyworks common stock equal to the product obtained by multiplying (x) the number of shares of AATI common stock subject to such RSU and (y) the option conversion ratio, rounded down to the nearest whole share of Skyworks common stock. Each assumed RSU will otherwise be subject to the same terms and conditions (including as to vesting) as were applicable to the AATI RSUs immediately prior to the effective time of the merger.

AATI’s Reasons for the Merger (Page 56)

In reaching its decision to approve, adopt and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the AATI board of directors consulted with AATI’s financial and legal advisors, and with AATI senior management, and considered a number of factors that the board members believed supported their decision.

Recommendation of AATI Board of Directors (Page 56)

The AATI board of directors has unanimously determined that the merger is advisable and in the best interests of the stockholders of AATI, and has unanimously authorized and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and has unanimously determined that the merger consideration is fair to the stockholders of AATI entitled to receive the merger consideration. The AATI board of directors unanimously recommends that AATI stockholders vote “FOR” the adoption of the merger agreement and the approval of the merger, “FOR” the approval of the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of AATI’s Financial Advisor (Page 59)

In connection with the merger, Needham & Company, LLC (“Needham & Company”), AATI’s financial advisor, delivered a written opinion, dated May 26, 2011, to AATI’s board of directors to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by the holders of AATI common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of the written opinion of Needham & Company, dated May 26, 2011, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on and scope of the review undertaken, is attached as Annex D to this proxy statement/prospectus and is incorporated by reference herein in its entirety. Needham & Company provided its opinion to AATI’s board of directors for the information and assistance of AATI’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Needham & Company’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Skyworks’ Reasons for the Merger (Page 66)

In reaching its decision to approve the merger and its determination that the terms of the merger agreement and the transactions contemplated thereby are advisable, and in the best interests of, Skyworks and its stockholders, the Skyworks board of directors evaluated the merger in consultation with Skyworks’ senior management and advisors, and considered a number of factors that the board members believed supported their decision.

The Stockholder Agreement (Page 99)

In connection with the transactions contemplated by the merger agreement, all of AATI’s executive officers and directors have, in their capacity as stockholders of AATI, entered into an agreement with

Skyworks (the “stockholder agreement”). Pursuant to the stockholder agreement, among other things, those AATI stockholders irrevocably agreed to vote the shares of AATI common stock owned or subsequently acquired by them (either beneficially or of record) in favor of the merger agreement and the merger. Those stockholders also agreed to vote all of their shares of AATI common stock against any other acquisition proposal or alternative acquisition agreement. As of August 19, 2011, the record date for the special meeting, the directors and executive officers of AATI beneficially owned in the aggregate approximately 5,125,696 shares of AATI common stock entitled to vote at the special meeting, representing approximately 12% of the shares of AATI common stock outstanding as of the record date. A copy of the stockholder agreement is attached to this proxy statement/prospectus as Annex B.

The Non-competition Agreement (Page 100)

In connection with the merger agreement, Mr. Richard K. Williams, who is a member of the AATI board of directors and serves as AATI’s president, chief executive officer and chief technical officer, has entered into a non-competition, non-solicitation and confidentiality agreement, dated as of May 26, 2011, (the “non-competition agreement”), pursuant to which, among other things, Mr. Williams has agreed, for a period of 24 months from the date of closing of the merger and subject to certain exceptions, not to engage in any business or activity that is in competition with AATI’s business of developing, designing, manufacturing, licensing, marketing, selling and distributing power management semiconductors and related software. The non-competition agreement is conditioned on the completion of the merger, and if the merger does not occur, the non-competition agreement automatically terminates. A copy of the non-competition agreement is attached to this proxy statement/prospectus as Annex C.

Material U.S. Federal Income Tax Consequences of the Merger (Page 73)

The receipt of Skyworks common stock and cash in exchange for AATI common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined below) who receives Skyworks common stock and cash in the merger will generally recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Skyworks common stock as of the effective time of the merger and the amount of cash received, including any cash received in lieu of fractional shares of Skyworks common stock, received in the merger, and (2) such holder’s adjusted tax basis in its AATI common stock exchanged therefor.

Interests of AATI’s Directors and Executive Officers in the Merger (Page 68)

In considering the recommendation of the AATI board of directors to adopt the merger agreement and approve the merger, you should be aware that certain of AATI’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as AATI stockholders. The AATI board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve, adopt and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

All of AATI’s executive officers are parties to change in control agreements with AATI, each of which provides severance and other benefits if the executive’s employment is terminated in connection with a change in control of AATI, including the consummation of the merger. Under certain circumstances, the termination of employment will result in, among other things, acceleration of vesting of some or all unvested equity-related awards granted to AATI officers. Executive officers and directors of AATI have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive consummation of the merger.

On May 26, 2011, AATI’s board of directors approved the following grants of restricted stock units to the named executive officers and directors set forth in the table below in connection with their efforts in negotiating the terms of the merger and the merger agreement and in their ongoing efforts that will be needed in order to consummate the merger. These restricted stock units vest over a four-year period with 1/4th of the units vesting on the one year anniversary of the date of grant and 6.25% of the units vesting each quarter thereafter, and are subject to 100% acceleration of vesting in the event of a change of control of AATI, including the consummation of the merger.

		Number of Restricted Stock
Name	Title	Units Granted on May 26, 2011

Richard K. Williams	President, Chief Executive Officer and Chief Technical Officer	60,000
Ashok Chandran	Vice President, Chief Accounting Officer and interim Chief Financial Officer	75,000
Jun-Wei Chen	Vice President of Technology	5,000
Samuel Anderson	Chairman of the Board of Directors	240,000
Jaff Lin	Director	60,000

On May 26, 2011, the Board also approved an additional award of 400,000 restricted stock units to Mr. Richard K. Williams, AATI’s president, chief executive officer and chief technical officer, as consideration for entering into the non-competition agreement with Skyworks as a condition to the merger. Such restricted stock units vest, if at all, monthly over a 2-year period commencing with the date of the closing of the merger.

Conditions to the Merger (Page 95)

Conditions to Each Party’s Obligations.  The obligations of AATI and Skyworks to complete the merger are subject to the following conditions:

•	the adoption of the merger agreement and the approval of the merger by AATI’s stockholders;

•	the expiration or termination of the applicable waiting periods under the HSR Act, if any, and applicable foreign laws;

•	the receipt of all approvals of, and the completion of all filings with, any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, the expiration or termination of all waiting periods, and the absence of any material condition to the receipt or issuance of such approvals or the expiration or termination of those waiting periods;

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation by any governmental entity which is in effect and which has the effect of making the merger illegal or otherwise prohibiting or imposing any material condition on the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the filing with Nasdaq (if required) of a notification for listing of the shares of Skyworks common stock to be issued in the merger; and

•	the effectiveness under the Securities Act, of the registration statement, of which this proxy statement/prospectus forms a part, and the absence of any pending or threatened stop order suspending the effectiveness of such registration statement.

Conditions to Skyworks’ and Merger Sub’s Obligations.  Skyworks’ and Merger Sub’s obligations to effect the merger are further subject to the satisfaction by AATI or waiver by Skyworks and Merger Sub of the following conditions:

•	the accuracy of AATI’s representations and warranties to the extent required by the merger agreement;

•	AATI’s performance, in all material respects, of all obligations required to be performed by AATI under the merger agreement at or prior to the closing;

•	the absence of any instituted or pending action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Skyworks or any of its subsidiaries of all or any portion of their business or of the business of AATI or any of its subsidiaries, or to compel Skyworks or any of its subsidiaries to dispose of or hold separate all or any portion of their business or assets or of the business or assets of AATI or any of its subsidiaries or (ii) seeking to impose or confirm limitations on the ability of Skyworks or any of its subsidiaries effectively to exercise full rights of ownership of the shares of AATI common stock or (iii) seeking to require divestiture by Skyworks or any of its subsidiaries of any AATI common shares;

•	receipt of the resignations of the directors of AATI and its subsidiaries, and transfer of any shares of any AATI subsidiary owned by any current or former AATI director, officer or employee to a designee of Skyworks;

•	the absence of any pending challenge by AATI’s president, chief executive officer and chief technical officer, Mr. Richard K. Williams, to his noncompetition agreement with Skyworks or any other action by him to invalidate or repudiate that noncompetition agreement; and

•	the absence of any change, event, circumstance, development or effect that, either individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on AATI.

Conditions to AATI’s Obligations.  AATI’s obligations to effect the merger are subject to the further satisfaction by Skyworks and/or Merger Sub or waiver by AATI of the following conditions:

•	Skyworks’ performance, in all material respects, of all obligations required to be performed by Skyworks under the merger agreement at or prior to the closing; and

•	the accuracy of Skyworks’ representations and warranties to the extent required by the merger agreement.

See “The Merger Agreement — Conditions to the Merger.” The definition of a “material adverse effect” is described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Material Adverse Effect.”

No Solicitation (Page 92)

The merger agreement prohibits AATI from directly or indirectly soliciting or negotiating acquisition proposals (as that term is described in the section of this proxy statement/prospectus entitled “The Merger Agreement — No Solicitation”). However, under certain circumstances the merger agreement permits AATI to respond to certain written acquisition proposals AATI receives and, subject to payment of a termination fee, terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (as that term is described in the section of this proxy statement/prospectus entitled “The Merger Agreement — No Solicitation”).

Termination of the Merger Agreement (Page 96) and Transaction Fees and Expenses; Termination Fee (Page 97)

Skyworks and AATI may terminate the merger agreement at any time upon mutual written consent of the parties. Other circumstances under which Skyworks or AATI may terminate the merger agreement are described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination of the Merger Agreement.”

AATI is required to pay Skyworks a termination fee of $8,500,000 if the merger agreement is terminated following a change by the AATI board of directors of its recommendation in favor of the merger or in connection with AATI’s entry into a definitive agreement with respect to a superior proposal (as such term is described in the section of this proxy statement/prospectus entitled “The Merger Agreement — No Solicitation”) from another party or under certain other circumstances, all as described in the section of this proxy statement/prospectus entitled “The Merger Agreement — Transaction Fees and Expenses; Termination Fee.”

AATI is required to pay Skyworks’ and Merger Sub’s expenses incurred in connection with the merger, in an amount not to exceed $500,000, if the merger agreement is terminated under certain other circumstances.

See the section of this proxy statement/prospectus entitled “The Merger Agreement — Transaction Fees and Expenses; Termination Fee.”

In no event will AATI be required to pay both the termination fee and Skyworks’ and Merger Sub’s expenses.

Regulatory Approvals (Page 74)

AATI and Skyworks cannot complete the merger unless they receive approvals or waivers of approval from applicable regulatory authorities. Skyworks determined that the transactions contemplated by the merger agreement are not subject to a waiting period or filings under the HSR Act, but the transactions did require a filing, which Skyworks made in July, and were subject to review by the Fair Trade Commission of the Republic of Korea, which on July 21, 2011 issued its approval of the merger. AATI and Skyworks have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the merger.

For a discussion of the parties’ obligations to use certain efforts to obtain regulatory approvals for the merger, see the section of this proxy statement/prospectus entitled “The Merger Agreement — Efforts to Consummate the Merger; Regulatory Matters.”

Listing of Skyworks Common Stock and Delisting of AATI Common Stock (page 80)

It is a condition to the merger that Skyworks file a notification of listing with Nasdaq for the shares of common stock to be issued by Skyworks pursuant to the merger agreement. The shares of common stock to be issued by Skyworks pursuant to the merger agreement will trade under the symbol “SWKS” on the same terms as the Skyworks common stock currently trading under that symbol. Shares of AATI common stock are currently traded on The Nasdaq Global Select Market under the symbol “AATI.” If the merger is completed, AATI common stock will no longer be listed on The Nasdaq Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and AATI will no longer file periodic reports with the SEC.

AATI Stockholders’ Rights of Appraisal (page 76)

Under Section 262 of the Delaware General Corporation Law, as amended (the “DGCL”), holders of AATI common stock may have the right to obtain an appraisal of the value of their shares of AATI common stock in connection with the merger. To perfect appraisal rights, an AATI stockholder must not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required under Delaware law, including submitting a written demand for appraisal to AATI prior to the special meeting. Failure to strictly comply with Section 262 of the DGCL by an AATI stockholder may result in termination or waiver of that stockholder’s appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if any AATI stockholder is considering exercising his, her or its appraisal rights, Skyworks and AATI encourage such AATI stockholder to seek the advice of his, her or its own legal counsel and financial advisor. A summary of the requirements under Delaware law to exercise appraisal rights is included in this proxy statement/prospectus under the heading “The Merger — AATI Stockholders’ Rights of Appraisal” on page 76 and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex E to this proxy statement/prospectus.

Current Market Price of AATI and Skyworks Common Stock (Page 24)

AATI common stock trades on The Nasdaq Global Select Market under the ticker symbol “AATI.” The last sale price of AATI common stock at the 4 p.m. Eastern Time end of regular trading hours on Nasdaq on May 25, 2011, the last full trading day prior to the date of the public announcement of the merger agreement, was $3.84. On [ • ], 2011, the last full trading day prior to the date of this proxy statement/prospectus, the last sale price of AATI common stock at the 4 p.m. Eastern Time end of regular trading hours on Nasdaq was

$[ • ]. You are encouraged to obtain current market quotations for AATI common stock in connection with voting your shares.

Skyworks common stock trades on Nasdaq under the ticker symbol “SWKS.” The last sale price of Skyworks common stock at the 4 p.m. Eastern Time end of regular trading hours on Nasdaq on May 25, 2011, the last full trading day prior to the date of the public announcement of the merger agreement, was $26.84. On [ • ], 2011, the last full trading day prior to the date of this proxy statement/prospectus, the last sale price of Skyworks common stock at the 4 p.m. Eastern Time end of regular Nasdaq trading hours was $[ • ]. You are encouraged to obtain current market quotations for Skyworks common stock in connection with voting your shares.

Risk Factors (Page 13)

In evaluating the merger and the merger agreement and deciding how to vote at the special meeting, you should read carefully this proxy statement/prospectus, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 13, in addition to the risks described in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended July 1, 2011, filed with the SEC on August 9, 2011, in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended April 1, 2011, filed with the SEC on May 11, 2011, in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended December 31, 2010, filed with the SEC on February 8, 2011, in Item 1A of Skyworks’ Form 10-K for the fiscal year ended October 1, 2010, filed with the SEC on November 29, 2010 and amended by Amendment No. 1 thereto filed with the SEC on January 31, 2011, in Item 1A of AATI’s Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 9, 2011, in Item 1A of AATI’s Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 3, 2011, and in Item 1A of AATI’s Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011, as amended by Amendment No. 1 thereto filed with the SEC on May 2, 2011, and the risks described in the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements.”

Delisting and Deregistration of AATI Common Stock (Page 80)

If the merger is completed, shares of AATI common stock will no longer be listed or traded on Nasdaq and will be deregistered under the Exchange Act.

Litigation Related to the Merger (Page 75)

Beginning on June 6, 2011, two putative class action lawsuits were filed purportedly on behalf of AATI’s stockholders in Santa Clara Superior Court, California, captioned Bushansky v. Advanced Analogic Technologies Inc., et al., No. 111CV202403 (the “Bushansky Complaint”), and Venette v. Advanced Analogic Technologies Inc., et al., No. 111CV202501 (the “Venette Complaint”) (together, the “Complaints”). The plaintiffs in these actions generally allege that (1) the members of AATI’s board of directors breached their fiduciary duties to AATI and its stockholders by failing to take steps to maximize stockholder value and by authorizing the sale of AATI to Skyworks in what plaintiffs allege to have been an inadequate process resulting in inadequate consideration to AATI stockholders, and (2) AATI, the members of AATI’s board of directors, Skyworks and Merger Sub aided and abetted the other defendants’ alleged breach of fiduciary duties. These lawsuits generally seek, among other things, to enjoin the merger, to recover the costs of the actions, including attorneys’ fees, and to obtain other related relief. The Bushansky Complaint also seeks to recover compensatory damages.

On July 26, 2011, the Court issued an order consolidating the Bushansky action and Venette action into a single, consolidated action captioned In re Advanced Analogic Technologies Inc. Shareholder Litigation, Lead Case No. 111CV202403.

AATI, AATI’s board of directors and Skyworks believe that the claims in the consolidated action are without merit and intend to defend against such claims vigorously.

Dividend Policy (Page 75)

Skyworks and AATI stockholders have historically not received dividends. The payment of dividends by Skyworks after the merger will be subject to the determination of the Skyworks board of directors. Decisions by the Skyworks board of directors regarding whether or not to pay dividends on Skyworks common stock and the amount of any dividends will be based on compliance with the DGCL and agreements and other factors that the Skyworks board of directors considers important. Skyworks has not paid a dividend on its common stock since its incorporation. While Skyworks anticipates that if the merger were consummated it would continue not to pay dividends, Skyworks can make no assurances that this will be the case in the future.

Comparison of Rights of AATI and Skyworks Stockholders (Page 100)

As a result of the merger, the holders of AATI common stock will become holders of Skyworks common stock and their rights will be governed by the DGCL and by Skyworks’ certificate of incorporation and bylaws. Following the merger, AATI stockholders may have different rights as stockholders of Skyworks than as stockholders of AATI. For a summary of the material differences between the rights of AATI stockholders and Skyworks stockholders, see “Comparison of Rights of AATI and Skyworks Stockholders” beginning on page 100.

Subsequent Developments — Disputed Matters Between the Parties (Page 80)

Request by Skyworks for Access to AATI Officer Seeking Partial Release from Stockholder Agreement

After the execution and delivery of the Merger Agreement and the Stockholder Agreement, one of the signers of the Stockholder Agreement, Mr. Kevin D’Angelo, vice president of AATI, approached Skyworks through separate personal legal counsel and requested Skyworks’ consent to sell a material portion of his shares of AATI common stock. Mr. D’Angelo, through counsel, claimed that AATI representatives misinformed him as to the purchase price and pressured him into signing the Stockholder Agreement. Skyworks requested that AATI lawyers make a full inquiry into Mr. D’Angelo’s allegations.

On July 28, 2011, AATI furnished Skyworks with a copy of an e-mail from Mr. D’Angelo to AATI stating that Mr. D’Angelo was no longer seeking to “rescind” his Stockholder Agreement. The e-mail did not withdraw or speak to Mr. D’Angelo’s request for consent to sell AATI shares or to Mr. D’Angelo’s allegations that he was misled and pressured into signing the Stockholder Agreement. Accordingly, Skyworks continued to believe that unresolved issues remain and reiterated its request for a full inquiry into the matter.

AATI’s lawyers thereafter advised Skyworks’ lawyers that they had inquired into the allegations and reported their factual findings, concluding that there had been no inappropriate pressure on Mr. D’Angelo and no intentional misrepresentation as to deal price.

Skyworks then requested a direct interview with Mr. D’Angelo to confirm certain points and to answer a number of questions that AATI’s lawyers were unable to answer. AATI’s lawyers initially reported that Mr. D’Angelo was willing to give an interview to Skyworks, but thereafter Mr. D’Angelo’s separate personal legal counsel informed Skyworks that Mr. D’Angelo was not willing to give an interview and that Skyworks should not try to contact Mr. D’Angelo or his legal counsel further.

On August 23, 2011, Skyworks delivered a formal written demand to AATI pursuant to Sections 6.4 and 9.2 of the Merger Agreement to provide Skyworks with access to Mr. D’Angelo and to make Mr. D’Angelo available to Skyworks for an interview. AATI has informed Skyworks that it cannot force Mr. D’Angelo to subject himself to an interview and that Mr. D’Angelo has expressed his desires to Skyworks through his counsel. AATI further believes that there is no basis or requirement in the Merger Agreement for Mr. D’Angelo to make himself available on this issue. It is Skyworks’ position that AATI has an obligation under Section 6.4 of the Merger Agreement to provide Skyworks with access to AATI personnel and information concerning AATI, and that this access includes access to Mr. D’Angelo to interview him regarding the matters described above. Skyworks has not consented to Mr. D’Angelo’s request to sell any of his AATI shares.

In an effort to resolve this issue, AATI has informed Skyworks that it is attempting to arrange an interview between Skyworks and Mr. D’Angelo. As of September 8, 2011, Mr. D’Angelo had agreed to be interviewed, but the date and other significant terms, conditions and details of the interview remained unresolved.

Formal Request by Skyworks for AATI Business and Financial Information

Since the execution of the Merger Agreement, Skyworks has from time to time requested, and AATI has provided, business and financial information of AATI. On August 10, 2011, Skyworks requested additional information relating to AATI’s business and financial performance in recent periods, as well as information relating to disparities between that performance and the outlook stated by AATI in its August 9, 2011 earnings release and earnings call, on the one hand, and forecasts and estimates previously provided by AATI to Skyworks, on the other hand. Skyworks also requested a meeting with AATI management after delivery of the requested business and financial information. On August 16, 2011, Mr. Samuel Anderson, Chairman of AATI, responded to Skyworks offering to provide certain of the information requested by Skyworks on AATI’s revenue forecast and other information (not requested by Skyworks) that AATI wanted Skyworks to consider. Skyworks subsequently reiterated its full original request for information. On August 24, 2011, Skyworks delivered formal written demand to AATI for the requested information. In response to Skyworks’ August 24 demand, AATI committed to delivering certain of the requested information no later than September 2, 2011, indicated that it did not believe that certain of the requested information was appropriate to provide, and offered to meet Skyworks management on September 7 or 8. Skyworks then repeated its request for the information that AATI either refused to provide or did not commit to provide. As of August 31, 2011, AATI has accepted Skyworks’ suggested date of September 13, 2011 for the requested meeting. The parties’ dispute over the scope of information requested by Skyworks and to be provided by AATI has not been resolved.

Notice of Breach

On September 7, 2011, Skyworks delivered a formal notice of breach to AATI pursuant to sections 6.4, 8.1(f) and 9.2 of the merger agreement asserting that AATI is in breach of its covenants and agreements in section 6.4 of the Merger Agreement and has failed to comply with and perform its obligations under section 6.4 in material respects. The notice refers to Skyworks’ formal written demands of August 23 and 24, and asserts, among other things, that AATI has not provided information and documents covered by the August 24 demand and has not provided access to Mr. Kevin D’Angelo in accordance with the August 23 demand. Skyworks’ notice calls upon AATI to cure the indicated breaches within 10 days of the date of the notice (that is, by September 17, 2011). Section 8.1(f) of the merger agreement entitles Skyworks to terminate the merger agreement if there has been a breach or nonperformance of any representation, warranty, covenant or agreement on the part of AATI set forth in the merger agreement, and the breach or nonperformance would cause any of the conditions set forth in section 7.2(a) or 7.2(b) of the merger agreement not to be satisfied, and the breach or nonperformance is not cured within 10 days after receipt by AATI of written notice of such breach or nonperformance from Skyworks. Section 7.2(b) of the merger agreement in turn provides, among other things, that the obligations of Skyworks and Merger Sub to complete the merger are subject to the condition that AATI shall have complied with and performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date.

On September 7, 2011, AATI responded to Skyworks’ notice, stating that: (i) AATI had provided all of the information and documents reasonably requested by Skyworks pursuant to its written demands of August 23 and August 24 (with the exception of a limited amount of material that would be provided by September 9, 2011), (ii) Skyworks had not specifically identified any information that was purportedly missing, (iii) assuming that there was a breach, such alleged breach would not be material, and (iv) Mr. D’Angelo had volunteered to be interviewed by Skyworks on September 14, 2011. Accordingly, AATI believes it was never in breach of its obligations under the merger agreement, but to the extent there was a breach, it was not material, and was cured by AATI’s subsequent actions as set forth above.

RISK FACTORS

In addition to the risks described in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended July 1, 2011, filed with the SEC on August 9, 2011, Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended April 1, 2011, filed with the SEC on May 11, 2011, in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended December 31, 2010, filed with the SEC on February 8, 2011, in Item 1A of Skyworks’ Form 10-K for the fiscal year ended October 1, 2010, filed with the SEC on November 29, 2010 and amended by Amendment No. 1 thereto filed with the SEC on January 31, 2011, in Item 1A of AATI’s Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 9, 2011, in Item 1A of AATI’s Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 3, 2011, and in Item 1A of AATI’s Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011, as amended by Amendment No. 1 thereto filed with the SEC on May 2, 2011, and the risks described in the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote:

The stock prices of Skyworks and AATI may be adversely affected if the merger is not completed.

Completion of the merger is subject to certain closing conditions, including, among others, obtaining requisite regulatory approvals and the approval of AATI’s stockholders. Skyworks and AATI may be unable to obtain such approvals on a timely basis or at all. Other closing conditions may not be satisfied. If the merger is not completed, the prices of Skyworks common stock and AATI common stock may decline to the extent that the current market prices of Skyworks common stock and AATI common stock reflect a market assumption that the merger will be completed and to the extent that the businesses of Skyworks and AATI are adversely affected if the merger is not completed. The share price of AATI’s common stock might also drop if non-completion of the merger resulted from an adverse effect on AATI’s business.

AATI will be subject to business uncertainties while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and other business partners may have an adverse effect on AATI and consequently on Skyworks following the merger. These uncertainties could cause customers, suppliers, business partners and others that deal with AATI to defer entering into contracts with AATI or making other decisions concerning AATI or seek to change existing business relationships with AATI. In addition, except as expressly permitted by the merger agreement or as required by applicable law, subject to certain exceptions, until the effective time of the merger, the merger agreement restricts AATI’s ability to take certain action and engage in certain transactions, as described under “The Merger Agreement — Covenants Regarding Conduct of Business by AATI Prior to the Merger.”

Any delay in completing the merger may substantially reduce the benefits that Skyworks and AATI expect to obtain from the merger.

In addition to the expiration or termination of the applicable waiting period under the HSR Act, the merger is subject to a number of other conditions beyond the control of Skyworks and AATI that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Merger.” There can be no assurance that all conditions will be satisfied, and Skyworks and AATI cannot predict whether or when the conditions required to complete the merger will be satisfied. The requirements for obtaining required approvals could delay the effective time of the merger for a significant period of time or prevent it from occurring at all. Moreover, each of Skyworks and AATI may terminate the merger agreement if the merger is not consummated by December 31, 2011. See “The Merger Agreement — Termination of the Merger Agreement.” Any delay in completing the merger may materially adversely affect the synergies and other benefits that Skyworks and AATI expect to achieve if they complete merger and the integration of the companies’ respective businesses within the expected time frame.

The businesses of Skyworks and AATI may be adversely affected if the merger is not completed.

If the merger is not completed, the respective ongoing businesses of Skyworks and AATI may be adversely affected and Skyworks and AATI will be subject to several risks and consequences, including the following:

•	the merger agreement requires AATI, under certain circumstances, to pay Skyworks a termination fee of $8.5 million, and, under certain other circumstances, to pay up to $500,000 of Skyworks’ and Merger Sub’s expenses incurred in connection with the merger;

•	Skyworks and AATI will have to pay certain costs incurred by each of them relating to the merger, whether or not the merger is completed;

•	under the merger agreement, AATI is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Skyworks and AATI management, which could otherwise have been devoted to other opportunities that may have been beneficial to Skyworks and AATI as independent companies, as the case may be.

In addition, there may be uncertainty surrounding the future direction of the businesses and strategy of Skyworks or AATI on a standalone basis, and Skyworks or AATI may experience negative reactions from the financial markets and from their respective employees, customers, suppliers and other business partners. Skyworks and AATI could be subject to litigation related to any failure to complete the merger, or to enforcement proceedings commenced against Skyworks or AATI to perform their respective obligations under the merger agreement. If the merger is not completed, Skyworks and AATI cannot assure their respective stockholders that the risks described above will not materialize and will not materially adversely affect the business, financial condition, results of operations and stock prices of Skyworks or AATI. Moreover, as AATI and Skyworks dedicate resources and attention to the merger and subsequent integration, each company’s competitors may exploit the opportunity to improve the position of their businesses and gain market share.

AATI has limited rights to terminate the merger agreement and may not terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal to acquire AATI except in connection with a change in the AATI board’s recommendation in favor of the merger made before AATI stockholders have adopted the merger agreement and approved the merger. If AATI exercises its rights to terminate the merger agreement, AATI may in certain circumstances be required to pay a termination fee to Skyworks.

In the merger agreement, AATI has agreed not to directly or indirectly solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a proposal to acquire 10% or more of AATI or its assets, whether by merger, consolidation, dissolution, sale of assets, tender offer, recapitalization, share exchange, other business combination, or issuance of equity securities, or in any other manner. In addition, AATI has agreed not to enter into, continue or otherwise participate in any discussions or negotiations regarding such an acquisition proposal, or to furnish to any person any information with respect to such an acquisition proposal, or to assist or participate in any effort or attempt by any person with respect to such an acquisition proposal, or otherwise to cooperate in any way with, such an acquisition proposal. AATI has also agreed to cause its subsidiaries and its and their directors, officers and employees not to take any of the actions described above, and to use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors and representatives not to take any of these actions. AATI has also agreed not to enter into any acquisition agreement, merger agreement or similar agreement (including any letter of intent, memorandum of understanding, or agreement in principle) constituting or relating to an acquisition proposal.

If AATI receives an unsolicited superior proposal to acquire AATI, and if certain other conditions and requirements are met, the AATI board of directors may terminate the merger agreement to concurrently enter into a definitive agreement to effect an unsolicited superior proposal. But in such a case, AATI is required to pay a termination fee of $8.5 million to Skyworks. See “The Merger Agreement — No Solicitation,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Transaction Fees and Expenses; Termination Fee.”

In addition, if AATI stockholders have not yet adopted the merger agreement, AATI may take certain otherwise prohibited actions in response to an unsolicited proposal from a third party that constitutes (or that the AATI board of directors determines in good faith, after consultation with outside legal counsel and its independent financial advisors, is reasonable likely to lead to) a superior proposal, to the extent that the fiduciary obligations of the AATI board of directors require (as determined in good faith by AATI’s board of directors after consulting with outside counsel). But the proposal cannot be the result of a breach by AATI of the “no-shop” restrictions described above.

To qualify as a superior proposal, the proposal must be an unsolicited, bona fide written proposal from a third party to acquire more than 50% of the equity securities or assets of AATI and its subsidiaries, and AATI’s board of directors must determine in its good faith judgment, after consultation with a nationally recognized independent financial advisor, that the terms of the proposal are more favorable to AATI common stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of the proposal and the merger agreement (including any proposal by Skyworks to amend the terms of the merger agreement). AATI’s board of directors must also determine that the terms of the other proposal are reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. No proposal will qualify as a superior proposal if any financing required to consummate the proposal is not committed.

Subject to the exception described below, the merger agreement prohibits AATI’s board of directors from withholding, withdrawing, amending, changing, qualifying or modifying its recommendation in favor of the merger in a manner adverse to Skyworks, or publicly proposing to withhold, withdraw, amend, change, qualify or modify its recommendation in favor of the merger in a manner adverse to Skyworks. With a limited exception, the merger agreement also prohibits AATI’s board of directors from approving, adopting or recommending to AATI stockholders any other acquisition proposal, or publicly (or in a manner designed to become public) proposing to approve, adopt or recommend any other acquisition proposal to AATI stockholders, or making any public statement in connection with a tender offer or exchange offer for AATI shares (other than a “stop, look and listen” communication by the AATI board pursuant to federal securities law), unless the statement includes a reaffirmation of the AATI board’s recommendation in favor of the merger.

Notwithstanding these limitations, the merger agreement allows AATI’s board of directors to change its recommendation in favor of the merger and support an alternative acquisition proposal if the following conditions apply:

•	AATI’s board of directors must have received an alternative acquisition proposal and it must have determined in good faith (after consultation with its financial advisors and outside legal counsel) that the other proposal constitutes a superior proposal;

•	the failure to take such action would reasonably be expected to be a breach of its fiduciary duties;

•	AATI stockholders must not have adopted the merger agreement and approved the merger;

•	AATI must not have violated, in any material respect, any of the terms of the “no-shop” restrictions described above in connection with such acquisition proposal;

•	AATI must have given Skyworks at least three business days’ prior written notice of its intention to take such action (and the notice must have included the terms and conditions of the other proposal);

•	no later than the time of such notice, AATI must have provided Skyworks with a copy of the relevant proposed transaction agreement and other material documents with the other party;

•	if requested by Skyworks, AATI must have negotiated in good faith with Skyworks during the three business day notice period to enable Skyworks to propose changes to the terms of the merger agreement that would cause the other proposal to no longer constitute a superior proposal;

•	AATI’s board of directors must have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed by Skyworks in a written offer capable of acceptance and must have determined that the other proposal would continue to constitute a superior proposal even if the changes proposed by Skyworks were made to the merger agreement; and

•	in the event of any material change to the financial or other material terms of the other proposal, AATI must have delivered to Skyworks an additional notice and copies of the relevant proposed transaction agreement and other material documents, with a new three business day notice period.

If these conditions are satisfied, the merger agreement also allows AATI to terminate the merger agreement and enter into an agreement with another party after paying a termination fee of $8.5 million to Skyworks.

These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of AATI from considering or proposing an acquisition even if it were prepared to pay consideration with a higher value than the consideration offered in connection with the merger, or might result in a potential competing acquirer proposing to pay a less valuable per share consideration to acquire AATI than it might otherwise have proposed to pay.

Some of AATI’s officers and directors have interests in the merger that are different from, and in addition to, your interests and will directly benefit from the merger.

Some of the directors of AATI who recommend that you vote in favor of the proposals to be considered at the special meeting of AATI stockholders, and the officers of AATI who provided information to AATI’s board of directors relating to the merger and the other transactions contemplated by the merger agreement, have rights to acceleration of the vesting of their equity-based awards, to ongoing indemnification and insurance, and, in the case of the officers of AATI, to severance and other benefits in the case of termination of employment or non-renewal of employment agreements upon the consummation of the merger, that provide them with interests in the transaction that may differ from, or be in addition to, those of AATI’s stockholders. The receipt of compensation or other benefits in connection with the transaction might result in these directors and officers being more likely to support and vote to adopt the merger agreement and approve the merger than if they did not have these interests. AATI stockholders should consider whether their interests and benefits might have influenced these directors and officers to support or recommend adoption of the merger agreement and approval of the merger. See the section entitled “The Merger — Interests of AATI’s Directors and Executive Officers in the Merger” for a further description of these interests.

Uncertainties associated with the merger may cause a loss of employees and may otherwise affect the future business and operations of Skyworks.

Skyworks’ success after the merger will depend in part upon its ability to retain key employees of Skyworks and AATI. Prior to the merger, employees of Skyworks or AATI may experience uncertainty about their roles with Skyworks following the merger. Employees of AATI who are retained by Skyworks following the merger may also experience similar uncertainty after the completion of the merger. This may adversely affect the ability of each of Skyworks and AATI to retain key management, sales, technical and other personnel. Key employees of AATI and Skyworks may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Skyworks following the merger. As a result, Skyworks may not be able to attract or retain key employees of Skyworks and AATI following the merger to the same extent that Skyworks and AATI have been able to attract or retain their own employees in the past, which could have a negative impact on the business of Skyworks following the merger. If key employees depart, the integration of the companies may be more difficult, and Skyworks’ business following the merger could be materially harmed.

Combining the businesses of Skyworks and AATI may be more difficult, costly or time-consuming than expected, which may adversely affect Skyworks’ results of operations and adversely affect the value of Skyworks common stock following the merger.

Skyworks and AATI have entered into the merger agreement because they believe that the merger will be beneficial to the respective companies and their respective stockholders. The success of the merger will depend, in part, on Skyworks’ ability to realize the anticipated benefits from combining the businesses of Skyworks and AATI. To realize these anticipated benefits, Skyworks must successfully combine the businesses of Skyworks and AATI in an efficient and effective manner. If Skyworks is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of Skyworks common stock may be adversely affected.

Skyworks and AATI have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Skyworks’ or AATI’s ability to maintain relationships with customers, employees, suppliers and other business partners following the merger or to achieve the anticipated benefits of the merger. Specifically, issues that must be addressed in integrating the operations of AATI into Skyworks’ operations to realize the anticipated benefits of the merger include, among other things:

•	integrating and optimizing the utilization of the properties, equipment, suppliers, distribution channels, manufacturing, marketing, promotion and sales activities and information technologies of Skyworks and AATI;

•	consolidating corporate and administrative infrastructures of Skyworks and AATI;

•	coordinating geographically dispersed organizations of Skyworks and AATI;

•	retaining existing customers and attracting new customers of Skyworks and AATI; and

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies.

Integration efforts between the two companies will also divert management attention and resources. An inability to realize the full extent of the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect upon Skyworks’ results of operations, which may affect adversely the value of Skyworks common stock after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved at all, may be lower than what Skyworks expects and may take longer to achieve than anticipated. If Skyworks is not able to address these challenges adequately, Skyworks may be unable to successfully integrate AATI’s operations into its own operations or to realize the anticipated benefits of the integration of the two companies.

Because the market value of the Skyworks common stock that AATI stockholders could receive in the merger may fluctuate, AATI stockholders cannot be sure of the exact amount of cash they will receive or the exact market value of the Skyworks common stock they will receive, if any, upon completion of the merger.

Upon completion of the merger, each outstanding share of AATI common stock (except for shares of AATI common stock held directly or indirectly by Skyworks, Merger Sub or any wholly owned subsidiary of Skyworks or AATI, and except for shares of AATI common stock held by stockholders exercising dissenter’s rights) will automatically become the right to receive an aggregate of $6.13 per share. If Skyworks does not have the right to pay, or does not elect to pay, the entire $6.13 per share in cash (as described in further detail below), the $6.13 per share will be payable in the form of 0.08725 of a share of Skyworks common stock (the “stock consideration”) and an adjustable cash amount in the initial calculated amount of $3.68 (the “cash consideration” and, together with the stock consideration, the “merger consideration”), without interest and less applicable withholding taxes. The amount of stock was based on the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the 30-trading days prior to May 26, 2011. At that average price, the stock consideration had a nominal value of $2.45 and the nominal aggregate combined value of the cash consideration and the stock consideration was $6.13. The final cash consideration will depend on the closing value of the stock consideration, calculated on the basis of Skyworks’ average reported last sale price in regular Nasdaq trading during a five-trading-day measurement period preceding the closing of the merger. If the closing value of the stock consideration is less than $2.45, the cash consideration will increase by the amount of the shortfall. If the closing value of the stock consideration is more than $2.45, the cash consideration will decrease by the amount of the excess. And if the closing value of the stock consideration is exactly $2.45, the cash consideration will remain unchanged at $3.68. In each case, the merger consideration will maintain a constant nominal aggregate combined value of $6.13 per share of AATI common stock.

In addition, you should note that if Skyworks’ average last reported sale price during the pre-closing measurement period is less than $21.00, Skyworks has the right to pay the entire $6.13 in cash, and in that event, AATI stockholders would not receive any shares of Skyworks common stock in the merger for their outstanding shares of AATI common stock, and would instead receive $6.13 entirely in cash.

For example:

•	if Skyworks’ average reported last sale price in the pre-closing measurement period is $19.71 (the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the five-trading-day measurement period ending on August 26, 2011), Skyworks will have the right to elect to pay the entire $6.13 in cash. If Skyworks elects not to pay the entire $6.13 in cash and instead to pay the merger consideration using a mix of cash and stock, then the closing value of the stock consideration would be $1.72 and the cash amount would increase by $0.73 (the amount of the shortfall between $1.72 and $2.45), from $3.68 to $4.41; and

•	if Skyworks’ average reported last sale price in the pre-closing measurement period is $30, then the closing value of the stock consideration would be $2.62 and the cash amount would decrease by $0.17 (the amount of the excess of $2.62 over $2.45), from $3.68 to $3.51.

As a result of these adjustments and provisions, AATI stockholders will not capture or suffer the full economic consequences (whether positive or negative) that may result from changes in the trading price of Skyworks common stock between May 26, 2011, the date of the merger agreement, and their receipt of Skyworks common stock in the merger.

In addition, the exact market value of the shares of Skyworks common stock that AATI stockholders receive in the merger will depend on the market value of shares of Skyworks common stock at the time they actually receive those shares and could vary significantly from the market value of shares of Skyworks common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus, or the date of the special meeting, and could also vary significantly from any of the average prices used in the calculations of the stock consideration and the cash consideration.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Skyworks’ and AATI’s businesses, operations, financial results and prospects, regulatory considerations and related developments. Many of these factors are beyond either party’s control. As a result, the value represented by the stock consideration portion of the merger consideration may also vary. For example, based on the range of closing prices of Skyworks common stock during the period from May 25, 2011, the last complete trading day before the day Skyworks and AATI announced the execution of the merger agreement, through [ • ], 2011, the latest practicable date before the date of this proxy statement/prospectus, the stock consideration portion of the merger consideration represented a value ranging from a high of approximately $[ • ] to a low of approximately $[ • ] for each share of AATI common stock. Because the merger will not be consummated prior to the special meeting, at the time of the special meeting you will not know the market value of Skyworks common stock that you will receive upon completion of the merger, and the market value of Skyworks common stock will continue to fluctuate following the merger. Skyworks and AATI recommend that you obtain current market quotations for Skyworks common stock and AATI common stock before voting at the special meeting. See the section entitled “Comparative Per Share Market Price and Dividend Information.”

Because the exact amount of cash you will receive for each of your shares of AATI common stock in the merger depends on the market price of Skyworks common stock during a measurement period that ends after the special meeting of AATI stockholders and after the deadline for AATI stockholders to vote on the proposal to approve the merger, you will not know exactly how much cash you will receive when you vote on the proposal to approve the merger.

The exact amount of cash that you will receive for each of your shares of AATI common stock may be more or less than $3.68, and will depend on the average last reported sale price of Skyworks common stock during the five-trading-day measurement period ending on the day before the closing of the merger. At least part (if not all) of the five-trading-day measurement period will be after the special meeting of AATI stockholders and after you vote on the merger. As a result, you will need to decide how to vote on the proposal to approve the merger without knowing the exact amount of cash you will receive. See “The Merger Agreement — The Merger Consideration.”

Because Skyworks has the right to pay the entire $6.13 merger consideration in cash under certain circumstances, and because these circumstances will only become known after the special meeting of AATI stockholders and after the deadline for AATI stockholders to vote on the proposal to approve the merger, you will need to vote on the proposal to approve merger without knowing whether Skyworks will have the right to pay the entire $6.13 merger consideration in cash, whether Skyworks would choose to exercise that right, and whether you will receive a mix of cash and Skyworks stock, or all cash and no stock, in the merger.

If the average last reported sale price of Skyworks common stock during the five trading-day measurement period ending on the day before the closing of the merger is less than $21.00, the merger agreement gives Skyworks the right to pay the entire $6.13 merger consideration in cash. The average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the five-trading-day measurement period ending on August 26, 2011 is $19.71, which is less than the $21.00 threshold. If Skyworks’ average reported last sale price in the pre-closing measurement period is $19.71, Skyworks will have the right to pay the entire $6.13 in cash. If Skyworks exercises this right, AATI stockholders will not receive any shares of Skyworks common stock in the merger, and will instead receive $6.13 in cash for each of their shares of AATI common stock. Because the special meeting of AATI stockholders will occur before the end of the measurement period, you will need to decide how to vote on the proposal to approve the merger without knowing whether Skyworks will have or exercise the right to pay the entire $6.13 merger consideration in cash, and whether you will receive a mix of cash and Skyworks stock, or all cash and no stock, in the merger. See “The Merger Agreement — The Merger Consideration.”

The market price of Skyworks common stock after the merger may be affected by factors different from those affecting the shares of Skyworks and AATI common stock prior to the merger.

The businesses of Skyworks and AATI differ in many respects, including product offerings and relationships with customers and suppliers, and, accordingly, the results of operations of Skyworks following the merger and the market price of shares of Skyworks common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of AATI. For a discussion of the businesses of Skyworks and AATI and of certain factors to consider in connection with their respective businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.” See the section entitled “Comparative Per Share Market Price and Dividend Information” for additional information on the historical market value of shares of Skyworks common stock and AATI common stock.

Skyworks and AATI will incur significant costs in connection with the merger.

Skyworks expects to incur approximately $[ • ] million of out-of-pocket costs associated with the merger, consisting primarily of financial, legal and accounting fees and expenses. Similarly, AATI expects to incur approximately $[ • ] million of out-of-pocket costs associated with the merger, consisting primarily of financial, legal and accounting fees and expenses. Skyworks also expects to incur non-recurring costs associated with combining the operations of the two companies. Most of these costs will be comprised of facilities and systems consolidation costs and employment-related costs. Skyworks will also incur fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Skyworks expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Skyworks to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive and may cause dilution to Skyworks’ earnings per share, which may negatively affect the market price of Skyworks common stock.

Skyworks currently expects the acquisition of AATI to be immediately accretive to its earnings per share on a non-GAAP earnings basis (which, as presented by Skyworks, excludes stock compensation expense, restructuring-related charges, acquisition-related expenses, amortization of discount on convertible debt, and certain deferred executive compensation, as well as certain items related to the retirement of convertible debt, and certain tax items, which may not occur in all periods for which financial information is presented). This expectation is based on preliminary estimates, which may change materially. Skyworks may also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Skyworks’ adjusted non-GAAP earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of Skyworks common stock.

Skyworks and AATI must obtain regulatory approvals to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources, reduce the anticipated benefits of the merger or adversely affect the stock prices of Skyworks and AATI.

Completion of the merger is subject to obtaining requisite regulatory approvals. Skyworks and AATI may be unable to obtain such approvals on a timely basis or at all, or such approvals may be obtained only with unacceptable conditions or costs. This may jeopardize or postpone the completion of the merger, result in additional expenditures of money and resources, reduce the benefits of the merger that Skyworks and AATI currently anticipate, or adversely affect the stock prices of Skyworks and AATI.

After the merger, AATI stockholders will exercise less influence over the management and policies of Skyworks than they do over AATI.

AATI stockholders currently have the right to vote in the election of the board of directors of AATI and on other matters affecting AATI. If the merger is completed and Skyworks pays the merger consideration using a mix of cash and stock, each AATI stockholder that receives shares of Skyworks common stock will become a stockholder of Skyworks with a percentage ownership of Skyworks that is much smaller than the stockholder’s current percentage ownership of AATI. For example, an AATI stockholder owning 10,000 shares of AATI common stock as of the date of this proxy statement/prospectus would have a percentage ownership of AATI immediately prior to the effective time of the merger of approximately .0199%, assuming that all outstanding vested options with an exercise price less than $6.13 are exercised, and that 50,332,069 shares of AATI common stock are outstanding immediately prior to the effective time of the merger. Such an AATI stockholder would receive 872 shares of Skyworks common stock in the merger, representing a percentage ownership of Skyworks of approximately 0.0005% immediately following the effective time of the merger, assuming that 183,443,947 shares of Skyworks common stock are outstanding immediately prior to the effective time of the merger and that 4,391,474 shares of Skyworks common stock are issued as stock consideration in the merger. It is expected that the former stockholders of AATI as a group will own approximately 3% or less of the outstanding shares of Skyworks, in the aggregate, immediately after the effective time of the merger, based upon the assumptions described above. No assurance can be given that the outstanding share numbers and percentages referenced above will be the actual outstanding share numbers and percentages as of the specified dates in the future. Such numbers are provided only for purposes of illustration. If the merger is completed and Skyworks’ average last reported sale price during the pre-closing measurement period is less than $21.00, Skyworks has the right to pay the entire $6.13 in cash. If Skyworks elects to pay the entire $6.13 in cash, AATI stockholders will not receive any shares of Skyworks common stock in the merger for their outstanding shares of AATI common stock and AATI stockholders will have no right to vote in the election of the board of directors of Skyworks or on other matters affecting Skyworks. As illustrated above, following the effective time of the merger, AATI stockholders will have less influence or no influence over the management and policies of Skyworks as compared to the influence they now have over the management and policies of AATI.

If AATI stockholders receive shares of Skyworks common stock as a result of the merger, the shares of Skyworks common stock that they receive will have different rights than their shares of AATI common stock.

Upon completion of the merger, if AATI stockholders become Skyworks stockholders, their rights as stockholders will be governed by Skyworks’ amended and restated certificate of incorporation, Skyworks’ amended and restated bylaws, and Delaware law. Certain of the rights associated with AATI common stock are different from the rights associated with Skyworks common stock. See the section entitled “Comparison of Rights of AATI and Skyworks Stockholders” for a discussion of the different rights associated with Skyworks common stock.

Lawsuits are pending against AATI, the members of AATI’s board of directors, and Skyworks challenging the merger, and an adverse judgment or ruling in any lawsuit challenging the merger may prevent the merger from being completed within the expected timeframe, or at all.

AATI, certain of its directors, Skyworks and Merger Sub are parties to several lawsuits filed by third parties seeking equitable relief, including an injunction against the merger, and costs and expenses of the litigation, including attorneys’ fees, in connection with the merger agreement. The defendants consider the complaints to be without merit and intend to vigorously defend against them. See “The Merger — Litigation Related to the Merger.”

One of the conditions to the closing of the merger is the absence of any law, temporary restraining order, injunction, judgment, order or decree issued by any governmental entity that prohibits or makes illegal the consummation of the merger. As such, if the plaintiffs are successful in obtaining an injunction prohibiting AATI or Skyworks from consummating the merger on the agreed-upon terms, then such injunction may prevent the merger from being completed within the expected timeframe, or at all.

The financial results of the combined company may materially differ from the pro forma financial information and financial forecasts presented in this proxy statement/prospectus.

The pro forma financial information and financial forecasts presented in this proxy statement/prospectus reflect the estimates, assumptions and judgments made by management of Skyworks and AATI. These estimates, assumptions and judgments have affected the reported amounts of assets and liabilities as of the dates presented as well as revenue and expenses reported for the periods presented. The resolution of differences between the two companies’ accounting policies and methods, including estimates, assumptions and judgments, may result in materially different financial information than is presented in the pro forma financial statements and financial forecasts.

Following the merger, Skyworks and AATI will continue to have substantial revenue concentration in the handset and consumer markets which are subject to volatile changes in business conditions and in industry standards.

Both Skyworks and AATI have and will continue to have significant business in the handset and consumer market place following the merger. These markets are known for business volatility, rapidly evolving standards, aggressive competition, and strong seasonality. While both companies are executing diversification strategies to reduce their dependence on these markets on a percentage basis, there is no certainty if or when such diversification efforts will be successful.

Skyworks has recently completed another corporate acquisition, and the concurrent integration of two acquired businesses may affect Skyworks’ ability to integrate one or both of the two acquired companies successfully or extend the time required to complete their integration.

On June 10, 2011, Skyworks completed the acquisition of SiGe Semiconductor, Inc., a supplier of radio frequency (RF) front-end solutions that facilitate wireless multimedia across a wide range of applications. The integration of SiGe may not be complete when the merger closes. This would mean that Skyworks’ management would be integrating two corporate acquisitions simultaneously, in different businesses and in different locations. This might strain the capacities of Skyworks’ management, and might affect the success of integration efforts and result in longer integration time for the integration of AATI, SiGe or both companies. It might also result in distraction of management attention from other parts of Skyworks’ business. The completion of two acquisitions in a short period of time, one for cash (SiGe) and the other for a mix of cash and stock (AATI) will also reduce Skyworks’ cash on hand and may, at least temporarily and in the near term, reduce Skyworks’ ability to pursue other corporate acquisitions and strategic opportunities.

Skyworks may pursue other strategic transactions in the future, which could be difficult to implement, disrupt its business or change its business profile significantly.

Skyworks will continue to consider potential strategic transactions, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve numerous risks, including:

•	potential disruption of Skyworks’ ongoing business and distraction of management;

•	difficulty integrating acquired businesses or segregating assets to be disposed of;

•	exposure to unknown, contingent or other liabilities, including litigation arising in connection with the acquisition or disposition against any businesses Skyworks may acquire; and

•	changing Skyworks’ business profile in ways that could have unintended consequences.

If Skyworks enters into significant strategic transactions in the future, related accounting charges may adversely affect its financial condition and results of operations, particularly in the case of any acquisitions. In addition, the financing of any significant acquisition may result in changes in its capital structure, including the incurrence of additional indebtedness and the dilution of its existing stockholders’ ownership.

COMPARATIVE PER SHARE DATA

The following table shows unaudited per share data regarding net income (loss) from operations, book value for Skyworks and AATI on a historical and pro forma combined basis. Neither Skyworks nor AATI have declared any dividends (cash or otherwise) during the periods presented. The pro forma book value information was computed as if the merger had been completed on July 1, 2011. The pro forma net income from operations information was computed as if the merger had been completed on October 3, 2009. The AATI pro forma equivalent information was calculated by multiplying the corresponding pro forma combined data by an exchange ratio of 0.08725 (as per the merger agreement) shares of Skyworks common stock issued in exchange for each outstanding share of AATI common stock. This information shows how each share of AATI common stock would have participated in the combined company’s income from operations and book value if the merger had been completed on the relevant dates. These amounts do not necessarily reflect expected future per share amounts of net income from operations and book value of the combined company.

The following unaudited comparative per share data are derived from the historical consolidated financial statements of each of Skyworks and AATI. Skyworks and AATI historical results have different year end dates and different interim period ending dates for each quarter. For further details regarding the basis of presentation see Note 1, Basis of Pro Forma Presentation of the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The information below should be read in conjunction with the audited and unaudited consolidated financial statements and accompanying notes of Skyworks, which are incorporated by reference into this proxy statement/prospectus, and of AATI, which are incorporated by reference into this proxy statement/prospectus. You are urged to also read “Skyworks and AATI Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 28. The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Skyworks and AATI would have been had the companies been combined during these periods or to project Skyworks and AATI’s results of operations that may be achieved after the merger.

	As of and For the	As of and For the
	Nine Months Ended	Twelve Months Ended
	July 1, 2011	October 1, 2010

Skyworks Historical Data
Net income per share — basic	$0.89	$0.78
Net income per share — diluted	$0.85	$0.75
Book value per share(1)	$8.23	$7.30
AATI Historical Data
Net loss per share — basic and diluted	$(0.33)	$(0.31)
Book value per share(1)	$2.72	$2.94
Skyworks Combined Pro Forma Data(4)
Net income per share — basic(2)	$0.76	$0.60
Net income per share — diluted(2)	$0.73	$0.57
Book value per share(1)	$8.61	$7.72
AATI Pro Forma Equivalent Data(3)
Net income per share — basic	$0.07	$0.05
Net income per share — diluted	$0.06	$0.05
Book value per share(1)	$0.75	$0.67

(1)	Calculated book value based on net assets attributable to Skyworks or AATI, as applicable, divided by the number of shares of common stock outstanding at the balance sheet date.

(2)	Calculated the average number of basic and diluted shares of Skyworks common stock outstanding for the period presented, plus 3.9 million shares and 4.3 million shares issued as a result of the merger for basic and diluted, respectively.

(3)	AATI pro forma equivalent amounts calculated by multiplying Skyworks combined pro forma per share amounts by the exchange ratio of 0.08725.

(4)	Skyworks has the right to pay the entire $6.13 per share in cash in the event that the average reported last sale price during the pre-closing measurement period is less than $21.00 per share. See Note 4 to the Skyworks and AATI Unaudited Pro Forma Condensed Combined Financial Statements for further details.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Shares of Skyworks common stock and shares of AATI common stock are listed on The Nasdaq Global Select Market. The following table sets forth the high and low closing prices of shares of Skyworks and AATI common stock as reported on Nasdaq for each company’s two most recent full fiscal years and any subsequent fiscal quarters. Neither Skyworks nor AATI declared any dividends during the periods indicated.

		Price Range of
		Common Stock
Skyworks		High	Low

	Fiscal 2011:
	First quarter	$29.18	$20.08
	Second quarter	36.98	29.19
	Third quarter	31.46	21.70
	Fourth quarter (through August 26, 2011)	27.00	18.78
	Fiscal 2010:
	First quarter	$14.30	$10.27
	Second quarter	16.41	12.69
	Third quarter	17.91	14.23
	Fourth quarter	21.09	16.33
	Fiscal 2009:
	First quarter	$7.51	$3.81
	Second quarter	8.84	4.07
	Third quarter	10.50	8.02
	Fourth quarter	14.28	9.50

		Price Range of
		Common Stock
AATI		High	Low

	Calendar 2011:
	First quarter	$4.68	$3.48
	Second quarter	6.06	3.61
	Third quarter (through August 26, 2011)	6.09	5.75
	Calendar 2010:
	First quarter	$4.00	$3.13
	Second quarter	4.08	3.19
	Third quarter	3.62	2.97
	Fourth quarter	4.01	3.41
	Calendar 2009:
	First quarter	$3.90	$2.68
	Second quarter	5.03	3.74
	Third quarter	5.02	3.97
	Fourth quarter	3.94	2.99

On May 25, 2011, the last trading day before the day the merger agreement was announced, the high and low sale prices of shares of AATI common stock as reported on Nasdaq were $3.87 and $3.66, respectively. On [ • ], 2011, the last full trading day before the date of this proxy statement/ prospectus, the high and low sale prices of shares of AATI common stock as reported on Nasdaq were $[ • ] and $[ • ], respectively.

On May 25, 2011, the last trading day before the merger agreement was announced, the high and low sale prices of shares of Skyworks common stock as reported on Nasdaq were $27.00 and $26.37, respectively.

On [ • ], 2011, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Skyworks common stock as reported on Nasdaq were $[ • ] and $[ • ], respectively.

As of [ • ], 2011, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately [ • ] registered holders of Skyworks common stock and approximately [ • ] registered holders of AATI common stock.

Skyworks stockholders and AATI stockholders are advised to obtain current market quotations for Skyworks common stock and AATI common stock. The market price of Skyworks common stock and AATI common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger and the market price of Skyworks common stock will also fluctuate after the completion of the merger. No assurance can be given concerning the market price of Skyworks common stock before or after the effective time of the merger or AATI common stock before the effective time of the merger.

Skyworks has not declared nor does Skyworks anticipate declaring or paying cash dividends on its capital stock for the foreseeable future. The payment of any dividends will be at the discretion of Skyworks’ board of directors and will depend on its results of operations, capital requirements, financial condition, prospects, contractual arrangements and other factors Skyworks’ board of directors may deem relevant.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SKYWORKS

The following table sets forth selected historical consolidated financial data of Skyworks. The selected historical consolidated statement of operations data of Skyworks for the years ended October 1, 2010, October 2, 2009 and October 3, 2008 and the consolidated balance sheet data as of October 1, 2010 and October 2, 2009 have been derived from Skyworks’ historical audited consolidated financial statements contained in Skyworks’ Annual Report on Form 10-K for the year ended October 1, 2010, which is incorporated by reference into this proxy statement/prospectus. The consolidated statement of operations data for the years ended September 28, 2007 and September 29, 2006 and the consolidated balance sheet data as of October 3, 2008, September 28, 2007 and September 29, 2006 have been derived from Skyworks’ historical unaudited consolidated financial statements (which have been restated in accordance with ASC 470-20, Debt with Conversion and other Options) that do not appear in this proxy statement/prospectus. The consolidated statements of operations data for the nine months ended July 1, 2011 and July 2, 2010 and the consolidated balance sheet data as of July 1, 2011 have been derived from Skyworks’ unaudited consolidated financial statements and related notes which are incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data as of July 2, 2010 has been derived from Skyworks’ unaudited consolidated financial statements and related notes that do not appear in this proxy statement/prospectus. This information is only a summary and should be read in conjunction with Skyworks’ historical consolidated financial statements and the related notes contained in the reports and the other information that Skyworks has previously filed with the SEC and which are incorporated into this proxy statement/prospectus by reference.

Consolidated Statement of Operations Data (in thousands, except per share data):

	Nine Months Ended		For The Years Ended
	July 1,	July 2,	October 1,	October 2,	October 3,	September 28,	September 29,
	2011	2010	2010	2009	2008	2007	2006

Net revenue	$1,016,606	$758,566	$1,071,849	$802,577	$860,017	$741,744	$773,750
Income (loss) before income taxes	$215,980	$130,319	$195,074	$69,756	$82,188	$38,773	$(89,824)
Net income (loss)	$162,376	$90,490	$137,294	$94,983	$111,006	$39,653	$(105,202)
Earnings (loss) per share:
Basic	$0.89	$0.52	$0.78	$0.57	$0.69	$0.25	$(0.66)
Diluted	$0.85	$0.50	$0.75	$0.56	$0.67	$0.25	$(0.66)
Weighted average shares:
Basic	182,642	174,220	175,020	167,047	161,878	159,993	159,408
Diluted	190,628	182,072	182,738	169,663	164,755	161,064	159,408

Consolidated Balance Sheet Data (in thousands):

	As of		As of
	July 1,	July 2,	October 1,	October 2,	October 3,	September 28,	September 29,
	2011	2010	2010	2009	2008	2007	2006

Cash and equivalents	$309,645	$383,824	$453,257	$364,221	$225,104	$241,577	$136,749
Accounts receivable, net	$186,129	$154,783	$175,232	$115,034	$146,710	$167,319	$158,798
Inventory	$188,795	$118,119	$125,059	$86,097	$103,791	$82,109	$81,529
Working capital	$467,784	$492,539	$585,541	$393,884	$345,916	$316,808	$245,223
Goodwill and intangibles	$768,996	$499,367	$498,096	$501,138	$503,417	$494,332	$508,975
Total assets	$1,805,599	$1,448,232	$1,564,052	$1,352,591	$1,235,371	$1,188,834	$1,090,002
Short term debt	$25,744	$50,000	$50,000	$81,865	$50,000	$99,021	$50,000
Long term debt, less current maturities	$—	$24,421	$24,743	$41,483	$119,500	$167,044	$165,398
Total equity	$1,532,174	$1,220,706	$1,316,596	$1,108,779	$961,604	$818,543	$742,536

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AATI

The following table sets forth selected historical consolidated financial data of AATI. The consolidated statements of operations data for the years ended December 31, 2010, 2009 and 2008, and the consolidated balance sheet data at December 31, 2010 and 2009 are derived from the audited financial statements contained in AATI’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this proxy statement/prospectus. The historical consolidated statements of operations data for the years ended December 31, 2007 and 2006, and the consolidated balance sheet data at December 31, 2008, 2007 and 2006 are derived from AATI’s audited consolidated financial statements that do not appear in this proxy statement/prospectus. The consolidated statements of operations data for the six months ended June 30, 2011 and June 30, 2010 and the consolidated balance sheet data at June 30, 2011 have been derived from AATI’s unaudited consolidated financial statements and related notes which are incorporated by reference into this proxy statement/prospectus. The consolidated balance sheet data at June 30, 2010 is derived from AATI’s unaudited consolidated financial statements that do not appear in this proxy statement/prospectus. This information is only a summary and should be read in conjunction with AATI’s historical consolidated financial statements and the related notes contained in the reports and the other information that AATI has previously filed with the SEC and which are incorporated into this proxy statement/prospectus by reference.

Consolidated Statement of Operations Data (in thousands, except per share data):

	Six Months Ended		For The Years Ended
	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2010	2009	2008	2007	2006

Net revenue	$44,536	$45,064	$94,061	$86,512	$90,339	$109,610	$81,161
(Loss) income before income taxes	$(10,400)	$(7,313)	$(14,503)	$(11,904)	$(11,567)	$2,758	$(2,372)
Net (loss) income	$(10,746)	$(8,115)	$(12,752)	$(12,673)	$(20,074)	$1,486	$(2,176)
(Loss) earnings per share:
Basic	$(0.25)	$(0.19)	$(0.30)	$(0.29)	$(0.44)	$0.03	$(0.05)
Diluted	$(0.25)	$(0.19)	$(0.30)	$(0.29)	$(0.44)	$0.03	$(0.05)
Weighted average shares:
Basic	42,875	42,923	42,561	42,973	45,535	44,728	43,477
Diluted	42,875	42,923	42,561	42,973	45,535	47,007	43,477

Consolidated Balance Sheet Data (in thousands):

	As of		As of
	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2011	2010	2010	2009	2008	2007	2006

Cash and cash equivalents	$25,569	$10,418	$37,158	$36,120	$52,094	$53,779	$58,121
Short term investments	$61,192	$83,518	$50,245	$65,883	$57,443	$60,448	$49,566
Accounts receivable, net	$14,387	$12,818	$13,629	$9,348	$6,654	$14,428	$11,037
Inventory	$12,136	$9,567	$11,390	$7,234	$9,016	$12,214	$8,480
Working capital	$98,057	$104,261	$100,283	$112,422	$118,840	$127,768	$115,914
Goodwill and intangibles	$16,133	$16,199	$16,166	$16,233	$16,511	$17,844	$20,062
Total assets	$139,289	$143,915	$138,822	$147,144	$153,255	$176,612	$161,252
Total equity	$119,557	$123,345	$122,362	$132,050	$141,234	$157,398	$145,991

SKYWORKS AND AATI UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of operations for the nine months ended July 1, 2011 and for the twelve months ended October 1, 2010 give effect to the transaction as if it was consummated on October 3, 2009 (the first day of Skyworks’ fiscal 2010) and include all adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact beyond a 12-month period and that are factually supportable. The unaudited pro forma condensed combined balance sheet as of July 1, 2011 gives effect to the transaction as if it had been consummated on July 1, 2011 and includes all adjustments which give effect to events that are directly attributable to the transaction and that are factually supportable. The notes to the pro forma financial information describe the pro forma amounts and adjustments presented below.

Skyworks and AATI have different fiscal year ends and have different interim period ending dates for each quarter. Accordingly, the unaudited pro forma condensed combined statement of operations for the nine months ended July 1, 2011 combines the unaudited historical results of Skyworks for the nine months ended July 1, 2011 and the unaudited historical results of AATI for the nine months ended June 30, 2011 derived from the audited historical results for the year ended December 31, 2010 less the unaudited nine months ended September 30, 2010 plus the unaudited six months ended June 30, 2011. The unaudited pro forma condensed combined statement of operations for the fiscal year ended October 1, 2010 combines the audited historical results of Skyworks for the twelve months ended October 1, 2010 and the unaudited historical results of AATI for the twelve months ended September 30, 2010, derived from the audited results for the year ended December 31, 2010 less the unaudited three months ended December 31, 2010 plus the three months ended December 31, 2009. Both the unaudited pro forma condensed combined statement of operations for the nine months ended July 1, 2011 and the twelve months ended October 1, 2010 give effect to the merger as if it had been completed on October 3, 2009. For presentation purposes, the differing interim period ending dates for each quarter are considered to be immaterial to the condensed combined financial statements.

The pro forma adjustments reflecting the consummation of the transaction are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The allocation of the purchase price is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The estimated purchase price was calculated based upon the fixed consideration of $6.13 per share of AATI to be delivered in a combination of cash and Skyworks common stock. The final purchase price allocation will be based on the actual net tangible and intangible assets of AATI that will exist on the effective time of the merger. Additionally, the estimated purchase price and related cash and stock components are preliminary and will be adjusted based upon the price per share of Skyworks common stock over the five day averaging period preceding the effective time of the merger. If the closing price of Skyworks common stock on the day the merger is consummated is $1.00 higher or lower than the five day averaging period preceding the day the merger is consummated, the amount of goodwill recognized could increase or decrease by approximately $5.0 million. The estimated cash and equity components of consideration are based on the average last sale price of Skyworks common stock over the five-trading-day measurement period ending on August 26, 2011, which for these purposes is assumed to be $19.71. Skyworks has the right to pay the entire $6.13 per share in cash in the event that the average reported last sale price during the pre-closing measurement period is less than $21.00 per share. See Note 4 to the unaudited pro forma condensed combined financial statements for further details. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements do not include the effects of any future restructuring activities, including severance or other employee related costs, which pertain to the combined operations, or other operating efficiencies or inefficiencies, which may result from the transaction but are either non-recurring or at this point not factually supportable. Furthermore, the unaudited pro forma condensed combined financial statements do not include any effects on revenue recognition due to employing Skyworks’ terms and business practices. Also, the unaudited pro forma condensed combined statements of operations do not include certain non-recurring expenses directly attributable to the transaction, such as (i) for accelerated vesting of share based compensation, (ii) for transaction related expenses and (iii) for any restructuring related costs pertaining to this acquisition. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined as of the dates presented or the results that Skyworks will experience after the transaction is consummated. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Actual results could differ materially from these estimates and assumptions.

The unaudited pro forma condensed combined financial information should be read in conjunction with the financial information appearing under “Selected Historical Consolidated Financial Data of Skyworks” beginning on page 26 and “Selected Historical Consolidated Financial Data of AATI” beginning on page 27, as well as Skyworks’ historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K as of and for the fiscal year ended October 1, 2010 and its Quarterly Report on Form 10-Q as of and for the fiscal quarter ended July 1, 2011, and AATI’s historical consolidated financial statements and accompanying notes in its Annual Report on Form 10-K as of and for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2011.

Skyworks Solutions, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of July 1, 2011

	Historical
	As of
	Skyworks	AATI	Pro Forma
	July 1,	June 30,	Adjustments		Pro Forma
	2011	2011	(Note 2)		Combined
	(In thousands)

ASSETS
Current assets:
Cash, cash equivalents and short term investments	$309,645	$86,761	$(194,992)	A	$201,414
Restricted cash	712	—	—		712
Accounts receivables, net	186,129	14,387	—		200,516
Inventories	188,795	12,136	4,093	B	205,024
Other current assets	26,852	1,773	—		28,625

Total current assets	712,133	115,057	(190,899)		636,291
Property, plant and equipment, net	252,755	4,855	—		257,610
Goodwill	672,693	16,116	114,039	C	802,848
Intangible assets, net	96,303	17	76,500	D	172,820
Deferred tax assets (liability), net	62,088	188	(9,576)	E	52,700
Other assets	9,627	3,056	—		12,683

Total assets	$1,805,599	$139,289	$(9,936)		$1,934,952

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$25,744	$—	$—		$25,744
Accounts payable	116,648	11,720	—		128,368
Accrued compensation and benefits	28,948	—	—		28,948
Other accrued and current liabilities	73,009	5,280	6,104	F	84,393

Total current liabilities	244,349	17,000	6,104		267,453
Other long-term liabilities	29,076	2,732	—		31,808

Total liabilities	273,425	19,732	6,104		299,261
Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value	—	—	—		—
Common stock	46,538	48	916	G	47,502
Additional paid-in capital	1,773,264	196,585	(94,032)	G	1,875,817
Treasury stock, at cost	(120,847)	(12,251)	12,251	G	(120,847)
Accumulated deficit	(165,484)	(65,090)	65,090	G	(165,484)
Accumulated other comprehensive loss	(1,297)	265	(265)	G	(1,297)

Total stockholders’ equity	1,532,174	119,557	(16,040)		1,635,691

Total liabilities and stockholders’ equity	$1,805,599	$139,289	$(9,936)		$1,934,952

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

Skyworks Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended July 1, 2011

	Historical
	Nine Months Ended
	July 1,	June 30,	Pro Forma
	2011	2011	Adjustments		Pro Forma
	Skyworks	AATI	(Note 2)		Combined
	(In thousands, Except per share Data)

Net revenue	$1,016,606	$68,551	$—		$1,085,157
Cost of goods sold	570,862	38,703	—		609,565

Gross profit	445,744	29,848	—		475,592
Operating expenses:
Research and development	121,228	19,765	—		140,993
Selling, general and administrative	99,642	23,226	—		122,868
Amortization of intangibles	7,246	—	16,375	D	23,621

Total operating expenses	228,116	42,991	16,375		287,482

Operating income (loss)	217,628	(13,143)	(16,375)		188,110
Interest (expense) income	(1,463)	127	—	A	(1,336)
Other loss, net	(185)	(167)	—		(352)

Income (loss) before income taxes	215,980	(13,183)	(16,375)		186,422
Provision (benefit) for income taxes	53,604	907	(9,566)	H	44,945

Net income (loss)	$162,376	$(14,090)	$(6,809)		$141,477

Earnings (loss) per share:
Basic	$0.89	$(0.33)	$—		$0.76

Diluted	$0.85	$(0.33)	$—		$0.73

Weighted average shares:
Basic	182,642	42,666	3,858		186,500
Diluted	190,628	42,666	4,342		194,970

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

Skyworks Solutions, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended October 1, 2010

	Historical
	Twelve Months Ended
	October 1,	September 30,	Pro Forma
	2010	2010	Adjustments		Pro Forma
	Skyworks	AATI	(Note 2)		Combined
	(In thousands, Except per share Data)

Net revenue	$1,071,849	$90,891	$—		$1,162,740
Cost of goods sold	615,016	48,958	—		663,974

Gross profit	456,833	41,933	—		498,766
Operating expenses:
Research and development	134,140	30,766	5,000	D	169,906
Selling, general and administrative	117,853	27,617	—		145,470
Amortization of intangibles	6,136	—	23,833	D	29,969
Restructuring and other charges (credits)	(1,040)	—	—		(1,040)

Total operating expenses	257,089	58,383	28,833		344,305

Operating income (loss)	199,744	(16,450)	(28,833)		154,461
Interest (expense) income	(4,246)	337	—	A	(3,909)
Loss on early retirement of convertible debt	(79)	—	—		(79)
Other loss, net	(345)	(159)	—		(504)

Income (loss) before income taxes	195,074	(16,272)	(28,833)		149,969
Provision (benefit) for income taxes	57,780	(2,904)	(12,411)	H	42,465

Net income (loss)	$137,294	$(13,368)	$(16,422)		$107,504

Earnings (loss) per share:
Basic	$0.78	$(0.31)	$—		$0.60

Diluted	$0.75	$(0.31)	$—		$0.57

Weighted average shares:
Basic	175,020	42,738	3,858		178,878
Diluted	182,738	42,738	4,342		187,080

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

Skyworks Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1:	Basis of Pro Forma Presentation

The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Skyworks, into AATI. The unaudited pro forma condensed combined balance sheet combines the unaudited historical consolidated balance sheet of Skyworks as of July 1, 2011 and the unaudited historical consolidated balance sheet of AATI as of June 30, 2011 and gives effect to the merger as if it had been completed on July 1, 2011. Skyworks and AATI have different fiscal year ends and have different interim period ending dates for each quarter. Accordingly, the unaudited pro forma condensed combined statement of operations for the nine months ended July 1, 2011 combines the unaudited historical results of Skyworks for the nine months ended July 1, 2011 and the unaudited results of AATI for the nine months ended June 30, 2011, derived from the audited historical results for the year ended December 31, 2010 less the unaudited nine months ended September 30, 2010 plus the unaudited six months ended June 30, 2011. The unaudited pro forma condensed combined statement of operations for the twelve months ended October 1, 2010 combines the audited historical results of Skyworks for the fiscal year ended October 1, 2010 and the unaudited results of AATI for the twelve months ended September 30, 2010, derived from the audited results for the year ended December 31, 2010 less the unaudited three months ended December 31, 2010 plus the unaudited three months ended December 31, 2009. Both the unaudited pro forma condensed combined statement of operations for the nine months ended July 1, 2011 and the twelve months ended October 1, 2010 give effect to the merger as if it had been completed on October 3, 2009. Based on a preliminary assessment, we have not noted any significant differences between the two companies’ accounting policies.

Upon completion of the merger, each outstanding share of AATI common stock (except for shares held directly or indirectly by Skyworks, Merger Sub, AATI or any wholly owned subsidiary of AATI (which will be cancelled as a result of the merger), and except for shares held by stockholders exercising dissenter’s rights) will automatically become the right to receive an aggregate of $6.13 per share, payable in the form of 0.08725 of a share of Skyworks common stock (the “stock consideration”) and an adjustable cash amount in the initial calculated amount of $3.68 (the “cash consideration” and, together with the stock consideration, the “merger consideration”), without interest and less applicable withholding taxes. The final cash consideration will depend on the closing value of the stock consideration, calculated on the basis of Skyworks’ average reported last sale price in regular Nasdaq trading during a five-trading-day measurement period preceding the closing of the merger. If the closing value of the stock consideration is less than $2.45, the cash consideration will increase by the amount of the shortfall. If the closing value of the stock consideration is more than $2.45, the cash consideration will decrease by the amount of the excess. And if the closing value of the stock consideration is exactly $2.45, the cash consideration will remain unchanged at $3.68. In each case, the merger consideration will maintain a constant nominal aggregate combined value of $6.13 per share of AATI common stock. In addition, if Skyworks’ average reported last sale price during the pre-closing measurement period is less than $21.00, Skyworks has the right to pay the entire $6.13 per share in cash. See Note 4 for further details.

The pro forma presentation below assumes that the average last sale price of Skyworks common stock in the pre-closing measurement period is $19.71 (the average last sale price of Skyworks common stock for the five-trading-day measurement period ending on August 26, 2011), which would result in cash consideration of $4.41 and stock consideration of $1.72 ($19.71 x 0.08725) per outstanding share of AATI common stock (for total merger consideration of $6.13 per outstanding share of AATI common stock), and an option exchange ratio of .311 ($6.13 ÷ $19.71).

Skyworks Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Preliminary Purchase Price

The total estimated preliminary purchase price expected to be transferred to effect the merger is as follows (in millions except share and per share amounts):

Acquisition of 44.2 million shares of outstanding common stock of AATI at $4.41 per share in cash	$195.0
Estimated fair value of Skyworks shares to be issued in exchange for 44.2 million shares of outstanding common stock of AATI (A1)	$76.0
Exchange of approximately 6.1 million vested stock option awards of AATI employees for vested Skyworks stock option awards with an estimated fair value of (A2):	$20.3
Exchange of approximately 1.2 million shares of vested restricted share units of AATI employees for vested Skyworks restricted share units with estimated fair value of (A2):	$7.2

Estimated purchase price consideration	$298.5

A1. The fair value of the Skyworks shares issued in exchange for outstanding shares of AATI common stock is computed as follows (in thousands, except per share data).

Shares of AATI common stock outstanding at August 26, 2011	44,213
Per share exchange ratio	×0.08725

Number of shares of Skyworks common stock to be issued in the merger	3,858
Estimated Effective Time Share Price	×$19.71

Estimated fair value of shares of Skyworks common stock to be issued in the merger	$76,033

A2. Derived by applying a contractually defined exchange ratio of 0.311(assuming a $19.71 Skyworks average last reported sale price in the pre-closing measurement period) to all outstanding stock options and determining the estimated fair market value of such converted stock options using the Black-Scholes valuation methodology with the following assumptions:

Dividend Yield	0%
Volatility	49.3%
Risk Free Rate	1.59%
Expected Life	4.1 years
Effective Time Stock Price Assumed	$19.71 per share

We have estimated a fair value of $27.5 million for the Skyworks stock options and restricted stock units expected to be issued in the assumption and conversion of stock option and restricted stock units at the effective time of the merger in accordance with the merger agreement. The $27.5 million has been attributed to the preliminary estimate of purchase price which is subject to final purchase accounting and valuation in accordance with ASC 718 Compensation — Stock Compensation. The fair value of all unvested stock option and restricted stock units as of the effective time of the merger subject to future service conditions shall be recognized as stock compensation expense in future periods. Skyworks anticipates approximately $10.9 million in future compensation expense as a result of the assumption and conversion of options and restricted stock units.

Skyworks Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Preliminary Purchase Price Allocation

The purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired as of July 1, 2011 (in thousands):

Preliminary Purchase Price Allocation:
Net book value of assets acquired	$119,557
Less: impact to accumulated deficit for transaction related costs incurred by AATI	(6,104)
Less: AATI goodwill and intangibles	(16,133)

Adjusted net book value of assets acquired as of July 1, 2011	97,320
Increase in identifiable intangible assets	76,500
Increase in inventory to fair value	4,093
Decrease in deferred tax assets to fair value	(9,576)
Goodwill	130,155

Total net assets acquired	$298,492

Note 2:	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A. Cash — Represents the estimated use of cash to fund the cash portion of the merger consideration. Management has assessed the impact of cash consideration paid on pro forma interest income. Based on our cash investment policy and the low interest rate environment, we have determined the impact to be de minimis.

B. Inventory — To record the difference between the historical book value and preliminary estimated fair values of AATI inventory acquired in the transaction. The impact of the fair value adjustment to inventory has not been reflected in the pro forma statement of operations given management’s assessment that it is non-recurring in nature.

C. Goodwill — To eliminate AATI historical goodwill and record the preliminary estimate of goodwill for the acquisition of AATI. The pro forma adjustment to goodwill includes the following (in thousands):

	AATI	Preliminary
	Historical	Estimated
	Amount	Fair Value	Increase

Goodwill	$16,116	$130,155	$114,039

D. Intangible Assets — To reflect the estimated purchase price allocation to identifiable intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change in accordance with ASC 805 Business Combinations. Changes in fair value or useful lives and associated amortization expense of the acquired intangible assets may be material. The acquired finite-

Skyworks Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

lived intangible assets are reflected as being amortized over estimated useful lives, as presented below, using the straight-line method. The acquired intangible assets include the following (in thousands):

			Pro Forma amortization expense
		Weighted Average	For the Twelve	For the Nine Months
	Preliminary Fair	Estimated Useful	Months Ended	Ended July 1,
	Values	Life (Years)	October 1, 2010	2011

Patent portfolio	$35,000	3.0	$11,667	$8,750
Non-patented technology	$17,500	3.0	$5,833	$4,375
Customer relationships	$10,000	3.0	$3,333	$2,500
Backlog	$2,000	0.1	$2,000	$—
In process research and development	$5,000	1.0	$—	$—
Trademarks, tradenames	$5,000	Indefinite	$—	$—
Non-competes	$2,000	2.0	$1,000	$750

Subtotal	$76,500		$23,833	$16,375

Note:  In process research and development is estimated to be expensed within one year and was included in research and development in the twelve month Statement of Operations.

E. Deferred Tax Asset — To record the preliminary adjustments to reflect fair value of deferred tax assets acquired. Management has determined that it is more likely than not that it will be able to realize an additional $17.2 million of AATI’s deferred tax assets, resulting in a reduction to AATI’s existing valuation allowance. This net increase to the net deferred tax asset of $17.2 million is offset by the estimated deferred tax liability of $26.8 million associated with the estimated valuation of AATI’s intangible assets calculated at the statutory tax rate.

F. Other Current Liabilities — To record estimated current liabilities to be incurred which are directly attributable to the transaction including transaction related advisory fees, estimated cash change of control obligations and other professional fees. In accordance with ASC 805, Business Combinations, these amounts would be expensed as incurred. For the purposes of presenting the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve month period ended October 1, 2010, such expenses are not reflected as they would have been incurred prior to the Effective Date.

G. Equity — Adjustments to shareholders’ equity represents the elimination of AATI’s historical shareholders’ equity and the issuance of approximately 3.9 million shares of Skyworks common stock upon completion of the transaction. The estimated value of Skyworks’ shares to be issued is approximately $76.0 million based on the assumed exchange ratio of 0.08725 per each share of Skyworks common stock and the assumed Skyworks average last reported sale price in the pre-closing measurement period of $19.71 per share. (The actual Skyworks average last reported sales price in the pre-closing measurement period will be calculated at or prior to closing and may be higher or lower than $19.71. Skyworks has the right to pay the entire $6.13 per share in cash in the event that the average reported last sale price during the pre-closing measurement period is less than $21.00 per share. See Note 4 to the unaudited pro forma condensed combined financial statements for further details.) Also reflected is an adjustment to record an estimated $27.5 million in fair value of Skyworks options and restricted stock units to be issued upon the assumption and conversion of those of AATI.

Skyworks Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Adjustments to additional paid-in capital are as follows (in thousands):

Eliminate AATI historical additional paid-in capital	$(196,585)
Estimated fair value of Skyworks common stock to be issued (net of $0.25 per share par value)	75,069
Estimated fair value of assumed stock options and restricted stock units deemed as purchase consideration	27,484

Total	$(94,032)

H. Provision (benefit) for income taxes — To reflect the estimated tax benefit associated with the combined Company’s ability to utilize AATI’s net loss for the period and the tax impact of the amortization expense at the statutory rate. These amounts are preliminary estimates and may differ materially in actual future results of operations.

Note 3.	Pro Forma Net Income Per Share

Pro forma basic and diluted net income per share is calculated by dividing the pro forma combined net income by the pro forma weighted-average number of shares outstanding. The pro forma basic and diluted net income per share amounts presented in the unaudited pro forma condensed combined statements of operations are based on the weighted-average number of Skyworks common stock outstanding and are adjusted for additional shares issued in the merger.

	Basic		Diluted
	For The Year		For The Year
	Ended	For the Nine	Ended	For the Nine
	October 1,	Months Ended	October 1,	Months Ended
	2010	July 1, 2011	2010	July 1, 2011

Historical weighted average shares outstanding	175,020	182,642	182,738	190,628
Additional common stock to be issued in the transaction	3,858	3,858	4,342	4,342

Pro Forma weighted average shares outstanding	178,878	186,500	187,080	194,970

Note 4:	All Cash Consideration Scenario

In the event Skyworks’ average last reported sale price during the pre-closing measurement period is less than $21.00 per share, Skyworks has the right to pay the entire consideration of $6.13 per outstanding AATI share in cash (the “all cash scenario”). Total consideration paid would not change, however the mix of cash and stock would be materially different under the all cash scenario. The average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the five-trading-day measurement period ending on August 26, 2011 is $19.71, which is less than the $21.00 threshold. Assuming the average last reported sale price during the pre-closing measurement period is $19.71 per share, and Skyworks elects the all cash scenario, the number of shares outstanding, basic and diluted EPS, cash, common stock and additional paid in capital would differ from the amounts presented in the tables above. The total amount of consideration paid and preliminary fair value assessments of goodwill and intangible assets would not be affected by this change.

Skyworks Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Consideration paid would change as follows:

	As	All Cash
Consideration Paid	Presented	Scenario

Acquisition of 44.2 million shares of outstanding common stock of AATI at $4.25 per share as presented and $6.13 per share under the all cash scenario; respectively:	$195.0	$271.0
Estimated fair value of Skyworks shares to be issued in exchange for 44.2 million shares of outstanding common stock of AATI:	76.0	—
Exchange of approximately 6.0 million vested stock option awards of AATI employees for vested Skyworks stock option awards with an estimated fair value of:	20.3	20.3
Exchange of approximately 1.2 million shares of vested restricted share units of AATI employees for vested Skyworks restricted share units with estimated fair value of:	7.2	7.2

Estimated purchase price consideration	$298.5	$298.5

Under an all cash scenario, the number of shares outstanding for the combined company would be reduced by 3.9 million for the year ended October 1, 2010 and the nine months ended July 1, 2011. In addition, cash would be further reduced by $76.0 million, representing the additional cash consideration paid per outstanding AATI share. As a result, the comparative per share data presented above would change as follows:

	As Presented		All Cash Scenario
	As of and for	As of and for	As of and for	As of and for
	the Nine Months	the Twelve Months	the Nine Months	the Twelve Months
	Ended	Ended	Ended	Ended
	July 1, 2011	October 1, 2010	July 1, 2011	October 1, 2010

Skyworks Combined Pro Forma Data
Net income per share — basic	$0.76	$0.60	$0.77	$0.61
Net income per share — diluted	$0.73	$0.57	$0.74	$0.59
Book value per share	$8.61	$7.72	$8.21	$7.31

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which AATI and Skyworks refers you in this proxy statement/prospectus (including information included or incorporated by reference herein), include forward-looking statements within the meaning of Section 21E of the Exchange Act or the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “believes,” “estimates,” “anticipates,” “continues,” “predicts,” “potential,” “projects,” “plans,” “intends,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. Such statements are based on the current expectations and assessments of Skyworks management and AATI management of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. These forward-looking statements involve significant risks and uncertainties that are difficult to predict, most of which are outside of AATI’s and Skyworks’ control. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include, but are not limited to:

•	those discussed and identified in public filings with the SEC made by Skyworks and AATI;

•	failure to satisfy the conditions to the completion of the merger, including the adoption of the merger agreement and approval of the merger by AATI stockholders, or the failure to obtain the regulatory approvals required for the transaction on the terms expected or on the anticipated schedule;

•	market conditions;

•	the effect of the announcement of the merger on AATI’s and Skyworks’ business relationships, operating results and business generally;

•	the ability to retain certain of AATI’s and Skyworks’ key employees;

•	the impact of any failure to complete the transaction;

•	the amount of costs, fees, expenses and charges related to the merger;

•	the failure of Skyworks to integrate AATI successfully;

•	the impact of any differences in the use of estimates, judgments and the applications of accounting principles between Skyworks and AATI;

•	the potential inability to successfully operate AATI’s business;

•	general industry conditions;

•	global economic conditions;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	Skyworks’ and AATI’s ability to meet expectations regarding the timing and completion of the merger;

•	changes of applicable laws or regulations; and

•	potential or actual litigation.

AATI and Skyworks caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended July 1, 2011, filed with the SEC on August 9, 2011, in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended April 1, 2011, filed with the SEC on May 11, 2011, in Item 1A of Skyworks’ Form 10-Q for the fiscal quarter ended December 31, 2010, filed with the SEC on February 8, 2011, in Item 1A of Skyworks’ Form 10-K for the fiscal year ended October 1, 2010, filed with the SEC on November 29, 2010 and amended by Amendment No. 1 thereto filed with the SEC on January 31, 2011, in Item 1A of AATI’s Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 9, 2011, in

Item 1A of AATI’s Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 3, 2011, and in Item 1A of AATI’s Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011, as amended by Amendment No. 1 thereto filed with the SEC on May 2, 2011. All subsequent written and oral forward-looking statements concerning AATI, Skyworks, AATI’s stockholder meeting, the merger, the related transactions or other matters attributable to AATI or Skyworks or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. These forward-looking statements speak only as of the date of this proxy statement/prospectus, or in the case of forward-looking statements contained in documents incorporated in this proxy statement/prospectus by reference, the date of such documents, and neither AATI nor Skyworks undertake any obligation to update or revise them as more information becomes available or to reflect the occurrences of anticipated or unanticipated events, except as required by law.

THE COMPANIES

Advanced Analogic Technologies Incorporated

AATI develops advanced semiconductor system solutions that play a key role in the continuing evolution of feature-rich, energy efficient electronic devices. AATI focuses on addressing the application-specific power management needs of consumer, communications and computing electronic devices, such as wireless handsets, notebook and tablet computers, smartphones, camera phones, digital cameras, personal media players, Bluetooth headphones and accessories, digital TVs, set top boxes and displays.

AATI focuses its design and marketing efforts on application-specific power management needs in rapidly-evolving devices. Through AATI’s “Total Power Management” approach, AATI offers a broad range of products that support multiple applications, features, and services across a diverse set of electronic devices. AATI targets its design efforts on proprietary products which offer characteristics that differentiate them from those offered by AATI’s competitors and which AATI believes are likely to generate high-volume demand from multiple customers. AATI also selectively licenses its devices, process, package, and application-related technologies.

AATI’s growth strategy involves three elements, to maintain revenues in its existing markets and applications such as LED lighting in handheld devices, to penetrate new applications in existing markets such as battery charging in cell phones, and to selectively enter totally new markets such as high definition televisions.

Headquartered in Silicon Valley, AATI has development centers in Santa Clara, Shanghai, Hong Kong, Taiwan, and has Asia-based operations and logistics. AATI was incorporated in California in August 1997 and reincorporated in Delaware in April 2005. AATI’s principal executive offices are located at 3230 Scott Boulevard, Santa Clara, California 95054, and its telephone number is (408) 737-4600.

Skyworks Solutions, Inc.

Skyworks, together with its consolidated subsidiaries, is an innovator of high reliability analog and mixed signal semiconductors. Leveraging core technologies, Skyworks offers diverse standard and custom linear products supporting automotive, broadband, cellular infrastructure, energy management, industrial, medical, military and cellular handset applications. Skyworks’ portfolio includes amplifiers, attenuators, detectors, diodes, directional couplers, front-end modules, hybrids, infrastructure RF subsystems, mixers/demodulators, phase shifters, PLLs/synthesizers/VCOs, power dividers/combiners, receivers, switches and technical ceramics.

Skyworks has aligned its product portfolio around two broad markets: cellular handsets and analog semiconductors. In general, Skyworks’ handset portfolio includes highly customized power amplifiers and front-end solutions that are in many of today’s cellular devices, from entry level to multimedia platforms and smart phones. Some of Skyworks’ primary handset customers include LG Electronics, Motorola, Nokia, Samsung, Sony Ericsson, Research in Motion, and HTC. Skyworks’ competitors include Avago Technologies, RF Micro Devices and Triquint Semiconductor.

In parallel, Skyworks offers over 2,500 different catalog and custom linear products to a highly diversified non-handset customer base. Skyworks’ customers include infrastructure, automotive, energy management, medical and military providers such as Huawei, Ericsson, Landis + Gyr, Sensus, Itron, Siemens, and Northrop Grumman. Skyworks’ competitors in the linear products markets include Analog Devices, Hittite Microwave, Linear Technology and Maxim Integrated Products.

Headquartered in Woburn, Massachusetts, Skyworks is a Delaware corporation that was formed in 1962. The Company changed its corporate name from Skyworks Industries, Inc. to Skyworks Solutions, Inc. on June 25, 2002 following a business combination. Skyworks has worldwide operations with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. Skyworks’ principal executive offices are located at 20 Sylvan Road, Woburn, MA 01801, and its phone number is (949) 231-4700.

PowerCo Acquisition Corp.

PowerCo Acquisition Corp. (or “Merger Sub”) is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the merger and other transactions contemplated by the merger agreement. Merger Sub has engaged in no business other than in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at c/o Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, MA 01801, and its phone number is (949) 231-4700.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to AATI’s stockholders as part of the solicitation of proxies by the AATI board of directors for use at the special meeting to be held on [ • ], starting at [ • ] a.m. Pacific daylight time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, or at any postponement or adjournment thereof. The purpose of the special meeting is for AATI’s stockholders to consider and vote on:

•	a proposal to adopt the merger agreement and to approve the merger, the terms of which provide, among other things, for the merger of Merger Sub with and into AATI, with AATI surviving the merger as a wholly owned subsidiary of Skyworks, and the conversion of each share of AATI common stock outstanding immediately prior to the effective time of the merger (other than shares held in treasury of AATI or owned, directly or indirectly, by Skyworks, Merger Sub or any subsidiary of AATI) into the right to receive a combination of cash and Skyworks common stock with a nominal aggregate combined value of $6.13 per share of AATI common stock, consisting of 0.08725 of a share of Skyworks’ common stock, par value $0.25 per share, and cash in the initial calculated amount of $3.68 (subject to adjustment up or down as set forth in the merger agreement);

•	a proposal to approve, by non-binding, advisory vote, compensation arrangements for AATI’s named executive officers that are based on or otherwise relate to the merger, as described in the section of this proxy statement/prospectus entitled “The Merger — Interests of AATI’s Directors and Executive Officers in the Merger”;

•	a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

•	such other business as may properly come before the special meeting by or at the direction of AATI’s board of directors or any adjournments or postponements of the special meeting.

AATI does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, the holders of proxies, if properly authorized, will have discretion to vote on those matters in accordance with their best judgment.

Record Date and Quorum

AATI has fixed the close of business on August 19, 2011 as the record date for the special meeting, and only holders of record of AATI common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof (unless the board of directors fixes a new record date for any such postponed or adjourned meeting). As of the record date, there were 44,213,095 shares of AATI common stock outstanding and entitled to vote. Each holder of record of AATI common stock on the record date will be entitled to one vote for each share owned of record as of the close of business on the record date. A majority of the votes entitled to be cast by holders of issued and outstanding shares of AATI common stock constitutes a quorum for the purpose of the special meeting. Shares of AATI common stock present in person or represented at the special meeting but not voted, including shares of AATI common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the merger agreement and approval of the merger requires the affirmative vote of at least a majority of all of the votes entitled to be cast by holders of the shares of AATI common stock that are issued and outstanding as of the record date and entitled to vote thereon. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger. In addition, if your shares are held in street name by a broker or other nominee, your broker or other nominee will not be entitled to vote your shares on the proposal to adopt the merger agreement and approve the merger in the absence of specific instructions from you. These non-voted shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

Approval of the non-binding, advisory vote regarding merger-related named executive officer compensation arrangements requires the affirmative vote of holders of a majority of the shares of AATI common stock present in person or represented by proxy and entitled to vote thereon. Abstaining will have the same effect as a vote “AGAINST” this non-binding, advisory proposal. If you fail to vote or if you fail to provide your broker with instructions on the proposal, your shares will not be counted as shares present and entitled to vote on the proposal and will have no effect on the proposal. Stockholders should note that the proposal regarding merger-related named executive officer compensation arrangements is merely an advisory vote which will not be binding on AATI, Skyworks or their respective boards of directors.

The adoption of the proposal to adjourn the special meeting to a later time, if necessary or appropriate, to solicit additional proxies requires the votes cast favoring the action to exceed the votes cast opposing the action. Therefore, if you abstain or fail to vote, it will have no effect on the outcome of the proposal to adjourn the special meeting. If you fail to provide your broker with instructions on the proposal, your shares will not be counted as shares present and entitled to vote on the proposal to adjourn the special meeting and will have no effect on the vote to adjourn the special meeting.

Voting by Directors and Executive Officers of AATI

As of the record date for the AATI special meeting, AATI’s directors, executive officers and their affiliates, as a group, beneficially owned and were entitled to vote an aggregate of 5,125,696 shares of AATI common stock, or approximately 12% of the total outstanding shares of AATI common stock as of the record date.

In connection with the merger agreement, as a condition to Skyworks’ entering into the merger agreement, Skyworks entered into a stockholder agreement with certain of the officers and directors of AATI (namely, Richard K. Williams, Samuel J. Anderson, Jason L. Carlson, Jaff Lin, Thomas P. Redfern, Chandramohan Subramanian, Jun-Wei Chen, Ashok Chandran and Kevin D’Angelo). Pursuant to the stockholder agreement, each signing stockholder has agreed to vote all shares of AATI common stock beneficially owned by such stockholder in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and against any other acquisition proposal or alternative acquisition agreement made in opposition to the consummation of the merger and the transactions contemplated by the merger agreement. The signing stockholders have also granted Skyworks an irrevocable proxy to vote their shares of AATI common stock at any meeting of AATI stockholders called with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

The signing stockholders own 2,639,035 issued and outstanding shares of AATI common stock and options currently vested or vesting in the 60 days following August 19, 2011 (without giving effect to any acceleration that may occur upon consummation of the merger) that are exercisable for 2,486,661 shares of AATI common stock, representing, in the aggregate approximately 12% of the 44,213,095 shares outstanding as of August 19, 2011. Under the terms of the stockholder agreement, any shares of AATI common stock received upon the exercise of stock options or the settlement of restricted stock units by the stockholders who have signed the stockholder agreement are subject to the provisions of the stockholder agreement.

The stockholder agreement terminates upon the earlier to occur of the effective time of the merger or any termination of the merger agreement in accordance with its terms, and the proxy granted to Skyworks terminates automatically upon termination of the stockholder agreement.

Proxies and Revocation

Stockholders of record as of the close of business on the record date may vote their shares of AATI common stock by:

•	submitting their proxy by telephone by following the instructions on the enclosed proxy card;

•	submitting their proxy over the Internet by following the instructions on the enclosed proxy card;

•	signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope; or

•	appearing and voting in person at the special meeting.

Whether or not you plan to attend the special meeting in person, AATI requests that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the Internet prior to the special meeting to ensure that your shares will be voted at the special meeting. If you properly authorize a proxy but no direction is given on how to vote your shares, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” the approval of the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the discretion of the proxies on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof.

If your shares of AATI common stock are held in “street name” by a broker or other nominee, you will receive a voting instruction form from your broker or other nominee with instructions that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or other nominee. Brokers who hold shares of AATI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers will not have such discretion with respect to the proposals contained in this proxy statement/prospectus as such proposals are not considered “routine” proposals. Therefore, if you do not provide voting direction to your broker or other nominee in accordance with the instructions provided by such broker or other nominee your shares held in “street name” will not be voted. Accordingly, such uninstructed shares will have the effect of votes “AGAINST” the adoption of the merger agreement and approval of the merger, but will have no effect on the non-binding, advisory proposal regarding merger-related named executive officer compensation arrangements or on the proposal to adjourn the special meeting.

Proxies received by AATI at any time before the vote is taken at the special meeting, which have not been revoked or changed before being voted, will be voted at the special meeting. If you are a stockholder of record of shares of AATI common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting:

•	by delivering to AATI’s principal executive offices at 3230 Scott Boulevard, Santa Clara, CA 95054, Attn: Corporate Secretary, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of AATI common stock and bearing a later date; or

•	by submitting a new proxy by telephone or over the Internet on a later date but prior to the date of the special meeting.

If you are a “street name” holder of AATI common stock, you may change or revoke your vote by submitting new voting instructions to your broker or other nominee. You must contact your broker or other nominee to obtain instructions as to how to change or revoke your proxy.

If you have any questions or need assistance in voting your shares, please call Innisfree, the firm assisting AATI in the solicitation of proxies:

501 Madison Avenue, 20th Floor,
New York, NY 10022
Stockholders may call toll-free: 888-750-5834
Banks and Brokers may call collect: 212-750-5833

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for any reason. The DGCL, provides that, unless a company’s bylaws provide otherwise, if a special meeting of stockholders is adjourned to a different date, time or place, the company is not required to give notice of the new date, time or place if adjournment is not for more than 30 days. AATI’s amended and restated bylaws do not provide otherwise. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies. If a quorum is present, approval of a proposal submitted to stockholders to adjourn the meeting requires the votes cast favoring the action to exceed the votes cast opposing the action. Abstentions will have no effect on a proposal to adjourn the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow AATI’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Shareholders should not submit any stock certificates with their proxy cards. A letter of transmittal with instructions for the surrender of certificates representing shares of AATI common stock will be mailed to AATI’s stockholders if the merger is completed. AATI has retained Innisfree M&A, Inc. (“Innisfree”) to assist it in the solicitation of proxies. AATI expects to pay Innisfree a fee not to exceed $20,000 for its services. AATI will also pay additional fees to Innisfree depending upon the extent of additional services requested by AATI and reimburse Innisfree for expenses it incurs in connection with its engagement by AATI. AATI’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. AATI also will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like record holders forward the solicitation materials to the beneficial owners of common stock held of record by such person, and AATI will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, stockholders may call Innisfree toll-free at 888-750-5834 or banks and brokers may call Innisfree collect at 212-750-5833.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement/prospectus is delivered upon written or oral request of such person. In addition, AATI’s list of stockholders entitled to vote at the special meeting will be available for inspection at its principal executive offices at 3230 Scott Blvd., Santa Clara, California 95054 beginning [ • ], 2011 and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present at the meeting. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information” for more information regarding where you can request any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning AATI.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference into this proxy statement/prospectus. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

AATI’s board of directors and management regularly review and discuss AATI’s business plan, strategic opportunities and challenges. These reviews and discussions focus, among other things, on the business and competitive environment facing the semiconductor industry in general and AATI in particular. These reviews also include periodic discussions regarding potential transactions that could further AATI’s strategic objectives and enhance stockholder value, as well as the potential benefits and risks of those transactions.

For several years prior to 2011, Skyworks had included AATI as an acquisition candidate on lists presented from time to time to Skyworks’ board of directors. Skyworks believed that a relationship with AATI would bolster Skyworks’ diversified analog business.

During the spring of 2010, Mr. Liam Griffin (at that time, Skyworks’ senior vice president of sales, and subsequently Skyworks’ executive vice president and general manager, high performance analog), telephoned Mr. Samuel Anderson (chairman of the board of directors of AATI), and asked Mr. Anderson if he would be open to talking to Mr. David Aldrich (Skyworks’ president and chief executive officer) about possible collaboration opportunities between Skyworks and AATI. Mr. Griffin and Mr. Anderson had become acquainted through their common service as directors of a third company. Mr. Anderson indicated that he would be open to a taking such call, and Mr. Aldrich telephoned Mr. Anderson to indicate a general interest in exploring possible business opportunities between AATI and Skyworks or a possible acquisition of AATI by Skyworks. Mr. Anderson and Mr. Richard Williams (president, chief executive officer and chief technical officer of AATI) subsequently met with Mr. Aldrich and held preliminary discussions to familiarize each other with their respective companies and to discuss collaboration or strategic relationship possibilities. Mr. Anderson and Mr. Aldrich followed up this meeting with additional telephonic discussions with respect to potential strategic relationships between AATI and Skyworks.

In late June 2010, Mr. Griffin spoke to Mr. Anderson about a possible collaboration meeting between Skyworks and AATI teams in July, and on July 21, 2010, Mr. Aldrich, Mr. Griffin, Mr. Thomas Schiller (Skyworks’ vice president, corporate development), and Skyworks marketing and engineering executives held a collaboration meeting with Mr. Anderson and Mr. Williams in Woburn, Massachusetts, where Skyworks is headquartered.

In late July 2010, a third party (“Company A”) also expressed an interest in a potential strategic transaction with AATI. Company A had earlier expressed an interest to another member of AATI’s board in late 2009 and early 2010 in exploring a strategic transaction with AATI. Mr. Anderson held a discussion with representatives of Company A to better understand the potential strategic fit between the companies.

On July 26, 2010, Mr. Aldrich spoke with Mr. Anderson and proposed that Skyworks acquire AATI. Mr. Anderson proposed that Mr. Aldrich meet Mr. Williams and members of the AATI board in Santa Clara, California, where AATI is headquartered, to continue discussions.

On July 27, 2010, the board of directors of AATI held a regularly scheduled meeting at which Mr. Anderson informed the board that Mr. Aldrich had expressed an interest in collaboration, and potentially a strategic transaction, with AATI. Mr. Anderson also informed the board of the continued potential interest of Company A in a strategic transaction with AATI, and he updated the board on his discussion with Company A. The board of directors instructed Mr. Anderson to continue these discussions with both Skyworks and Company A as part of the Board’s exploration of strategic alternatives for AATI.

In August 2010, Mr. Anderson held an additional discussion with Company A about a potential strategic transaction. The key individual at Company A holding discussions with Mr. Anderson changed positions during this timeframe, and further discussions terminated without Company A proposing specific terms of a strategic transaction.

In late August 2010, Mr. Anderson held telephone conversations with Mr. Aldrich for the purpose of confirming the AATI board meeting to be held in September 2010 at which Mr. Aldrich would be making a presentation.

On September 22, 2010, the AATI board of directors held a regularly scheduled meeting in Santa Clara, California. At this meeting, Mr. Aldrich and Mr. Griffin presented to the AATI board a potential plan and business rationale for a strategic transaction between AATI and Skyworks.

On September 23, 2010, Mr. Anderson communicated to Mr. Aldrich that the AATI board was in favor of exploring both a potential collaboration with Skyworks and a potential acquisition of AATI by Skyworks in parallel.

The parties then scheduled a meeting for October 28, 2010 to discuss valuation and intellectual property issues, including litigation matters in particular. In mid-October 2010, in preparation for that meeting, Skyworks engaged the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to assist with the proposed acquisition and to perform a preliminary review of intellectual property litigation and other legal issues related to the proposed acquisition.

On October 20, 2010, the AATI board of directors held a regularly scheduled meeting. At this meeting, the board discussed recent discussions between Skyworks and AATI, and the board authorized Mr. Anderson to continue these discussions. The board also discussed a recent opportunity to explore a strategic transaction with a different third party (“Company B”). Mr. Anderson noted to the board that a stockholder of AATI had informed him of Company B’s potential interest in a relationship with AATI. The board authorized Mr. Anderson to enter into discussions with Company B to better understand the potential for a strategic transaction with Company B.

On October 24 and 25, 2010, Mr. Aldrich and Mr. Anderson met in Boston, Massachusetts. They discussed the possibility of an acquisition of AATI by Skyworks and began a preliminary valuation discussion.

On October 28, 2010, Mr. Anderson, Mr. Williams and Mr. Joe Hollinger (general counsel of AATI) met in Woburn, Massachusetts with Mr. Aldrich and Skyworks’ chief IP counsel and senior director of intellectual property to discuss intellectual property issues, with a particular focus on the status of AATI’s then on-going litigation with Linear Technology Corporation (“LTC”). Mr. Aldrich and Mr. Anderson also discussed AATI’s valuation concerns.

On November 1, 2010, the AATI board of directors held a special meeting to discuss both the status of recent interactions with Skyworks as well as AATI’s long-term strategic planning process. In the course of these discussions, the AATI board of directors noted that it believed that it was timely and appropriate to evaluate AATI’s prospects as a stand-alone company, to work with AATI’s management to develop strategies to improve AATI’s competitive position and to conduct a focused effort to increase long-term stockholder value. In connection with this discussion, representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), AATI’s outside corporate legal counsel, reviewed with the directors their fiduciary duties in connection with considering strategic transactions and addressed questions of the board. In addition, the board determined that, given the productive interactions to date between Mr. Anderson and the Skyworks representatives, Mr. Anderson should continue to serve as the primary AATI representative in such discussions. The board directed Mr. Anderson to keep the board promptly informed of any significant developments in these discussions.

On November 3, 2010, Mr. Anderson communicated to Mr. Aldrich that he had discussed Skyworks’ acquisition offer with the members of AATI’s board of directors, and that the members of the board were generally receptive to the possibility of an acquisition of AATI by Skyworks, but that AATI needed additional detail regarding the terms of the proposed acquisition. On November 8, 2010, Mr. Aldrich provided additional details regarding the terms contemplated by Skyworks.

On November 12, 2010, Skyworks sent a proposal to AATI, contemplating an acquisition of AATI by Skyworks at a price of $6.34 per share.

On November 18, 2010, Mr. Anderson met with the chief executive officer of Company B to discuss potential alternative strategic transactions.

On November 19, 2010, the AATI board of directors held a regularly scheduled meeting at which a proposed business combination with Skyworks was discussed. The board reviewed the terms of the recent Skyworks’ proposal. Representatives of WSGR discussed the board’s fiduciary duties and addressed questions of the board. The board also instructed Mr. Anderson to continue discussions with Skyworks.

On November 22, 2010, Mr. Anderson informed Skyworks that AATI’s board of directors had a number of issues with Skyworks’ proposal and requested a conference call to discuss the issues.

On December 1, 2010, AATI executives, including Mr. Williams, held a meeting with the chief executive officer of Company B to discuss a potential strategic transaction.

On December 1, 2010, Mr. Aldrich informed Mr. Anderson that Skyworks was willing to make certain changes that AATI had requested to Skyworks’ November 12 proposal. At the same time, Mr. Aldrich stated that Skyworks wanted exclusivity between Skyworks and AATI, and also wanted AATI not to make any acquisitions while Skyworks and AATI were in discussions looking toward the acquisition of AATI by Skyworks.

On December 2, 2010, Skyworks presented a revised proposal to AATI contemplating an acquisition price of $7.00 per share.

On December 9, 2010, Mr. Aldrich and Mr. Anderson discussed Skyworks’ December 2, 2010 proposal and Skyworks’ request for exclusivity. On December 13, 2010, Skyworks further revised its proposal to AATI to increase the proposed price to $7.25 per share.

On December 14, 2010, the board of directors of AATI held a special telephonic meeting at which Mr. Anderson reviewed the recent discussions with Skyworks and the revised proposal. After extensive discussion, the board of directors of AATI instructed Mr. Anderson to continue discussions with Skyworks, with a focus on increasing the offer price and understanding the proposed form of consideration and other key terms. Following the AATI board meeting, Mr. Anderson relayed a number of questions to Mr. Aldrich regarding the structure and terms of the proposed transaction, including whether the transaction was all stock, all cash, or a combination and whether AATI would have representation on the Skyworks board.

On December 17, 2010, Mr. Aldrich responded to Mr. Anderson’s questions and indicated that Skyworks was willing to pay all cash, all stock, or a combination of cash and stock. Mr. Aldrich also indicated he was comfortable with the current size and composition of the Skyworks board of directors and therefore would only be open to considering board representation for AATI in the event that a current Skyworks director left the board.

On December 17, 2010, the board of directors of AATI held a special telephonic meeting at which Mr. Anderson reviewed the recent discussions with Skyworks. The board of directors of AATI directed Mr. Anderson to continue discussions with both Skyworks and Company B.

On December 20, 2010, members of management of AATI and Company B met and conducted due diligence on each other regarding a potential strategic transaction. Later in December 2010, Mr. Anderson also held several telephone conversations with the chief executive officer of Company B to discuss a potential strategic transaction.

On or about December 23, 2010, Company B indicated that it would be willing to enter into negotiations for the acquisition of AATI at a valuation of no higher than approximately $5.30 per share, based upon a proposed premium percentage and subject to further due diligence and negotiation of the terms of a definitive agreement.

On December 23, 2010, the board of directors of AATI held a special telephonic meeting at which the board reviewed Company B’s proposal. The board of directors noted that Company B’s proposal appeared substantially inferior to the most recent Skyworks proposal. As a result, and because of Company B’s stated intention that it would not offer more than approximately $5.30 per share, the board of directors determined that AATI should focus its efforts on a potential transaction with Skyworks. The board directed Mr. Anderson to seek an increase in the offer price by Skyworks and to inform Company B that AATI intended to cease discussions with it as this time. Immediately following this meeting, Mr. Anderson held a telephone conversation with the chief executive officer of Company B, informing Company B that its proposal was substantially below another potential offer. Company B confirmed that it would decline to proceed with further discussions with AATI. After the meeting, Mr. Anderson also informed Mr. Aldrich that the two companies were close to agreement on terms but that AATI would not be willing to grant exclusivity to Skyworks without a firm price of $7.50 per share and one seat on the Skyworks board of directors.

On December 27, 2010, Mr. Aldrich counter-proposed to Mr. Anderson a purchase price of $7.35 per share. Mr. Aldrich also indicated that a Skyworks’ board seat was not available, but that Skyworks would consider an arrangement by which an AATI representative could participate in Skyworks’ board meetings as an observer. On December 29, 2010, Mr. Anderson verbally agreed to present these proposed terms to the AATI board.

On January 6, 2011, Skyworks presented AATI with a proposed non-binding letter of intent, executed by Mr. Schiller on behalf of Skyworks, contemplating a price of $7.35 per share, an all-stock transaction with a fixed exchange ratio and no price protection, and an exclusivity period of 45 days. The offered price represented a premium of approximately 87% to AATI’s closing price of $3.94 on January 6, 2011.

On January 7, 2011, the board of directors of AATI held a special telephonic meeting at which Mr. Anderson reviewed the recent discussions with Skyworks and the proposed non-binding letter of intent, particularly the contemplated 45-day exclusivity period during which time AATI would be prohibited from considering other competing bids to acquire AATI. Representatives of WSGR reviewed with the directors their fiduciary duties in connection with considering the transaction and addressed questions of the board. The board reviewed potential synergies of a combination as well as potential benefits and risks of the transaction to AATI and its stockholders. The board also discussed a preliminary timeline and structural and legal aspects of the transaction. The board reviewed the advisability of engaging a financial advisor to advise the board on the reasonableness of the terms under discussion. The board directed Mr. Anderson to engage Needham & Company, an investment banking firm familiar with AATI and its business, as AATI’s financial advisor.

On January 9, 2011, the AATI board of directors held a special telephonic meeting at which representatives from Needham & Company reviewed the terms of the proposed non-binding letter of intent, including the contemplated 45-day exclusivity period. Representatives of Needham & Company discussed the proposal with the board and provided input on the proposed terms of the transaction from a financial point of view. The AATI board of directors indicated that based on the level of the prior offer from Company B and the significant premium over recent trading prices that the Skyworks offer represented, the board believed that a modest exclusivity period would be a reasonable restriction to accept. After extensive discussion, the board unanimously approved entering into the non-binding letter of intent with Skyworks and authorized Mr. Anderson to sign and deliver the letter of intent to Skyworks.

On January 9, 2011, Mr. Anderson signed and delivered the non-binding letter of intent on behalf of AATI. Shortly thereafter, Skyworks delivered to AATI a list of information requirements and a proposed calendar for “due diligence” meetings.

Between January 9 and January 15, 2011, AATI’s outside legal counsel, WSGR, and Skyworks’ outside legal counsel, WilmerHale, negotiated the terms of a confidentiality, exclusivity and standstill agreement, which the parties signed and delivered on January 17, 2011, with effect from January 15, 2011. The agreement included a mutual one-year standstill agreement, a mutual two-year employee non-solicitation agreement, and a 45-day exclusivity period (to March 1, 2011) during which AATI agreed not to solicit acquisition proposals from any other party or to hold merger discussions with any other party.

On January 17, 2011, AATI formally engaged Needham & Company to act as AATI’s financial advisor.

On January 17, 18, and 19, 2011, Skyworks executives and lawyers from WilmerHale met in Palo Alto, California with Mr. Anderson, Mr. Williams and other AATI directors and executives, heard management presentations and overviews of AATI from AATI representatives, and conducted “due diligence” of various matters relating to AATI, including intellectual property and litigation matters.

On January 20, 2011, the board of directors of AATI held a special telephonic meeting at which the board also emphasized the importance of performing reverse due diligence on Skyworks, given the likely stock component of the consideration to be issued in a potential transaction.

In January and February 2011, Skyworks business and legal executives and representatives of Skyworks’ outside legal counsel at WilmerHale conducted extensive due diligence on AATI’s business, operations, intellectual property, litigation, financial condition and prospects, including several meetings in both California and Massachusetts. In addition, Skyworks executives toured AATI facilities in Asia. In particular, the parties spent a substantial amount of time discussing AATI’s then-ongoing intellectual property litigation with LTC. During this same period, Mr. Anderson and other AATI representatives and outside consultants also conducted “reverse diligence” with representatives of Skyworks to elicit information concerning Skyworks. These due diligence efforts continued despite the expiration of the 45-day exclusivity period between the parties.

On February 1, 2011, at a regularly scheduled meeting, Skyworks’ board of directors received an update briefing on the status discussions between AATI and Skyworks.

On February 2, 2011, the AATI board of directors held a regularly scheduled meeting at which Mr. Anderson updated the board on the due diligence process being undertaken by Skyworks.

On February 17, 2011, the AATI board of directors held a special telephonic meeting at which Mr. Anderson provided an additional update on the due diligence process being undertaken by Skyworks.

On February 24, 2011, Skyworks business and legal executives and outside counsel from WilmerHale held meetings with Mr. Williams, Mr. Anderson and AATI lawyers to discuss AATI’s then-ongoing intellectual property litigation with LTC.

On February 25, 2011, the AATI board of directors held a special telephonic meeting at which Mr. Anderson updated the board on recent due diligence sessions between Skyworks and AATI and, in particular, Skyworks’ remaining concerns with respect to AATI’s then-ongoing litigation with LTC. The board noted that the 45-day exclusivity period with Skyworks would expire soon, and the board discussed what, if any, additional market check efforts would be advisable under the circumstances. The board also discussed the risk that conducting a market check at this point in negotiations with Skyworks, which the board believed had been proceeding in good faith by both parties, could cause Skyworks to terminate discussions. In particular, the board noted that Mr. Aldrich had repeatedly expressed to Mr. Anderson that Skyworks would not engage in a competitive bidding process to acquire AATI, and that Skyworks believed that the premium it was offering justified exclusive negotiations. After further discussion, the board decided that the risk of Skyworks terminating negotiations as a result of AATI contacting and engaging in discussions with potentially interested third parties outweighed the likelihood that initiating a further affirmative market check by soliciting acquisition offers would be reasonably likely to result in a superior offer.

On February 26, 2011, Mr. Anderson informed Mr. Aldrich and Mr. Schiller that he had held an update call with the AATI board the day before, and that the AATI board had approved the continuation of due diligence to allow Skyworks time to complete its financial model and for AATI to develop a plan for addressing Skyworks’ concerns regarding the then-ongoing intellectual property litigation. Continuing until the signing of the definitive merger agreement, the AATI and Skyworks transaction teams engaged in due diligence reviews with respect to the other party to the transaction.

On March 1, 2011, AATI’s exclusivity obligations to Skyworks expired, freeing AATI, among other things, to entertain and respond to any unsolicited acquisition offers that third parties might make.

In early March 2011, Skyworks informed AATI that the potential liability with respect to the then-ongoing litigation with LTC and AATI’s weakened forecasted financial results for the third and fourth quarters of 2011 would present a serious impediment to a transaction moving forward. Skyworks indicated that it would reconsider this position if AATI could settle the litigation with LTC on reasonable terms. At this point, the parties shifted the focus of their active efforts, with AATI pursuing a litigation settlement with LTC.

On March 14, 2011, the board of directors of AATI held a special telephonic meeting at which the board discussed Skyworks’ concerns with respect to AATI’s then-ongoing litigation with LTC. The board of directors noted that an upcoming court-directed mediation session between AATI and LTC provided an opportunity to explore the terms on which this litigation could be settled. The board of directors authorized Mr. Anderson and Mr. Williams to propose settlement to LTC within a specified range. Following this meeting, Mr. Anderson informed Mr. Aldrich that a mediation session with LTC would take place on March 24, 2011 and that the AATI board had authorized pursuing a “fast track” settlement.

On March 24, 2011, Mr. Anderson, Mr. Williams, Mr. Hollinger and AATI’s outside intellectual property litigation counsel participated in a mediation session with representatives of LTC. During this mediation, representatives of AATI and LTC agreed to settle all claims between the companies.

On March 25, 2011, the board of directors of AATI held a regularly scheduled meeting at which the board discussed the status of the anticipated litigation settlement, as well as its potential impact on acquisition negotiations with Skyworks. Following this meeting, Mr. Anderson indicated to Skyworks that AATI had tentatively resolved the LTC litigation.

On March 28, 2011, senior executives and representatives of Skyworks attended a meeting with Mr. Anderson, Mr. Williams and other representatives of AATI in Palo Alto, California to discuss the current status of AATI’s business and various financial models. Following the March 28 meeting, Skyworks concluded that the business outlook for AATI has deteriorated from the prior forecast.

On March 31, 2011, AATI entered into a settlement agreement with LTC that ended the litigation between the two companies through the settlement of an enforcement proceeding in the United States Court of Appeals for the Federal Circuit and an action in the United States District Court for the Northern District of California. Specific terms of the settlement were not publicly disclosed.

On April 3, 2011, Mr. Anderson delivered to Mr. Aldrich a copy of the signed settlement agreement between AATI and LTC. On April 4, 2011, Skyworks contacted Mr. Anderson to seek clarification of the AATI-LTC settlement agreement. On or about April 7, 2011, AATI and LTC entered into an addendum clarifying the AATI-LTC settlement agreement and provided a copy of the addendum to Skyworks.

On April 4, 2011, the AATI board of directors held a special telephonic meeting at which Mr. Anderson provided the board an update on discussions with Skyworks, including potential synergies. The board requested that Needham & Company analyze from a financial point of view potential alternative mixes of consideration, including an all-stock transaction or a combination of cash and Skyworks’ common stock.

On April 8, 2011, Skyworks executives met with Mr. Williams and other AATI executives to discuss AATI’s near-term sales funnel, demand from customers and future opportunities.

On or about April 13, 2011, Mr. Aldrich and Mr. Schiller informed Mr. Anderson that Skyworks had concerns about AATI’s forecast for growth in its business over the next two quarters in light of the downtrend in AATI’s business over the last three quarters. On April 14, 2011, Mr. Anderson attempted to address the concerns expressed by Skyworks. In addition, Mr. Anderson commented on the consideration for the transaction, indicating that he thought AATI’s board of directors would support a 50%-50% stock-cash deal.

On April 18, 2011, Mr. Schiller informed Mr. Anderson that Skyworks’ previous price indication was not supportable by AATI’s new, reduced financial outlook. Mr. Schiller and Mr. Anderson discussed a new price of $6.30 per share, comprised of 60% in cash and 40% in Skyworks stock. Subsequently, Mr. Anderson communicated to Mr. Schiller that if Skyworks could agree to a $6.30 per share minimum, with the stock portion of the consideration to be based on a fixed exchange ratio based on the closing price of a share of Skyworks common stock on April 18, 2011, he would take Skyworks’ proposal to AATI’s board of directors.

On April 19, 2011, Mr. Schiller communicated to Mr. Anderson that the framework proposed by Mr. Anderson would be acceptable to Skyworks.

On April 22, 2011, WilmerHale distributed an initial draft of a merger agreement to WSGR and AATI. The initial draft of the definitive merger agreement included a proposed price per share of $6.30, of which $3.75 would be paid in cash and the remainder would be issued in a fixed portion of a share Skyworks common stock valued at $2.55 determined by a 30-day trading average immediately prior to the signing of a definitive merger agreement.

On April 24, 2011, the board of directors of AATI held a special telephonic meeting at which the board discussed the draft of the definitive merger agreement presented by Skyworks. Representatives of Needham & Company reviewed the financial terms presented in the proposed definitive merger agreement with the board. Representatives of WSGR reviewed with the AATI directors their fiduciary duties in connection with considering the transaction and addressed questions of the board. After extensive discussion, the board directed management to continue negotiating the definitive merger agreement with Skyworks and, in particular, to focus on, among other issues, obtaining deal certainty and, given the historical price fluctuation of Skyworks common stock, certain price protections for the stockholders. The board also discussed potential compensation arrangements for certain directors and officers in connection with the merger, and the board received advice from an independent compensation consultant with respect to such matters. Subsequently, AATI disclosed these potential compensation arrangements to Skyworks.

On April 28, 2011, the board of directors of AATI held a regularly scheduled meeting at which Mr. Anderson and representatives of WSGR provided an update on the ongoing negotiations with Skyworks. In particular, representatives of WSGR elaborated on key structural issues presented by the proposed merger agreement, including the board’s ability to consider alternative transactions following the execution of the merger agreement, termination fees, price protection, closing conditions and the potentially taxable nature of the transaction to AATI stockholders as proposed. The board also reviewed an anticipated transaction schedule and received an updated analysis from its independent compensation consultant with respect to the potential compensation arrangements discussed at the prior board meeting.

On April 28, 2011, WSGR sent initial comments on the draft merger agreement to WilmerHale.

On April 29, 2011, Mr. Anderson communicated to Mr. Aldrich and Mr. Schiller that AATI’s board of directors had approved in principle the terms of the business deal they had discussed on April 18-19, subject to negotiation of a mutually acceptable definitive agreement.

On April 29, 2011, Mr. Aldrich sent Mr. Anderson an email indicating he would like to understand AATI’s second quarter revenue guidance. Mr. Anderson responded the same day by providing a draft earnings release (containing proposed second quarter guidance).

On May 2, 2011, AATI conducted its quarterly earnings call and estimated net revenue for the second calendar quarter of 2011 (ending June 30, 2011) in the range of $24.0 million to $26.0 million, net loss in the range of $0.04 to $0.02 per diluted share on a GAAP basis. On a non-GAAP basis, AATI estimated for the second calendar quarter of 2011 a range of net income of $0.01 to net loss of $0.01 per share. AATI also estimated pre-tax quarterly stock-based compensation expense of approximately $1.1 million.

On May 5, 2011, lead counsel from WilmerHale and WSGR discussed issues relating to the transaction, including timing, stockholder approval, next steps relating to the merger agreement and steps to expedite the completion of the due diligence process.

On May 9, 2011, WilmerHale sent a revised draft of the proposed form of merger agreement to WSGR.

On May 10, 2011, Mr. Aldrich and other senior executives of Skyworks met with Mr. Anderson, Mr. Williams and other senior executives of AATI in Woburn, Massachusetts to discuss, in detail, the status and outlook of AATI’s business.

On May 11, 2011, Skyworks’ board of directors received an update on the status of discussions between Skyworks and AATI.

On May 12, 2011, lead transaction counsel from WilmerHale and WSGR held an extended conference call to discuss key issues in the merger agreement, including issues relating to price and exchange ratio determination and adjustments, transaction structure, tax treatment of the transaction and AATI’s desire for reorganization treatment under the Internal Revenue Code so as to make the receipt of Skyworks stock nontaxable to AATI stockholders, deal protection (including the amount and triggers of the termination fee sought by Skyworks, details relating to the “no shop” clause proposed by Skyworks, the scope of AATI’s “fiduciary out” and ability to withdraw its recommendation of the transaction with Skyworks, and Skyworks’ request for a “force the vote” clause requiring AATI to bring the merger agreement to a vote of AATI stockholders even if AATI had received a superior proposal from another potential acquirer), the scope and details of closing conditions, the level of efforts the parties would be required to use to obtain regulatory and other approvals, the definition of a “material adverse effect,” and other points.

On May 15, 2011, WilmerHale sent a draft of a stockholder agreement (which would obligate AATI directors and officers to vote in favor of the merger and against any competing proposals that might arise, subject to AATI’s rights to terminate the merger agreement) to WSGR. That same day, WilmerHale also sent a draft of a noncompetition agreement (which would prohibit Mr. Williams from competing with the business of AATI for a period of time after the closing of the merger) to WSGR.

On May 16, 2011, Mr. Williams and certain AATI executives reviewed the consideration for the proposed transaction in light of AATI’s business forecast and benchmarked against stock performance of industry peers.

On May 16, 2011, WSGR provided WilmerHale with comments on the proposed form of stockholder agreement. Later that day, WilmerHale provided WSGR with a revised draft of the stockholder agreement accepting a majority of the changes requested by WSGR. Also on May 16, 2011, WSGR provided WilmerHale with an initial draft of a “disclosure schedule” responding (and setting forth exceptions) to AATI’s proposed representation and warranties is the draft merger agreement.

On May 18, 2011, the board of directors of AATI held a special telephonic meeting at which Mr. Anderson provided an update on the ongoing negotiations with Skyworks. Representatives of WSGR also reviewed the status of the definitive merger agreement and due diligence efforts and addressed questions of the board.

On May 19, 2011, WilmerHale sent a revised draft of the proposed form of merger agreement to WSGR, proposing compromises on many of the open issues, including, among other things, a reduction in the amount of the termination fee, narrower triggers for the termination fee, no “force the vote” clause, and modifications to the “no shop” provisions, closing conditions, “material adverse effect” definition, and other provisions.

On May 20, 2011, lawyers from WilmerHale and WSGR negotiated possible further changes to various provisions of the merger agreement, including in particular AATI’s representations and warranties.

On May 21, 2011, WSGR sent further comments on the draft merger agreement to Wilmer Hale. Mr. Schiller sent an e-mail to Mr. Anderson indicating that AATI’s comments on the merger agreement were problematic for Skyworks in a number of respects and raised questions as to whether the transaction would continue on schedule or if at all.

On May 23, 2011, Mr. Anderson and Mr. Schiller held a telephone discussion regarding AATI’s concerns with respect to price protection. In order to address these concerns, Skyworks proposed a mechanism that would ensure the value of the merger consideration at closing. Pursuant to this mechanism, the per share merger consideration would include an initial combination of $3.75 in cash and a fixed portion of a share of Skyworks common stock equal to $2.55 at the time of signing the merger agreement. The cash portion of the consideration would be increased or decreased to ensure that the total per share consideration would equal $6.30 at the time of closing, based upon the average closing price of Skyworks common stock over the five trading days immediately preceding the merger closing.

Also on May 23, 2011, lead transaction counsel from WilmerHale and WSGR held an extended conference call to negotiate possible compromises on the open issues in the merger agreement. WilmerHale then sent a revised draft of the merger agreement to WSGR early in the morning of May 24, 2011. Later in the day on May 24, 2011, WilmerHale sent revised versions of the stockholder agreement and noncompetition agreement to WSGR.

Throughout the day on May 24 and May 25, 2011, WilmerHale and WSGR exchanged further comments on the draft merger agreement and the AATI disclosure schedule to the merger agreement, and continued to work toward finalizing the two documents.

On May 24, 2011, the board of directors of AATI held a special telephonic meeting at which representatives of WSGR reviewed the fiduciary duties of the board and presented a detailed summary of the draft definitive merger agreement and related ancillary agreements as well as open issues. The board also considered Skyworks’ proposal with respect to a price protection mechanism and found it to be a reasonable solution to AATI’s concerns. Representatives of Needham & Company also presented a preliminary financial analysis of the proposed transaction. Members of the board asked numerous questions and directed management and counsel to negotiate the open issues in the merger agreement in preparation for its expected execution the following day.

In the evening of May 24, 2011, WSGR informed WilmerHale that Mr. Williams, represented by separate legal counsel, would have a number of comments on the proposed form of noncompetition agreement that Skyworks required from him as a condition of signing the merger agreement with AATI. On May 25 and continuing into the morning of May 26, the parties and their counsel held a number of calls and exchanged proposed language in an effort to resolve the parties’ differences over the terms and language of the noncompetition agreement. These differences were finally resolved in the morning of May 26, 2011.

In the afternoon of May 25, 2011, the Skyworks board of directors held a special meeting to consider the proposed acquisition of AATI. After a review of the strengths and weaknesses of AATI’s business, the financial model for the acquisition, the parties’ negotiations, and the key terms and provisions of the merger agreement and related agreements, Skyworks’ board of directors expressed discomfort with the high premium that a price of $6.30 per share represented over recent trading prices of AATI’s common stock, and directed Skyworks management to seek an adjustment of the price, but otherwise unanimously approved the merger and related transactions and authorized senior management of Skyworks to finalize, execute and deliver the merger agreement on behalf of Skyworks, with such further changes as they might approve.

On May 25, 2011, the AATI board of directors held a special telephonic meeting. At this time, Mr. Anderson informed the board of directors that in a telephone discussion immediately preceding the board meeting, Mr. Schiller informed him that Skyworks was revising its offer to $6.13 per share. This price would be payable in a combination of $3.68 in cash and a fixed portion of a share of Skyworks common stock, but with the same price protection mechanism as previously agreed to with respect to the price of $6.30 per share. Representatives of Needham & Company and WSGR participated in the meeting and addressed questions of the board. The board instructed Mr. Anderson to continue discussions with Skyworks as to the business rationale for the price reduction, and the board adjourned the meeting until later that evening.

On May 25, 2011, during the time that the AATI board meeting was adjourned until later in the day, Mr. Anderson held a telephone conversation with Mr. Aldrich regarding the rationale for lowering the proposed price. Mr. Aldrich indicated that, ultimately, the Skyworks board of directors was uncomfortable with the high premium that a price of $6.30 per share represented over recent trading prices of AATI’s common stock. Members of the AATI board subsequently noted, for example, that the closing price of $3.61 per share on May 23, 2011 was one of the lowest closing prices over the preceding six-month period.

Later on May 25, 2011, the AATI board of directors reconvened its meeting. Mr. Anderson indicated that, in discussions following the earlier meeting of the board, Skyworks had informed him that it was unwilling to increase the acquisition price above $6.13 per share. The board held an extensive discussion regarding the strategic options and risks related to a further delay in the proposed transaction. Representatives of Needham & Company reviewed the financial terms presented in the proposed definitive merger agreement with the board. Representatives of WSGR reviewed with the directors of AATI their fiduciary duties in connection with considering the revised transaction terms and addressed questions of the board. After further discussion, the board directed Mr. Anderson to communicate to Skyworks that it was prepared to move forward with the proposed transaction at the revised price of $6.13 per share only if the parties could finalize, execute and announce the merger agreement on the following day with no further material changes in price or other terms. Mr. Anderson excused himself from the meeting to communicate this message to Skyworks. He returned to the meeting with confirmation from Skyworks that it was prepared to abide by that schedule. However, Mr. Anderson indicated that Skyworks had informed him that it was requesting certain modifications to aspects of the compensation that the AATI board had contemplated awarding to each of Mr. Anderson and Mr. Williams in connection with the merger, which AATI previously had disclosed to Skyworks for its review and confirmation. In connection with Mr. Anderson’s extraordinary role in facilitating and negotiating the transaction with Skyworks, the AATI board had anticipated awarding Mr. Anderson 240,000 restricted stock units and a cash bonus of $950,000, which would vest or be payable, as applicable, upon the successful closing of the merger. The AATI board also had contemplated awarding Mr. Williams 60,000 restricted stock units in connection with his role in facilitating the transaction with Skyworks, which would vest upon the successful closing of the merger, as well as an additional 475,000 restricted stock units that would vest over a two-year period following the closing in connection with Mr. Williams entering into a two-year non-competition agreement with Skyworks. At this time, Skyworks requested that Mr. Anderson forego all of the contemplated cash bonus payment and that Mr. Williams forego 75,000 of the restricted stock units contemplated to be awarded in connection with the non-competition agreement. Mr. Anderson and Mr. Williams each indicated that they were willing to accept these compensation modifications requested by Skyworks. The board of directors adjourned the meeting until the following morning.

Later on the night of May 25, 2011, WilmerHale circulated a further revised draft of the merger agreement reflecting the new terms, and overnight on May 25-26 and during the day on May 26, 2011, WilmerHale and WSGR finalized the form of the merger agreement for final board approval and execution and delivery by the parties.

On May 26, 2011, the AATI board of directors held a telephonic meeting. Representatives of Needham & Company and WSGR participated in the meeting and addressed questions of the board. The board received a report on the status of the final definitive merger agreement and a review of the resolution of open issues. Representatives of Needham & Company presented a financial analysis and delivered its oral opinion to the AATI board of directors (subsequently confirmed in writing) to the effect that, as of May 26, 2011, and based upon and subject to the assumptions and other matters set forth in its written opinion, the consideration to be received by the holders of AATI common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Needham & Company is attached to this proxy statement/prospectus as Annex D. After extensive discussion and deliberations and taking into account the proposed terms of the merger agreement and the various presentations of its legal and financial advisors, including the factors described below under “AATI’s Reasons for the Merger; Recommendation of the AATI Board of Directors,” the AATI board unanimously adopted resolutions declaring the merger agreement and the transactions contemplated thereby to be advisable to and in the best interests of AATI and its stockholders and approved the merger agreement and the transactions contemplated thereby and authorized AATI to enter into the merger agreement with Skyworks. The board also approved the grant of restricted stock unit awards to certain directors and officers in connection with the merger as well as the additional restricted stock unit award to Mr. Williams in connection with his non-competition agreement with Skyworks.

On May 26, 2011, the parties executed the definitive merger agreement. In connection with entering into the merger agreement, Skyworks also entered into a stockholder agreement with certain of AATI’s officers and directors pursuant to which, among other things, each such officer and director agreed to vote all shares of AATI common stock beneficially owned by each such officer and director in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and against any other acquisition proposal or alternative acquisition agreement made in opposition to the consummation of the merger and the transactions contemplated by the merger agreement. Skyworks and Richard K. Williams also entered into a non-competition agreement pursuant to which, among other things, Mr. Williams agreed, for a period of 24 months following the closing of the merger and subject to certain exceptions, not to engage, without the express prior written consent of Skyworks, in any business or activity that is in competition with AATI’s business of developing, designing, manufacturing, licensing, marketing, selling and distributing power management semiconductors and related software. Additionally, Mr. Williams agreed, for a period of 24 months following the closing of the merger, not to directly or indirectly solicit any individual then employed by either Skyworks or AATI to leave such employment or to solicit any AATI customers.

On May 26, 2011, following the closing of the Nasdaq Stock Market, the parties issued a press release announcing the execution of the merger agreement. Later that day, Mr. Aldrich and Mr. Williams held a joint investor conference call to review the proposed transaction.

AATI’s Reasons for the Merger; Recommendation of AATI’s Board of Directors

The AATI board of directors believes that the terms of the merger agreement and the merger and other transactions contemplated thereby are advisable, and in the best interests of, AATI and its stockholders. In reaching its decision to approve the merger, the AATI board of directors evaluated the merger in consultation with AATI’s management and advisors, and considered a number of factors, including, but not limited to, the following factors, which the AATI board of directors viewed as supporting its decision to approve the merger:

•	Considerations Regarding Operating AATI as an Independent Company. The board considered the current and historical financial condition, results of operations, and anticipated future performance of AATI, as well as the risks and uncertainties associated with continuing to operate AATI as an independent company, including the following:

•	the increasingly competitive nature of the power management semiconductor industry in which AATI competes and the need to increase the scale of AATI’s business and expand AATI’s potential customer base;

•	the increasing ability of competitors to offer complete product portfolios and complex integrated solutions both organically funded by large R&D budgets and through substantial mergers and acquisitions;

•	the trend of handset and large consumer OEMs buying from AATI to implement vendor reduction programs to improve operational efficiency, purchasing power, and pricing control over their supply chain;

•	the ability of large semiconductor manufacturers competing with AATI to lower product cost and achieve higher margins through larger economies-of-scale and preferred pricing at foundries and manufacturing subcontractors;

•	AATI’s slow pace in diversifying revenue into markets outside of handsets and handhelds, reflecting, in part, the lower volumes and longer design-in cycles of these markets, including televisions, clean technology, industrial and medical sectors;

•	the potential impact of litigation on the operating cash flow of AATI and its adverse impact on AATI’s ability to adequately invest in new products and technology;

•	AATI’s lack of revenue growth in recent periods and prospects for future growth;

•	the need to increase the scale of AATI’s business and expand AATI’s potential customer base through acquisitions or other strategic transactions, the challenges of financing such acquisitions or other strategic transactions, and the potential execution risks and uncertainties associated therewith;

•	the high cost of operating a public company, including legal and audit expenses and costs associated with Sarbanes-Oxley Act compliance; and

•	the general risks associated with AATI’s ability to continue to execute its financial plan and create stockholder value in excess of the merger consideration being offered by Skyworks.

•	Available Alternatives; Results of Discussions with Third Parties. The AATI board of directors considered the possible alternatives to the acquisition by Skyworks (including the possibility of being acquired by another company, continuing to operate AATI as an independent entity, or engaging in other strategic transactions, and the desirability and perceived risks of those alternatives), the range of potential benefits that these alternatives could bring to AATI’s stockholders and the timing and likelihood of accomplishing the goals of such alternatives, as well as the board’s assessment that none of these alternatives was reasonably likely to create greater value for AATI’s stockholders, taking into account risks of execution as well as business, management, competitive, industry and market risks. As part of its deliberations, the AATI board considered the results of the process that was conducted to evaluate alternative strategic transactions.

•	Analysis and Presentation of Management. The analyses and presentations by senior management of AATI regarding the business, operations, sales, management and competitive position of AATI and forecasts regarding profitability under various scenarios.

•	Strategic Considerations. The AATI board of directors considered their expectations that the merger would result in AATI becoming part of a larger, dynamic organization, better positioned to address customers’ demand for highly integrated power management solutions across a broader range of markets and applications than AATI would be able to on a stand-alone basis. The AATI board of directors considered the benefits resulting from the synergies of combining Skyworks’ existing leadership position in RF front-end solutions with AATI’s innovative application-specific power management solutions and by leveraging Skyworks’ scale and extensive product portfolio.

•	Considerations Regarding Skyworks Common Stock. Given that a portion of the consideration to be received by AATI’s stockholders would consist of Skyworks common stock, the AATI board of directors considered the opportunity described in the preceding paragraph for AATI’s stockholders to participate as stockholders in the potential appreciation in the stock of Skyworks, in light of the perceived strategic benefits of AATI becoming part of a larger, yet dynamic, organization and the significant synergies that would be obtained by the merger.

•	The Merger Consideration; Historical Trading Price. The AATI board of directors considered that the value of the merger consideration of $6.13 per share of AATI common stock, consisting initially of $3.68 in cash and 0.08725 of a share of Skyworks’ common stock, par value $0.25 per share, and subject to adjustment as set forth in the merger agreement, represented, based on the closing price of AATI’s common stock on May 25, 2011 of $3.84 (the last trading day prior to the approval of the merger by AATI’s board of directors), a 60% premium over the closing price per share of AATI common stock on May 25, 2011. Further, the AATI board of directors considered that the stock component of the merger consideration offers AATI’s stockholders the opportunity to participate in the growth and success of Skyworks for the reasons set forth above, while at the same time, the cash component of the merger consideration allows AATI’s stockholders to realize some liquidity and an immediate return on their investment in AATI common stock, and to cover their tax liability incurred in connection with the merger, if any.

•	Financial Analysis and Opinion of Needham & Company. The AATI board of directors considered the financial analysis by Needham & Company, AATI’s financial advisor, of the proposed consideration and the opinion of Needham & Company, dated May 26, 2011, to the effect that, as of that date, and based upon and subject to the assumptions and other matters set forth in its opinion, the consideration to be received by holders of AATI common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Needham & Company is attached to this proxy statement/prospectus as Annex D.

•	Terms of the Merger Agreement. The AATI board of directors considered the terms and conditions of the merger agreement, including but not limited to the following:

•	the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable;

•	AATI’s ability, under certain conditions, to provide information to and negotiate with a third party that has made an acquisition proposal that did not result from a breach of its non-solicitation obligations under the merger agreement if the AATI board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal is or is reasonably likely to lead to a superior proposal and if taking such action would be required by the AATI board’s fiduciary duties; and

•	the ability of AATI’s board of directors, under certain circumstances, to make a change of recommendation and/or terminate the merger agreement in response to a bona fide acquisition proposal if (i) the AATI board reasonably determines in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal is a superior proposal; (ii) the AATI board determines in good faith (after consultation with its outside legal counsel) that in light of such superior proposal, taking such action is required by the AATI board’s fiduciary duties; and (iii) AATI complies with certain procedures provided in the merger agreement.

•	Risks and Potentially Negative Factors. During the course of its deliberations concerning the merger, the AATI board of directors and the management of AATI also identified and considered a variety of risks relating to the merger, including the following:

•	the possibility that the merger might not be consummated, as a result of the failure to obtain required regulatory clearances to consummate the merger or the failure to obtain the requisite vote of the stockholders of AATI, and the potential adverse effects of the failure to consummate the merger on AATI’s business, customers, revenues, bookings, financial condition, operating results, employees and overall competitive positioning and prospects;

•	the risk that as a result of the announcement of the merger, AATI’s existing relationships with customers could be significantly disrupted and AATI might have increased difficulty attracting new customers after such announcement;

•	the risk that certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving AATI, including the restriction on AATI’s ability to solicit proposals for alternative transactions and the requirement that AATI pay a termination fee of approximately $8.5 million to Skyworks or up to $500,000 in expense reimbursements to Skyworks in certain circumstances following the termination of the merger agreement;

•	the risk that as a result of the announcement or the completion of the merger, key employees of AATI might terminate their employment with the company and the risk of the transaction diverting management’s attention from the day to day operation of AATI’s business during the pendency of the merger;

•	the fees and expenses associated with completing or attempting to complete the merger;

•	the potential impacts of the restrictions under the merger agreement on AATI’s ability to take certain actions during the period prior to the closing of the merger (which may delay or prevent AATI from undertaking business opportunities that may arise pending completion of the merger);

•	the fact that certain of AATI’s directors and officers may have interests in the merger as individuals that are in addition to or different from the interests of AATI’s stockholders, as further described in the section entitled “Interests of AATI’s Directors and Executive Officers in the Merger” beginning on page 68 of this proxy statement/prospectus; and

•	the other risks described in the section of this proxy statement/prospectus entitled “Risk Factors.”

This discussion of information and factors considered by the AATI board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the AATI board of directors. In view of the wide variety of factors considered, the AATI board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the AATI board of directors unanimously agreed that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, AATI and the AATI stockholders, and that AATI should enter into the merger agreement.

Opinion of AATI’s Financial Advisor

AATI retained Needham & Company to act as financial advisor in connection with the merger and to render an opinion as to the fairness, from a financial point of view, to the holders of AATI common stock of the consideration to be received by those holders pursuant to the merger agreement.

On May 26, 2011, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to the AATI board of directors that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by the holders of AATI common stock pursuant to the merger agreement was fair to those holders from a financial point of view. Needham & Company provided its opinion for the information and assistance of the AATI board of directors in connection with and for the purpose of the board’s evaluation of the transactions contemplated by the merger agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, to the holders of AATI common stock of the consideration, which was determined through arm’s length negotiations between AATI and Skyworks and not by Needham & Company. While Needham & Company provided independent financial advice to the AATI board of directors during the course of negotiations between AATI and Skyworks, the decision to approve and recommend the merger was made independently by the AATI board. Needham & Company’s opinion does not address any other aspect of the merger, or any related transaction, and does not constitute a recommendation to any stockholder of AATI as to how that stockholder should vote or act on any matter relating to the merger.

The complete text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/prospectus as Annex D. The summary of Needham & Company’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. AATI stockholders should read this opinion carefully and in its entirety.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed the execution copy of the merger agreement;

•	reviewed certain publicly available information concerning Skyworks and AATI and certain other relevant financial and operating data of Skyworks and AATI furnished to Needham & Company by Skyworks and AATI;

•	reviewed the historical stock prices and trading volumes of Skyworks common stock and AATI common stock;

•	held discussions with members of management of Skyworks and AATI concerning the current operations of and future business prospects for Skyworks and AATI and joint prospects for the combined companies;

•	reviewed certain financial forecasts with respect to AATI prepared by management of AATI and held discussions with members of such management concerning those forecasts;

•	reviewed certain research analyst projections with respect to Skyworks and held discussions with members of Skyworks management concerning those projections;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed generally relevant to similar data for Skyworks and AATI;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of that information. Needham & Company assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. In addition, Needham & Company assumed that the merger will be consummated on the terms and subject to the conditions set forth in the execution copy of the merger agreement furnished to Needham & Company without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Skyworks, AATI or the contemplated benefits of the merger. In addition, Needham & Company assumed that the financial forecasts for AATI provided to Needham & Company by AATI management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the future operating and financial performance of AATI, and that the research analyst projections for Skyworks represented reasonable estimates as to the future financial performance of Skyworks. Needham & Company expressed no opinion with respect to any of those forecasts, projections or estimates or the assumptions on which they were based.

Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Skyworks or AATI nor did Needham & Company evaluate the solvency or fair value of Skyworks or AATI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to the holders of AATI common stock of the consideration to be received by those holders pursuant to the merger agreement and Needham & Company expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of AATI, or as to AATI’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to AATI. Needham & Company was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of AATI or any alternative transaction. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the merger, or any class of those persons, relative to the consideration to be received by the holders of AATI common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. Needham & Company did not express any opinion as to what the value of Skyworks common stock will be when issued pursuant to the merger or the prices at which Skyworks common stock or AATI common stock will actually trade at any time.

AATI imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to May 26, 2011, and is not necessarily indicative of current or future market conditions.

Selected Companies Analysis.  Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for AATI to the corresponding data and ratios of publicly traded companies that Needham & Company deemed relevant because they have lines of businesses that may be considered similar to AATI’s lines of business. These companies, referred to as the selected companies, consisted of the following:

Cirrus Logic, Inc.
Micrel, Incorporated
Monolithic Power Systems, Inc.
O2Micro International Limited
Power Integrations, Inc.
Semtech Corporation
Supertex, Inc.
Volterra Semiconductor Corporation

The following table sets forth information concerning the following multiples for the selected companies and for AATI:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;

•	enterprise value as a multiple of projected calendar year 2011 revenues;

•	enterprise value as a multiple of projected calendar year 2012 revenues;

•	enterprise value as a multiple of projected calendar year 2011 earnings before interest, taxes, depreciation, amortization, and stock compensation expense, or adjusted EBITDA;

•	enterprise value as a multiple of projected calendar year 2012 adjusted EBITDA;

•	price as a multiple of projected calendar year 2011 earnings per share, or EPS;

•	price as a multiple of projected calendar year 2012 EPS; and

•	price as a multiple of book value.

Needham & Company also reviewed, for the selected companies, enterprise value as a multiple of LTM adjusted EBITDA and price as a multiple of LTM EPS, but determined that the results were not meaningful because of AATI’s negative LTM adjusted EBITDA and EPS.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on May 25, 2011 and for AATI based on a total merger consideration value of $6.13 per share.

AATI
	Selected Companies				Implied by
	High	Low	Mean	Median	Merger

Enterprise value to LTM revenues	3.6x	0.9x	2.3x	2.2x	2.3x
Enterprise value to projected calendar year 2011 revenues	3.4x	0.9x	2.3x	2.2x	1.9x
Enterprise value to projected calendar year 2012 revenues	2.8x	0.8x	2.0x	1.9x	1.6x
Enterprise value to projected calendar year 2011 adjusted EBITDA	15.5x	4.9x	10.7x	10.9x	38.0x
Enterprise value to projected calendar year 2012 adjusted EBITDA	14.6x	4.1x	9.1x	9.2x	14.2x
Price to projected calendar year 2011 EPS	25.9x	13.5x	18.2x	18.2x	96.6x
Price to projected calendar year 2012 EPS	18.2x	10.6x	13.9x	13.9x	24.3x
Price to book value	4.8x	1.3x	2.7x	2.7x	2.5x

Premiums Paid Analysis.  Needham & Company analyzed publicly available financial information for 37 merger and acquisition transactions, which represent transactions announced and closed between January 1, 2009 and May 25, 2011 that involved equity values below $1 billion and acquired companies that were publicly-traded technology companies. Of these transactions, three involved all stock consideration, seven involved a combination of cash and stock consideration, and 27 involved all cash consideration. In reviewing these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, seven days, 30 days and 60 days prior to the announcement of the transaction.

Needham & Company calculated premiums for AATI based on a total merger consideration value of $6.13 per share. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

		Announced Premium Paid
		1 Day	7 Day	30 Day	60 Day

Selected Transactions:
All Stock	Mean	68%	67%	63%	60%
	Median	67%	60%	41%	50%
Stock/Cash	Mean	38%	43%	40%	54%
	Median	41%	39%	36%	34%
All Cash	Mean	33%	36%	46%	51%
	Median	28%	33%	43%	40%
Overall	Mean	37%	40%	46%	52%
	Median	33%	38%	41%	40%

Skyworks/AATI Merger		60%	61%	46%	63%

Selected Transactions Analysis.  Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions announced and closed between January 1, 2007 and May 25, 2011 that involved target companies that were analog semiconductor companies with announced transaction values of less than $1 billion:

Acquirer	Target

ON Semiconductor Corporation	SANYO Semiconductor Co., Ltd.
Microsemi Corporation	White Electronic Designs Corporation
ON Semiconductor Corporation	California Micro Devices Corporation
ON Semiconductor Corporation	PulseCore Holdings (Cayman) Inc.
ON Semiconductor Corporation	Catalyst Semiconductor, Inc.
Silicon Laboratories Inc.	Integration Associates Incorporated
ON Semiconductor Corporation	AMIS Holdings, Inc.
ON Semiconductor Corporation	Analog Devices, Inc. (CPU voltage/PC thermal assets)
Exar Corporation	Sipex Corporation
Cirrus Logic, Inc.	Apex Microtechnology Corporation

In reviewing the selected transactions, Needham & Company calculated, for the selected transactions and for AATI implied by the merger, enterprise value as a multiple of LTM revenues.

Needham & Company also reviewed, for the selected transactions, enterprise value as a multiple of LTM EBIT and adjusted EBITDA and transaction value as a multiple of LTM net income, but determined that the results were not meaningful because of AATI’s negative LTM EBIT, adjusted EBITDA and net income.

Needham & Company calculated multiples for AATI based on a total merger consideration value of $6.13 per share.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

AATI
	Selected Transactions				Implied by
	High	Low	Mean	Median	Merger

Enterprise value to LTM revenues	2.8x	0.4x	1.8x	1.7x	2.3x

Contribution Analysis.  Needham & Company reviewed and analyzed the implied percentage contribution of each of Skyworks and AATI to pro forma combined operating results for the last reported 12 months, and pro forma projected calendar year 2011 and calendar year 2012 combined operating results. In calculating the pro forma projected combined operating results, Needham & Company used estimates provided by AATI management and consensus research analyst projections for Skyworks. Needham & Company reviewed, among other things, the implied percentage contributions to pro forma combined revenues, gross profit, adjusted EBITDA and EBIT. The following tables present the results of this analysis and the estimated pro forma enterprise value contributions of Skyworks and AATI, based on a total merger consideration value of $6.13 per share. In calculating pro forma enterprise value contributions, Needham & Company assumed that outstanding options to purchase AATI common stock would remain outstanding and used the treasury stock method to calculate the number of pro forma shares of Skyworks common stock outstanding.

	Implied Actual/Estimated
	Percentage Contribution
	Skyworks	AATI

Pro forma combined revenues
LTM	93.1%	6.9%
2011E	92.9%	7.1%
2012E	92.8%	7.2%
Pro forma combined gross profit
LTM	93.1%	6.9%
2011E	92.9%	7.1%
2012E	92.5%	7.5%
Pro forma combined adjusted EBITDA
LTM	101.8%	(1.8)%
2011E	98.8%	1.2%
2012E	97.3%	2.7%
Pro forma combined EBIT
LTM	102.7%	(2.7)%
2011E	99.1%	0.9%
2012E	97.4%	2.6%

	Estimated
	Pro Forma
	Percentage Contribution
	Skyworks	AATI

Pro forma enterprise value contribution	96%	4%

The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

No company, transaction or business used in the “Selected Companies Analysis,” “Premiums Paid Analysis” or “Selected Transactions Analysis” as a comparison is identical to Skyworks, AATI or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Skyworks’ or AATI’s control. Any estimates contained in or underlying these analyses, including estimates of AATI’s future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by AATI’s board of directors in their evaluation of the merger and should not be viewed as determinative of the views of AATI’s board of directors or management with respect to the consideration or the merger.

Under the terms of its engagement letter with Needham & Company, AATI has paid or agreed to pay Needham & Company a retainer fee and a fee for rendering the Needham & Company opinion aggregating $1,050,000. If the merger is consummated, AATI has agreed to pay Needham & Company an additional fee of 1.0% of the aggregate purchase price paid in the merger, against which the retainer fee and the fee for rendering the Needham & Company opinion would be credited. In addition, AATI has agreed to reimburse Needham & Company for its out-of-pocket expenses in connection with its engagement and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the AATI board of directors to act as its financial advisor based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with AATI and its industry generally. Needham & Company has not had any other investment banking relationship with Skyworks or AATI during the past two years for which it received compensation. Needham & Company may in the future provide investment banking and financial advisory services to Skyworks, AATI or their respective affiliates unrelated to the merger, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Skyworks and AATI for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Financial Forecasts

As a matter of course, neither AATI nor Skyworks make public projections as to future sales, earnings, or other results due to, among other reasons, the uncertainty inherent in underlying assumptions and estimates. However, during the course of negotiations, AATI management prepared certain financial forecasts that it shared with Skyworks management in April 2011. These forecasts, which were prepared on a stand-alone, pre-merger basis, took into account recent cost-containment efforts of AATI management, as well as recent market activity. AATI further revised its forecasts in May 2011 to address additional information available to AATI management and provided the updated financial forecasts to Needham & Company, which are summarized below. The accompanying prospective financial information included in this proxy statement/prospectus was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of AATI’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of AATI. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective information.

Neither AATI’s nor Skyworks’ independent auditors nor any other independent accountants, have reviewed, compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Furthermore, the financial forecasts summarized below in this proxy statement/prospectus:

•	while presented with numerical specificity, necessarily reflect numerous estimates and assumptions made with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to AATI’s business, all of which are difficult to predict and many of which are beyond their respective control;

•	include assumptions as to certain business decisions that are subject to change;

•	may be affected by the ability of AATI to achieve strategic goals, objectives and targets over the applicable period;

•	do not necessarily reflect revised prospects for AATI’s business, changes in general business or economic conditions or any other transactions or events that have occurred subsequent to, or that may occur and that were not anticipated at, the time the forecasts were prepared;

•	are not necessarily indicative of actual current or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded by their inclusion in this proxy statement/prospectus as a representation that the financial forecasts can or will be achieved by AATI, whether or not the merger occurs.

THE FINANCIAL FORECASTS SET FORTH BELOW WERE PREPARED IN THE COURSE OF DUE DILIGENCE AND DO NOT REFLECT REVISED PROSPECTS FOR AATI’S BUSINESS OR OTHER DEVELOPMENTS SINCE THE DATE THE FORECASTS WERE PREPARED. THE FINANCIAL FORECASTS ARE NOT NECESSARILY INDICATIVE OF ACTUAL CURRENT OR FUTURE PERFORMANCE, ARE NOT A GUARANTEE OF FUTURE PERFORMANCE AND ARE NOT GUIDANCE.

	Fiscal Year Ending December 31,
	2011E (1)	2012E (2)

Revenues	$109,140	$128,725
Cost of sales	(60,065)	(68,066)

Gross profit	49,075	60,659

Total operating expenses	(45,595)	(48,130)

EBIT	3,480	12,529
Interest and other income (expense)	(32)	—

EBT	3,448	12,529
Income taxes	(671)	(800)

Net income (loss)	$2,777	$11,729

Earnings per share	$0.06	$0.25

Fully diluted shares outstanding	43,779	46,402

EBIT	$3,480	$12,529
Depreciation and amortization	2,026	2,180

EBITDA	$5,506	$14,709

(1)	Amounts exclude stock-based compensation expense, severance expense, patent litigation expense and merger and acquisition related expenses.

(2)	Amounts exclude stock-based compensation expense and patent litigation expense.

For purposes of the above financial forecasts, EBT means earnings before taxes; EBIT means earnings before interest and taxes; and EBITDA means earnings before interest, taxes, depreciation and amortization.

The financial forecasts set forth above are included to give stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the merger. Stockholders are cautioned not to place undue, if any, reliance on the forecasts. Neither AATI nor Skyworks assumes any responsibility for the accuracy of the financial forecasts included in this proxy statement/prospectus. Financial forecasts involve risks, uncertainties and assumptions. The future financial results of AATI may materially differ from those expressed in the financial forecasts due to factors that are beyond AATI’s ability to control or predict. Neither AATI nor Skyworks can assure you that the financial forecasts will be realized or that AATI’s future financial results will not materially and adversely differ from the financial forecasts. The financial forecasts cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

NEITHER AATI NOR SKYWORKS INTENDS TO UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS TO REFLECT CIRCUMSTANCES EXISTING AFTER THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE.

The financial forecasts included in this proxy statement/prospectus are forward-looking statements. For more information on factors that may cause AATI’s future financial results to differ materially from those projected in the financial forecasts, see the section of this proxy statement/prospectus entitled “Forward-Looking Statements” beginning on page 39. In addition, AATI stockholders are urged to review the section entitled “Risk Factors” beginning on page 13 of this proxy statement/prospectus as well as those risk factors described in Item 1A of AATI’s Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 9, 2011, in Item 1A of AATI’s Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 3, 2011, and in Item 1A of AATI’s Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011, as amended by Amendment No. 1 thereto filed with the SEC on May 2, 2011.

Skyworks’ Reasons for the Merger

The Skyworks board of directors believes that the terms of the merger agreement and the merger and other transactions contemplated thereby are advisable, and in the best interests of, Skyworks and its stockholders, and the directors present at the May 25, 2011 meeting of the Skyworks board of directors, constituting a quorum for the transaction of business, unanimously approved the merger agreement and the merger. Skyworks’ board of directors believes that the acquisition of AATI presents a compelling strategic opportunity for Skyworks, will be complementary to the Skyworks’ business and will help Skyworks to capitalize on its strong smart phone, tablet, set-top box and infrastructure positions with an expanded and differentiated product portfolio while accelerating its entry into new vertical markets. At a higher level, Skyworks believes that analog power management semiconductors represent a strategic growth market for Skyworks, as Skyworks’ customers increasingly demand both ubiquitous wireless connectivity and power optimization across seemingly every kind of electronic platform. With AATI, Skyworks believes that it will be well positioned to address these twin market opportunities, leveraging the companies’ customer relationships, innovative product portfolios and increasing operational scale.

Merger Sub’s board of directors, acting by unanimous written consent, approved the merger agreement and the merger and other transactions contemplated thereby.

In reaching its decision to approve the merger, the Skyworks board of directors evaluated the merger in consultation with Skyworks’ management and advisors, and considered a number of factors, including, but not limited to, the following factors, which the Skyworks board of directors viewed as supporting its decision to approve the merger:

•	entry of Skyworks into the power management market;

•	the anticipated enhanced competitive positioning of the combined company, which, as a result of the merger, will have a broader range of products and technologies to offer to customers;

•	the belief that AATI’s business is complementary to the Skyworks business;

•	the belief that the merger will increase Skyworks’ revenues and be accretive to Skyworks’ non-GAAP earnings;

•	the results of Skyworks’ due diligence review of AATI’s business, finances, operations, assets and technology and Skyworks’ evaluation of AATI’s management, organization, competitive position and prospects;

•	the financial, business, legal, contractual and other terms and conditions of the merger agreement, including the provisions regarding the ability of the AATI board of directors to entertain third-party acquisition proposals as described under “The Merger Agreement — No Solicitation,” “— Change in Recommendation by AATI’s Board,” “— Termination of the Merger Agreement” and “— Transaction Fees and Expenses; Termination Fee;”

•	the amount of cash and cash equivalents held by AATI and expected to be held at the time of the merger, together with the amount of cash and cash equivalents held by Skyworks and expected to be held at the time of the merger; and

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained without undue delay and without imposing any conditions on the combined company.

During the course of its deliberations concerning the merger, the Skyworks board of directors and the management of Skyworks also identified and considered a variety of risks relating to the merger, including the following:

•	the risk that the potential benefits and synergies sought in the merger might not be realized;

•	the challenges, costs and diversion of management time associated with successfully integrating the products, technologies, marketing strategies, cultures and organizations of each company, while also integrating another recent acquisition;

•	the risk of management and employee disruption associated with the merger;

•	the risk that certain key employees of AATI may leave AATI before the merger is completed or may not remain employed by Skyworks after the completion of the merger;

•	the risk that Skyworks may not be able to achieve the projected growth of the AATI business over the long term;

•	the risk that the combined company and its products may not be able to compete against competitors;

•	risks arising from or related to intellectual property issues;

•	the risk that a third party could make a superior proposal to acquire AATI and the provisions of the merger agreement that give AATI the right to respond to certain unsolicited proposals and that allow the AATI board of directors to change its recommendation that AATI’s stockholders approve and adopt the merger agreement or to terminate the merger agreement;

•	the possibility that the merger may not be completed;

•	the premium that the implied merger consideration represents over the trading price of AATI’s common stock, which was approximately 60% at the close of trading on Nasdaq on May 25, 2011, the last trading day before the day on which the merger agreement was signed;

•	the need to obtain AATI stockholder and regulatory approvals to complete the transaction; and

•	the other risks described in the section of this proxy statement/prospectus entitled “Risk Factors.”

This discussion of information and factors considered by the Skyworks board of directors is not intended to be exhaustive, but is intended to summarize the material factors considered by the Skyworks board of directors. In view of the wide variety of factors considered, the Skyworks board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the directors present at the meeting of the Skyworks board of directors at which the merger agreement and the merger were considered unanimously agreed that the merger agreement and the merger and other transactions contemplated thereby were advisable and fair to, and in the best interests of, Skyworks and the Skyworks stockholders, and that Skyworks should enter into the merger agreement.

Treatment of Outstanding Equity Awards

Treatment of Stock Options

For a description of the treatment of outstanding stock options of AATI under the merger agreement, see “The Merger Agreement — Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan.”

Treatment of Restricted Stock Units

For a description of the treatment of outstanding restricted stock units of AATI under the merger agreement, see “The Merger Agreement — Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan.”

Interests of AATI’s Directors and Executive Officers in the Merger

In considering the recommendation of the AATI board of directors to adopt the merger agreement and approve the merger, you should be aware that AATI’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as AATI stockholders. The AATI board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve, adopt and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests include:

•	the possible employment of certain of AATI’s executive officers by Skyworks after the merger, although no agreements have been proposed or entered into;

•	the potential vesting of all unvested AATI option and restricted stock awards outstanding under AATI’s 2005 Equity Incentive Plan and 1998 Stock Plan, as described under “The Merger Agreement — Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan;”

•	the potential vesting of some or all unvested AATI options and restricted stock units held by AATI’s executive officers, as described under “— Severance and Change of Control Provisions;”

•	the potential receipt of severance benefits in connection with a termination of employment in connection with the merger, as described under “— Severance and Change of Control Provisions;” and

•	the receipt of indemnification and liability insurance benefits by directors and executive officers of AATI from Skyworks, as described under “— Indemnification of Directors and Executive Officers.”

All of AATI’s executive officers are parties to change in control agreements with AATI, each of which provides severance and other benefits if the executive’s employment is terminated in connection with a change in control of AATI, including the consummation of the merger. Under certain circumstances, the termination of employment will result in, among other things, acceleration of vesting of some or all unvested equity awards granted to AATI’s officers. Executive officers and directors of AATI have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive consummation of the merger.

On May 26, 2011, AATI’s board of directors approved the following grants of restricted stock units to the named executive officers and directors set forth in the table below in connection with their efforts in negotiating the terms of the merger and the merger agreement and in their ongoing efforts that will be needed in order to consummate the merger. These restricted stock units vest over a four-year period with 1/4th of the units vesting on the one year anniversary of the date of grant and 6.25% of the units vesting each quarter thereafter, and are subject to 100% acceleration of vesting in the event of a change of control of AATI, including the consummation of the merger.

		Number of
		Restricted Stock
		Units Granted on
Name	Title	May 26, 2011

Richard K. Williams	President, Chief Executive Officer and Chief Technical Officer	60,000
Ashok Chandran	Vice President, Chief Accounting Officer and interim Chief Financial Officer	75,000
Jun-Wei Chen	Vice President of Technology	5,000
Samuel Anderson	Chairman of the Board of Directors	240,000
Jaff Lin	Director	60,000

On May 26, 2011, AATI’s board of directors also approved an additional grant of 400,000 restricted stock units to Richard K. Williams, AATI’s president, chief executive officer and chief technical officer, as consideration for entering into the non-competition agreement with Skyworks as a condition to the merger. Such restricted stock units shall vest, if at all, monthly over a 2-year period commencing with the date of the closing of the merger.

Treatment of Stock Options

Certain of AATI’s directors and executive officers hold AATI options. Each of their options will be assumed and converted into an option to purchase Skyworks common stock as described below under “The Merger Agreement — Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan.” The table below indicates the aggregate number of vested and unvested AATI options that AATI estimates will be held by AATI’s directors and executive officers as of September 30, 2011 that will be assumed and converted into options to purchase Skyworks common stock as a result of the merger (assuming the merger was consummated on such date and vested options were not otherwise exercised prior to such date) and the number of unvested AATI options held by AATI’s directors and executive officers as of September 30, 2011 that will accelerate vesting and become fully vested as a result of the merger (assuming the merger was consummated on such date):

			No. of shares
			subject to options
	No. of shares	No. of shares	that will accelerate
	subject to vested	subject to unvested	vesting as a result
Name	options	options	of the merger

Richard K. Williams	1,393,062	207,188	0
Ashok Chandran	159,000	69,375	0
Kevin D’Angelo	271,362	88,438	0
Dr. Jun-Wei Chen	289,062	70,938	0
Samuel J. Anderson	207,800	0	43,250
Jason L. Carlson	0	0	0
Jaff Lin	98,300	0	18,675
Thomas P. Redfern	94,100	0	29,625
Chandramohan Subramaniam	72,200	0	6,675

Treatment of Restricted Stock Units

Certain of AATI’s directors and executive officers hold AATI restricted stock units. The table below indicates the aggregate number of vested and unvested AATI RSUs that AATI estimates will be held by AATI’s directors and executive officers as of September 30, 2011. The table below also indicates the number of unvested AATI RSUs held by AATI’s directors and executive officers that will accelerate vesting and become fully vested as a result of the merger (assuming the merger was consummated on such date and vested RSUs were not otherwise settled in cash or AATI common stock prior to such date). Each RSU that has not vested or been settled prior to the consummation of the merger will be assumed and converted into a RSU to acquire Skyworks common stock as described below under “The Merger Agreement — Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan” as a result of the merger.

			No. of shares
			subject to
			restricted stock
	No. of shares	No. of shares	units that
	subject to vested	subject to unvested	will accelerate
	restricted stock	restricted stock	vesting as a result of
Name	units	units	the merger

Richard K. Williams	75,000	525,000	60,000
Ashok Chandran	75,000	55,000	75,000
Kevin D’Angelo	0	30,000	0
Dr. Jun-Wei Chen	5,000	30,000	5,000
Samuel J. Anderson	300,000	0	285,000
Jason L. Carlson	50,000	0	50,000
Jaff Lin	75,000	0	71,250
Thomas P. Redfern	15,000	0	11,250
Chandramohan Subramaniam	15,000	0	11,250

Severance and Change of Control Provisions

In September 1998, AATI entered into an employment offer letter with Mr. Richard K. Williams, its president, chief executive officer and chief technical officer. Pursuant to his employment offer letter, if Mr. Williams’ employment is terminated without cause, he will be entitled to continue to receive payment of his base salary and insurance benefits for two weeks following the date of termination, as well as any accrued and unpaid bonus amounts.

In May 2005, AATI’s board of directors authorized a form of change of control agreement for each of AATI’s current and future officers of a level of vice president and above. The change of control agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control, including the consummation of the merger, 100% of all unvested stock rights as of such date shall become fully vested on the termination date with respect to AATI’s chief executive officer and chief financial officer and 50% of all unvested stock rights as of such date shall become fully vested on the termination date with respect to AATI’s other officers of a level of vice president and above. In this event, the employee will also receive continued salary and benefits for 12 months following the termination date. For purposes of this agreement, “stock rights” means all options or rights to acquire shares of AATI’s common stock and includes all options granted under AATI’s 1998 Stock Plan and the 2005 Equity Incentive Plan. Each of AATI’s current officers of a level of vice president and above has entered into a change of control agreement with these terms.

In February 2009, AATI’s board of directors authorized amendments to AATI’s executive officer change of control agreements which provide for the payment of all or a portion of the officer’s target bonus amount for the applicable year in the event that a severance payment is due to the officer. The amended change of control agreements provide that in the event that a severance payment is triggered, the chief executive officer and chief financial officer would be entitled to 100% of their target bonus for the fiscal year in which such change of control transaction occurs, including the consummation of the merger, and other officers of a level of vice president and above would be entitled to 50% of their target bonus for the fiscal year in which such change of control transaction occurs, including the consummation of the merger.

The following tables show the potential payments and benefits that each of AATI’s named executive officers could receive pursuant to the terms of such named executive officer’s change of control agreement. For purposes of these tables, it is assumed that the merger is consummated on September 30, 2011 and each named executive officer’s employment terminates at the close of business on September 30, 2011. The value of accelerated stock options is calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the merger consideration of $6.13 per share. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Richard K. Williams,
President, Chief Executive Officer and Chief Technical Officer

			In the event of a
			termination
			without cause
			or constructive
	In the event	In the event of	termination within
	of a voluntary	termination without	12 months of the
	resignation	cause	closing of the merger

Base salary payment	$—	$12,301	$295,213
Target bonus payment	$—	$—	$295,213
Insurance benefits	$—	$590	$14,159
Accrued and unpaid vacation	$12,577	$12,577	$12,577
Accelerated Stock Option Value	$—	$—	$357,198
Accelerated RSU Value	$—	$—	$1,133,600
Existing Vested Stock Options	$5,316,869	$5,316,869	$5,316,869
Existing Vested RSU	$—	$—	$—
Total compensation received:	$5,329,446	$5,342,337	$7,424,829

Ashok Chandran,
Vice President, Chief Accounting Officer and interim Chief Financial Officer

		In the event of a
		termination
		without cause
		or constructive
	In the event	termination within
	of a voluntary	12 months of the
	resignation	closing of the merger

Base salary payment	$—	$240,000
Target bonus payment	$—	$180,000
Insurance benefits	$—	$24,339
Accrued and unpaid vacation	$3,052	$3,052
Accelerated Stock Option Value	$—	$165,081
Accelerated RSU Value	$—	$796,900
Existing Vested Stock Options	$117,831	$117,831
Existing Vested RSU	$—	$—
Total compensation received:	$120,883	$1,527,203

Kevin D’Angelo,
Vice President of Advanced Products and Fellow

		In the event of a
		termination
		without cause or
		constructive
		termination within
	In the event	12 months of the
	of a voluntary	closing of the
	resignation	merger

Base salary payment	$—	$238,075
Target bonus payment	$—	$59,519
Insurance benefits	$—	$14,681
Accrued and unpaid vacation	$12,437	$12,437
Accelerated Stock Option Value	$—	$77,430
Accelerated RSU Value	$—	$91,950
Existing Vested Stock Options	$309,709	$309,709
Existing Vested RSU	$—	$—
Total compensation received:	$322,146	$803,801

Dr. Jun-Wei Chen,
Vice President of Technology

		In the event of a
		termination
		without cause or
		constructive
		termination within
	In the event	12 months of the
	of a voluntary	closing of the
	resignation	merger

Base salary payment	$—	$230,000
Target bonus payment	$—	$57,500
Insurance benefits	$—	$16,198
Accrued and unpaid vacation	$12,314	$12,314
Accelerated Stock Option Value	$—	$59,543
Accelerated RSU Value	$—	$107,275
Existing Vested Stock Options	$255,739	$255,739
Existing Vested RSU	$—	$—
Total compensation received:	$268,053	$738,569

Indemnification of Directors and Executive Officers

AATI’s amended and restated certificate of incorporation and bylaws contain provisions limiting the liability of directors to the fullest extent authorized and permitted by the Delaware General Corporation Law. In addition, AATI has entered into separate indemnification agreements with each of its directors and executive officers to the fullest extent permitted under Delaware law.

For six years after the effective time of the merger, Skyworks has agreed to cause the surviving corporation in the merger to honor all of AATI’s obligations to indemnify and hold harmless each present and former director and officer of AATI against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed before, at or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless exist on May 26, 2011.

For six years after the effective time of the merger, Skyworks has also agreed to cause the surviving corporation to maintain in effect (to the extent available in the market) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by AATI’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable to such persons as AATI’s existing coverage. In no event will Skyworks or the surviving corporation be required to expend in excess of 250% of the annual premium currently paid by AATI for such coverage. If the annual premium exceeds that amount, Skyworks will cause the surviving corporation to obtain as much coverage as practicable for such amount. The obligation to maintain D&O insurance may be satisfied by either Skyworks or AATI purchasing a “tail” policy under AATI’s directors’ and officers’ liability insurance policy in effect immediately before the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that exchange their AATI common stock for Skyworks common stock and cash in the merger. This discussion is based upon the Internal Revenue Code, the U.S. Treasury regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of AATI common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of AATI common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of AATI common stock, you should consult your tax advisor.

This discussion assumes that a holder holds its shares of AATI common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances, or to holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, U.S. expatriates, non-U.S. holders, holders whose functional currency is not the U.S. dollar, holders who hold AATI common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment and holders who acquired AATI common stock pursuant to the exercise of employee stock options or otherwise as compensation (including holders of AATI restricted stock)).

This discussion of the material U.S. federal income tax consequences of the merger to U.S. holders that exchange their AATI common stock for Skyworks common stock and cash in the merger is for general information only and is not tax advice. The determination of the actual tax consequences of the merger to a holder of AATI common stock will depend on the holder’s specific situation. Holders of AATI common stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Consequences of the Merger Generally.  The receipt of Skyworks common stock and cash in exchange for AATI common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives Skyworks common stock and cash in the merger will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Skyworks common stock as of the effective time of the merger and the amount of cash received, including any cash received in lieu of fractional shares of Skyworks common stock, received in the merger, and (2) such holder’s adjusted tax basis in its AATI common stock exchanged therefor. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its AATI common stock is more than one year at the time of the merger. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal income tax rate of 15%. If the U.S. holder has held its AATI common stock for one year or less at the time of the merger, any capital gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. If a U.S. holder acquired different blocks of AATI common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of AATI common stock.

A U.S. holder’s aggregate tax basis in its Skyworks common stock received in the merger will equal the fair market value of such stock at the time of the merger, and the U.S. holder’s holding period for such stock will begin on the day after the merger.

Information Reporting and Backup Withholding.  Payments of cash and shares of Skyworks common stock made to a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%), unless such U.S. holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

THE FOREGOING SUMMARY IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF AATI COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES RESULTING FROM THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Regulatory Approvals

AATI and Skyworks have agreed to cooperate with each other and to use their commercially reasonable efforts to make filings and to obtain approvals required for the completion of the merger. The transactions contemplated by the merger agreement are not subject to a waiting period or filing requirement under the HSR Act, but did require a filing and were subject to review by the Fair Trade Commission of the Republic of Korea which on July 21, 2011 issued a determination that the merger will not violate Korean monopoly regulation and fair trade law. Even though the transactions contemplated by the merger agreement are not subject to a waiting period or filing requirement under the HSR Act, at any time before or after the merger is completed, either the FTC or the DOJ, or any other antitrust authority having jurisdiction over AATI and Skyworks, could take action under applicable antitrust laws in opposition to the merger, including seeking to enjoin the transaction or seeking divestiture of substantial assets of AATI, Skyworks or their subsidiaries. Private parties also may seek to take legal action under antitrust laws under some circumstances. In addition, by the terms of the determination letter from the South Korean Fair Trade Commission, any material pre-closing changes to the business combination report must be reported to the commission.

AATI and Skyworks are not aware of any material governmental or regulatory approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Board of Directors and Executive Officers of Skyworks Following the Merger

Upon completion of the merger, the Skyworks board of directors is expected to continue to be composed of nine members, consisting of the nine members of the Skyworks board of directors immediately prior to the completion of the merger. Each executive officer of Skyworks immediately prior to the completion of the merger is expected to continue as an executive of Skyworks upon completion of the merger.

Litigation Related to the Merger

On June 6, 2011, a putative stockholder class action lawsuit was filed in California Superior Court in Santa Clara County (Case No. 111CV202403) (the “Bushansky action”) naming AATI, the members of AATI’s board of directors, Skyworks and Merger Sub as defendants. The complaint alleges, among other things, (1) that the members of AATI’s board of directors breached their fiduciary duties by (a) failing to take steps to maximize the value of the merger consideration to AATI’s stockholders, (b) taking steps to avoid competitive bidding, and (c) failing to protect against conflicts of interest resulting from change-of-control and transaction-related benefits received by AATI directors in connection with the merger that are not available to all stockholders, and (2) that AATI, the members of AATI’s board of directors, Skyworks and Merger Sub aided and abetted these purported breaches of fiduciary duties. The complaint seeks to enjoin consummation of the merger or, if the merger is completed, to recover damages caused by the alleged breaches of fiduciary duties. The complaint also seeks recovery of attorney’s fees and costs of the lawsuit.

On June 7, 2011, a putative stockholder class action lawsuit was filed in California Superior Court in Santa Clara County (Case No. 111CV202501) (the “Venette action”) naming AATI, the members of AATI’s board of directors, Skyworks and Merger Sub as defendants. Plaintiffs filed an amended complaint on July 14, 2011 (the “Amended Complaint”). The Amended Complaint alleges, among other things, (1) that the members of AATI’s board of directors breached their fiduciary duties by (a) agreeing to the merger for inadequate consideration on unfair terms, (b) failing to protect against conflicts of interest resulting from change-of-control and transaction-related benefits received by AATI directors in connection with the merger that are not available to all stockholders, (c) selling the company in response to alleged pressure from Dialectic Capital Partners, LP (“Dialectic”), (d) taking steps to avoid competitive bidding (including the entry by certain AATI officers and directors into agreements with Skyworks relating to voting commitments and inclusion in the merger agreement of nonsolicitation provisions and a termination fee), and (e) by causing the issuance of a materially misleading Form S-4 Registration Statement which, inter alia, purportedly fails to disclose material facts surrounding (i) Dialectic’s impact on the proposed merger process, (ii) the AATI board of directors’ evaluation of Skyworks and its offer for the Company, and (iii) supporting figures and analysis regarding the fairness opinion that the AATI Board obtained from its financial advisor, Needham & Company, LLC, in connection with the transaction and (2) that AATI, the members of AATI’s board of directors, Skyworks and Merger Sub aided and abetted these purported breaches of fiduciary duties. The Amended Complaint seeks to enjoin consummation of the merger, and to have the court direct the defendants to implement procedures and processes to maximize shareholder value. The Amended Complaint also seeks recovery of attorney’s fees and costs of the lawsuit.

On July 26, 2011, the Court issued an order consolidating the Bushansky action and Venette action into a single, consolidated action captioned In re Advanced Analogic Technologies Inc. Shareholder Litigation, Lead Case No. 111CV202403, and designating the Amended Complaint as the operative complaint in the litigation.

AATI, AATI’s board of directors and Skyworks believe that the claims in the consolidated action are without merit and intend to defend against such claims vigorously.

Dividend Policy

Skyworks and AATI stockholders have historically not received dividends. The payment of dividends by Skyworks after the merger will be subject to the determination of the Skyworks board of directors. Decisions by the Skyworks board of directors regarding whether or not to pay dividends on Skyworks common stock and the amount of any dividends will be based on compliance with the DGCL, compliance with agreements governing Skyworks’ indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Skyworks board of directors considers important. Skyworks has not paid a dividend on its common stock since its incorporation. While Skyworks anticipates that if the merger were consummated it would continue not to pay dividends, Skyworks can make no assurances that this will be the case in the future.

AATI Stockholders’ Rights of Appraisal

If the merger is consummated, dissenting holders of AATI common stock who follow the procedures specified in Section 262 within the appropriate time periods will be entitled to have their shares of AATI common stock appraised by the Court of Chancery, and to receive the “fair value” of such shares in cash as determined by the Court of Chancery, together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value, in lieu of the merger consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. The fair value of AATI common stock as determined by the Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement.

This section provides a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely will result in the loss of appraisal rights. This summary is not a complete statement regarding the appraisal rights of AATI stockholders or the procedures that they must follow in order to seek and perfect appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262, a copy of which is attached to this proxy statement/prospectus as Annex E. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that AATI stockholders exercise appraisal rights under Section 262.

IF YOU WISH TO EXERCISE APPRAISAL RIGHTS OR WISH TO PRESERVE YOUR RIGHT TO DO SO, YOU SHOULD REVIEW ANNEX E CAREFULLY AND SHOULD CONSULT YOUR LEGAL ADVISOR, AS FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN ANNEX E WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, such as the AATI special meeting, not less than 20 days prior to the meeting a constituent corporation, such as AATI, must notify each of its stockholders for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement/prospectus constitutes such notice to holders of AATI common stock concerning the availability of appraisal rights under Section 262. Appraisal rights are not available to holders of Skyworks common stock.

AATI stockholders wishing to assert appraisal rights must hold the shares of AATI common stock on the date of making the written demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time. AATI stockholders who desire to exercise appraisal rights must also satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to AATI before the vote on the merger occurs. This written demand for appraisal of shares must be in addition to and separate from a vote against the proposal to adopt the merger agreement, or an abstention or failure to vote for the proposal to adopt the merger agreement. AATI stockholders electing to exercise their appraisal rights must not vote FOR the adoption of the merger agreement. A vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, an AATI stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement.

To be effective, a demand for appraisal by an AATI stockholder must be made by, or in the name of, the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares.

The demand cannot be made by the beneficial owner if he or she does not also hold the shares of AATI common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of AATI common stock. If you hold your shares of AATI common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of AATI common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of AATI common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of AATI common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of AATI common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of AATI common stock as to which appraisal is sought. Where no number of shares of AATI common stock is expressly mentioned, the demand will be presumed to cover all shares of AATI common stock held in the name of the record owner.

All demands for appraisal should be addressed to AATI, 3230 Scott Blvd., Santa Clara, California 95054, Attention: Corporate Secretary. The demand must reasonably inform AATI of the identity of the AATI stockholder as well as the stockholder’s intention to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Within 10 days after the effective time, AATI must provide notice of the effective time to all of its stockholders who have complied with Section 262 and have not voted FOR the adoption of the merger agreement. At any time within 60 days after the effective time, any AATI stockholder who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the merger consideration specified in the merger agreement. After this period, an AATI stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. Unless the demand is properly withdrawn by the AATI stockholder within 60 days after the effective time, no appraisal proceeding in the Court of Chancery will be dismissed as to any AATI stockholder without the approval of the Court of Chancery, with such approval conditioned upon such terms as the Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the AATI stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time (but not thereafter), either the surviving corporation or any AATI stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares of AATI common stock owned by stockholders entitled to appraisal rights. The surviving corporation has no obligation to file such a petition if demand for appraisal is made, and holders should not assume that it will file a petition. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’ rights to appraisal (if available) will cease.

Accordingly, it is the obligation of the holders of AATI common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of AATI common stock within the time prescribed in Section 262.

Within 120 days after the effective time, any AATI stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefore has been received by the surviving corporation. A person who is the beneficial owner of shares of AATI common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of any petition by an AATI stockholder in accordance with Section 262, service of a copy must be made upon the surviving corporation. The surviving corporation must, within 20 days after service, file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of AATI common stock and with whom AATI has not reached agreements as to the value of their shares. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Court of Chancery determines the holders of AATI common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of shares of AATI common stock as of the effective time, after taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

AATI stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of AATI common stock. Stockholders should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although AATI believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Moreover, AATI does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of AATI common stock is less than the merger consideration. In determining “fair value,” the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v.

Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a contrary determination, each party bears his, her or its own expenses.

Any AATI stockholder who has demanded appraisal will not, after the effective time, be entitled to vote for any purpose the shares of AATI common stock subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

Failure by any AATI stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Annex E to this proxy statement/prospectus) may result in termination of such stockholder’s appraisal rights and the stockholder will be entitled to receive the merger consideration (without interest) for his, her or its shares of AATI common stock pursuant to the merger agreement.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL CONTROL.

Source of Funds for Cash Consideration

The merger is not conditioned upon any other financing arrangements or contingencies. Based upon Skyworks’ current cash on hand and the cash anticipated to be generated by its business operations, Skyworks anticipates that as of the closing of the merger it will have sufficient cash on hand to pay the cash consideration contemplated by the merger agreement.

Merger Expenses, Fees and Costs

Other than as described in “The Merger Agreement — Transaction Fees and Expenses; Termination Fee” and in connection with a termination of the merger agreement, fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those fees and expenses, whether or not the merger is consummated. See “The Merger Agreement — Transaction Fees and Expenses; Termination Fee.”

Restrictions on Resales by Affiliates

The shares of Skyworks common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Skyworks for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Skyworks and may include the executive officers, directors and significant stockholders of Skyworks.

Stock Exchange Listing of Skyworks Common Stock

Skyworks will use its reasonable best efforts to cause the shares of Skyworks common stock issuable pursuant to the merger agreement to be approved for listing on The Nasdaq Global Select Market at or prior to the effective time of the merger, subject to official notice of issuance. Approval of the listing on The Nasdaq Global Select Market of the shares of Skyworks common stock issuable to AATI stockholders in the merger, subject to official notice of issuance, is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of AATI Common Stock

If the merger is completed, AATI’s common stock will be delisted from and will no longer be traded on Nasdaq and will be deregistered under the Exchange Act. Following the completion of the merger, AATI will no longer be an independent public company.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of AATI as of the effective time will be recorded at their respective fair values and added to those of Skyworks. Any excess of purchase price over the fair value of the net assets is recorded as goodwill. Financial statements of Skyworks issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of AATI.

Subsequent Developments — Disputed Matters Between the Parties

Request by Skyworks for Access to AATI Officer Seeking Partial Release from Stockholder Agreement

After the execution and delivery of the Merger Agreement and the Stockholder Agreement, one of the signers of the Stockholder Agreement, Mr. Kevin D’Angelo, vice president of AATI, approached Skyworks through separate personal legal counsel and requested Skyworks’ consent to sell a material portion of his shares of AATI common stock. Mr. D’Angelo, through counsel, claimed that AATI representatives misinformed him as to the purchase price and pressured him into signing the Stockholder Agreement. Skyworks requested that AATI lawyers make a full inquiry into Mr. D’Angelo’s allegations.

On July 28, 2011, AATI furnished Skyworks with a copy of an e-mail from Mr. D’Angelo to AATI stating that Mr. D’Angelo was no longer seeking to “rescind” his Stockholder Agreement. The e-mail did not withdraw or speak to Mr. D’Angelo’s request for consent to sell AATI shares or to Mr. D’Angelo’s allegations that he was misled and pressured into signing the Stockholder Agreement. Accordingly, Skyworks continued to believe that unresolved issues remain and reiterated its request for a full inquiry into the matter.

AATI’s lawyers thereafter advised Skyworks’ lawyers that they had inquired into the allegations and reported their factual findings, concluding that there had been no inappropriate pressure on Mr. D’Angelo and no intentional misrepresentation as to deal price.

Skyworks then requested a direct interview with Mr. D’Angelo to confirm certain points and to answer a number of questions that AATI’s lawyers were unable to answer. AATI’s lawyers initially reported that Mr. D’Angelo was willing to give an interview to Skyworks, but thereafter Mr. D’Angelo’s separate personal legal counsel informed Skyworks that Mr. D’Angelo was not willing to give an interview and that Skyworks should not try to contact Mr. D’Angelo or his legal counsel further.

On August 23, 2011, Skyworks delivered a formal written demand to AATI pursuant to Sections 6.4 and 9.2 of the Merger Agreement to provide Skyworks with access to Mr. D’Angelo and to make Mr. D’Angelo available to Skyworks for an interview. AATI has informed Skyworks that it cannot force Mr. D’Angelo to subject himself to an interview and that Mr. D’Angelo has expressed his desires to Skyworks through his counsel. AATI further believes that there is no basis or requirement in the Merger Agreement for Mr. D’Angelo to make himself available on this issue. It is Skyworks’ position that AATI has an obligation under Section 6.4 of the Merger Agreement to provide Skyworks with access to AATI personnel and information concerning AATI, and that this access includes access to Mr. D’Angelo to interview him regarding the matters described above. Skyworks has not consented to Mr. D’Angelo’s request to sell any of his AATI shares.

In an effort to resolve this issue, AATI has informed Skyworks that it is attempting to arrange an interview between Skyworks and Mr. D’Angelo. As of September 8, 2011, Mr. D’Angelo had agreed to be interviewed, but the date and other significant terms, conditions and details of the interview remained unresolved.

Formal Request by Skyworks for AATI Business and Financial Information

Since the execution of the Merger Agreement, Skyworks has from time to time requested, and AATI has provided, business and financial information of AATI. On August 10, 2011, Skyworks requested additional information relating to AATI’s business and financial performance in recent periods, as well as information relating to disparities between that performance and the outlook stated by AATI in its August 9, 2011 earnings release and earnings call, on the one hand, and forecasts and estimates previously provided by AATI to Skyworks, on the other hand. Skyworks also requested a meeting with AATI management after delivery of the requested business and financial information. On August 16, 2011, Mr. Samuel Anderson, Chairman of AATI, responded to Skyworks offering to provide certain of the information requested by Skyworks on AATI’s revenue forecast and other information (not requested by Skyworks) that AATI wanted Skyworks to consider. Skyworks subsequently reiterated its full original request for information. On August 24, 2011, Skyworks delivered formal written demand to AATI for the requested information. In response to Skyworks’ August 24 demand, AATI committed to delivering certain of the requested information no later than September 2, 2011, indicated that it did not believe that certain of the requested information was appropriate to provide, and offered to meet Skyworks management on September 7 or 8. Skyworks then repeated its request for the information that AATI either refused to provide or did not commit to provide. As of August 31, 2011, AATI has accepted Skyworks’ suggested date of September 13, 2011 for the requested meeting. The parties’ dispute over the scope of information requested by Skyworks and to be provided by AATI has not been resolved.

Notice of Breach

On September 7, 2011, Skyworks delivered a formal notice of breach to AATI pursuant to sections 6.4, 8.1(f) and 9.2 of the merger agreement asserting that AATI is in breach of its covenants and agreements in section 6.4 of the Merger Agreement and has failed to comply with and perform its obligations under section 6.4 in material respects. The notice refers to Skyworks’ formal written demands of August 23 and 24, and asserts, among other things, that AATI has not provided information and documents covered by the August 24 demand and has not provided access to Mr. Kevin D’Angelo in accordance with the August 23 demand. Skyworks’ notice calls upon AATI to cure the indicated breaches within 10 days of the date of the notice (that is, by September 17, 2011). Section 8.1(f) of the merger agreement entitles Skyworks to terminate the merger agreement if there has been a breach or nonperformance of any representation, warranty, covenant or agreement on the part of AATI set forth in the merger agreement, and the breach or nonperformance would cause any of the conditions set forth in section 7.2(a) or 7.2(b) of the merger agreement not to be satisfied, and the breach or nonperformance is not cured within 10 days after receipt by AATI of written notice of such breach or nonperformance from Skyworks. Section 7.2(b) of the merger agreement in turn provides, among other things, that the obligations of Skyworks and Merger Sub to complete the merger are subject to the condition that AATI shall have complied with and performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date.

On September 7, 2011, AATI responded to Skyworks’ notice, stating that: (i) AATI had provided all of the information and documents reasonably requested by Skyworks pursuant to its written demands of August 23 and August 24 (with the exception of a limited amount of material that would be provided by September 9, 2011), (ii) Skyworks had not specifically identified any information that was purportedly missing, (iii) assuming that there was a breach, such alleged breach would not be material, and (iv) Mr. D’Angelo had volunteered to be interviewed by Skyworks on September 14, 2011. Accordingly, AATI believes it was never in breach of its obligations under the merger agreement, but to the extent there was a breach, it was not material, and was cured by AATI’s subsequent actions as set forth above.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which AATI and Skyworks incorporate by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. AATI and Skyworks encourage you to read carefully the merger agreement in its entirety.

The merger agreement is described in this proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and condition, and not to provide any other factual information regarding AATI or Skyworks or their respective businesses. Such information can be found elsewhere in this document and in the public filings that AATI and Skyworks make with the SEC, which are available without charge through the SEC’s website at www.sec.gov.

The merger agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about AATI or Skyworks. In particular, the assertions embodied in the representations and warranties contained in the merger agreement and described below are qualified by information in a confidential “disclosure schedule” provided by AATI to Skyworks in connection with the signing of the merger agreement. This confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, the representations and warranties in the merger agreement may have been used for the purpose of allocating risk between AATI and Skyworks rather than for the purpose of establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about AATI or Skyworks.

In addition, the merger agreement is dated as of May 26, 2011 and the representations and warranties included in the merger agreement and described below speak as of that date (the date of the merger agreement) or other specific dates. The status of matters covered by the representations and warranties in the merger agreement may change after May 26, 2011 and after other specified dates, and these changes may or may not be fully reflected in public disclosures by Skyworks or AATI. The assertions embodied in those representations and warranties may also be subject to important qualifications and limitations agreed to by AATI and Skyworks in connection with negotiating the terms of that agreement, including a contractual standard of materiality that may be different from what stockholders may view as material, and a contractual standard of knowledge that may not reflect the knowledge that a stockholder might expect or desire. Accordingly, investors should not rely on the representations and warranties or the covenants in the merger agreement as characterizations of the actual state of facts about Skyworks or AATI.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the Delaware General Corporation Law, at the effective time of the merger, Merger Sub will be merged with and into AATI and, as a result of the merger, the separate corporate existence of Merger Sub will cease and AATI will continue as the surviving corporation and become a wholly owned subsidiary of Skyworks.

Effective Time of the Merger; Closing

The merger will become effective as of the date and time specified in the certificate of merger filed by AATI with the Secretary of State of the State of Delaware or such other date and time agreed to by Skyworks and AATI. The filing of the certificate of merger will occur on the closing date of the merger or as soon as practicable thereafter. The closing date will be on a date specified by AATI and Skyworks, which will be no later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement/prospectus.

At the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will be amended and restated so that they are identical to the certificate of incorporation and bylaws of Merger Sub (except as to the name of the surviving corporation and other ministerial details).

Directors and Officers

The merger agreement provides that Merger Sub’s directors and officers immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

The Merger Consideration

Upon completion of the merger, each outstanding share of AATI common stock (except for shares held directly or indirectly by Skyworks, Merger Sub, AATI or any wholly owned subsidiary of AATI, and except for shares of AATI common stock held by stockholders exercising dissenter’s rights) will automatically become the right to receive an aggregate of $6.13 per share, payable in the form of 0.08725 of a share of Skyworks common stock (the “stock consideration”) and an adjustable cash amount in the initial calculated amount of $3.68 (the “cash consideration” and, together with the stock consideration, the “merger consideration”), without interest and less applicable withholding taxes. The amount of stock was based on the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the 30-trading days prior to May 26, 2011. At that average price, the stock consideration had a nominal value of $2.45 and the nominal aggregate combined value of the cash consideration and the stock consideration was $6.13. The final cash consideration will depend on the closing value of the stock consideration, calculated on the basis of Skyworks’ average reported last sale price in regular Nasdaq trading during a five-trading-day measurement period preceding the closing of the merger. If the closing value of the stock consideration is less than $2.45, the cash consideration will increase by the amount of the shortfall. If the closing value of the stock consideration is more than $2.45, the cash consideration will decrease by the amount of the excess. And if the closing value of the stock consideration is exactly $2.45, the cash consideration will remain unchanged at $3.68. In each case, the merger consideration will maintain a constant nominal aggregate combined value of $6.13 per share of AATI common stock.

In addition, you should note that if Skyworks’ average last reported sale price during the pre-closing measurement period is less than $21.00, Skyworks has the right to pay the entire $6.13 in cash, and in that event, AATI stockholders would not receive any shares of Skyworks common stock in the merger for their outstanding shares of AATI common stock, and would instead receive $6.13 entirely in cash.

For example:

•	if Skyworks’ average reported last sale price in the pre-closing measurement period is $19.71 (the average last sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) over the five-trading-day measurement period ending on August 26, 2011), Skyworks will have the right to elect to pay the entire $6.13 in cash. If Skyworks elects not to pay the entire $6.13 in cash and instead to pay the merger consideration using a mix of cash and stock, then the closing value of the stock consideration would be $1.72 and the cash amount would increase by $0.73 (the amount of the shortfall between $1.72 and $2.45), from $3.68 to $4.41; and

•	if Skyworks’ average reported last sale price in the pre-closing measurement period is $30.00, then the closing value of the stock consideration would be $2.62 and the cash amount would decrease by $0.17 (the amount of the excess of $2.62 over $2.45), from $3.68 to $3.51.

Shortly after the effective time of the merger, Skyworks will issue a press release publicly announcing the completion of the merger and the final calculation of the cash portion of the merger consideration. In addition, the press release either will confirm that the merger consideration is being paid in the form of a combination of cash and Skyworks stock, with each outstanding share of AATI common stock receiving 0.08725 of a share of Skyworks common stock and the applicable cash amount, or will announce that Skyworks is exercising the right that it has under certain circumstances to pay the entire $6.13 merger consideration in cash and will not issue any shares of Skyworks common stock in exchange for shares of AATI common stock. You will also receive a letter of transmittal after the closing of the merger with the same information regarding the treatment of your shares of AATI common stock and with instructions regarding the submission of shares for payment.

No fractional shares of Skyworks will be issued in connection with the merger. Instead, an AATI stockholder who otherwise would have received a fraction of a share of Skyworks common stock will receive an amount in cash rather than a fractional share. This cash amount will be determined by multiplying the fraction of a share of Skyworks common stock that the holder would otherwise receive by the average of the last reported sales prices of Skyworks Common Stock at the 4 p.m. (Eastern Time) end of regular trading hours on Nasdaq during the ten (10) consecutive trading days ending on the last trading day prior to the effective time of the merger.

No assurance can be given (and it is not likely) that the market price of Skyworks common stock on the date that stock is received by an AATI stockholder or at any other time, will be the same as the market price of Skyworks common stock as of May 25, 2011, the last full trading day before the date of the merger agreement, as of the date of this proxy statement/prospectus or as of the date of the special meeting of AATI’s stockholders called to consider the merger.

Payment and Exchange Procedures

Prior to the effective time of the merger, Skyworks will designate its transfer agent, American Stock Transfer & Trust Company, LLC, or another bank and trust company reasonably acceptable to AATI, to act as exchange agent for the merger. As of the effective time of the merger, Skyworks will deposit with the exchange agent (1) cash in an amount sufficient to pay the aggregate cash consideration (including cash for fractional shares) described in “— The Merger Consideration” above and (2) certificates representing the shares of Skyworks common stock to be issued in the merger. In addition, Skyworks will make available to the exchange agent any dividends or distributions then payable to holders as described in “— Dividends and Distributions” below.

If you hold stock certificates representing shares of AATI common stock that are outstanding immediately prior to the effective time of the merger, then, as soon as reasonably practicable after the effective time, the exchange agent will mail you (i) a form letter of transmittal setting forth the final cash consideration and, if applicable, stock consideration which you are entitled to receive and (ii) instructions for use in effecting the surrender of AATI stock certificates. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to AATI common stock certificates will pass, only upon proper delivery of such certificates (and any other documents that the exchange agent may reasonably require) to the exchange agent, and will contain other customary provisions as Skyworks and AATI may agree. You should not submit your AATI stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Upon surrender of such AATI common stock certificates for cancellation together with such letter of transmittal duly executed and completed and other documents reasonably requested by the exchange agent, you will be entitled to receive (A) a check or wire transfer (at the election of Skyworks or the exchange agent) for the amount of cash consideration to which you are entitled pursuant to the merger agreement, (B) a certificate for the number of whole shares of Skyworks common stock to which you are entitled pursuant to the merger agreement, (C) any dividends or other distributions then payable (as described in “— Dividends and Distributions” below) and (D) any cash in lieu of fractional shares of Skyworks common stock (as described in “— The Merger Consideration” above), and the certificates of AATI common stock you surrendered will be canceled.

In the event of a transfer of ownership of AATI common stock that is not registered in AATI’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person named in the certificate as the registered holder only if (A) the certificate is properly endorsed or otherwise is in proper form for transfer and (B) the person requesting the exchange pays any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

Following the effective time of the merger, there will be no further transfers of shares of AATI common stock.

Any amounts required to be deducted and withheld under federal, state, local or foreign tax law will be deducted and withheld from the consideration otherwise payable to you under the merger agreement.

If a certificate for AATI common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit, in form and substance reasonably acceptable to Merger Sub, of that fact by the person claiming such certificate to be lost, stolen or destroyed. The posting of a bond in an amount reasonably acceptable to Merger Sub as indemnity may also be required.

One hundred eighty days after the effective time of the merger, the exchange agent will deliver to the surviving corporation all cash and shares of Skyworks common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of AATI shares. Thereafter, AATI stockholders must look only to the surviving corporation for payment of the merger consideration, any unpaid dividends and any cash in lieu of fractional shares of Skyworks common stock payable pursuant to the merger agreement.

Dividends and Distributions

If you hold your shares of AATI common stock in certificated form and are entitled to receive the merger consideration with respect to such shares, until you have surrendered your share certificates, a duly completed letter of transmittal and other documents as described in “— Payment and Exchange Procedures” above, any dividends or other distributions declared after the effective time of the merger with respect to Skyworks common stock into which shares of AATI common stock may have been converted will accrue but will not be paid with respect to your shares. After the surrender of the certificates representing AATI common stock, a duly completed letter of transmittal and other documents as described in “— Payment and Exchange Procedures” above, you will be entitled to be paid, without interest, (A) the amount of any dividends or other distributions with a record date after the effective time of the merger previously accrued and paid with respect to whole shares of Skyworks common stock you own, and (B) at the appropriate payment date, any additional dividends or other distributions with a record date after the effective time of the merger but before surrender and a payment date after surrender that are then payable with respect to the whole shares of Skyworks common stock you own. There can be no assurance that any dividends will be declared or paid by Skyworks following the effective time of the merger, or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Skyworks board of directors. Historically, neither Skyworks nor AATI has paid dividends.

Treatment of Stock Options, Restricted Stock Units and Employee Stock Purchase Plan

Stock Options

At the effective time of the merger, each AATI option will be assumed and converted into an option to purchase Skyworks common stock, on the same terms and conditions as were applicable under such AATI option as of immediately prior to the effective time of the merger, but taking into account any acceleration thereof provided for in the related AATI plan document, award document or any other agreement. The number of shares of Skyworks common stock subject to each assumed AATI option will be equal to the number of shares of AATI common stock subject to the assumed AATI option immediately prior to the effective time of the merger, multiplied by the option conversion ratio, rounded down, if necessary, to the nearest whole share of Skyworks common stock. The assumed option will have an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of AATI common stock divided by the option conversion ratio. The “option conversion ratio” is defined as $6.13 divided by the average last reported sale price of Skyworks common stock (at the 4 p.m. Eastern Time end of Nasdaq regular trading hours) on the five full trading days ending on the trading day immediately prior to the date on which the effective time of the merger occurs.

Restricted Stock Units

Each outstanding award of AATI restricted stock units (“RSUs”) that is to be settled in AATI common stock will be assumed by Skyworks and will be converted into restricted stock units to acquire that number of shares of Skyworks common stock equal to the product obtained by multiplying (x) the number of shares of AATI common stock subject to such RSU and (y) the option conversion ratio, rounded down to the nearest whole share of Skyworks common stock. Each assumed RSU will otherwise be subject to the same terms and conditions (including as to vesting) as were applicable to the RSUs immediately prior to the effective time of the merger.

Employee Stock Purchase Plan

No further shares of AATI common stock will be issued to participants under AATI’s Employee Stock Purchase Plan, as amended (the “ESPP”). There is no offering period in progress, and AATI has covenanted in the merger agreement that no new offering period will begin. The ESPP will be terminated as of or prior to the effective time of the merger.

Representations and Warranties

Representations and warranties of AATI.  AATI has made a number of representations and warranties to Skyworks and Merger Sub in the merger agreement regarding aspects of AATI’s business and other matters pertinent to the merger, subject to the qualifications of the confidential disclosure schedule delivered by AATI to Skyworks and Merger Sub. The topics covered by these representations and warranties include the following:

•	organization, good standing, qualification, corporate power and similar corporate matters;

•	capitalization;

•	ownership of AATI’s subsidiaries;

•	AATI’s corporate authority to execute and deliver the merger agreement and to consummate the merger, the absence of conflicts, and the required filings consents with respect to the transactions contemplated by the merger agreement;

•	the filing and accuracy of required reports and other documents by AATI with the SEC; as well as consolidated financial statements included in its filings with the SEC;

•	the absence of undisclosed liabilities and the absence of indebtedness;

•	the absence, since March 31, 2011 of certain changes and events, including any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a “Company Material Adverse Effect”;

•	tax matters;

•	owned and leased real property;

•	intellectual property;

•	agreements, contracts and commitments (including government contracts);

•	litigation and product liability;

•	environmental matters;

•	employee benefit plans and matters;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	inventory;

•	assets;

•	warranty claims and matters;

•	customers and suppliers;

•	accounts receivable;

•	absence of existing discussions with other potential acquirers;

•	opinion of AATI’s financial advisor;

•	inapplicability of DGCL section 203;

•	brokers; and

•	controls, procedures, certifications and other matters relating to the Sarbanes-Oxley Act.

Representations and warranties of Skyworks and Merger Sub.  Skyworks and Merger Sub have made a number of representations and warranties to AATI regarding aspects of Skyworks’ business and other various matters pertinent to the merger, subject to the qualifications of a disclosure letter delivered by Skyworks to AATI. The topics covered by these representations and warranties include the following:

•	Skyworks’ and Merger Sub’s organization, good standing, and corporate power;

•	Skyworks’ capitalization;

•	Skyworks’ and Merger Sub’s corporate power and authority to execute and deliver the merger agreement and consummate the merger, the absence of conflicts between the merger agreement and Skyworks’ and Merger Sub’s organizational documents, certain contracts or laws and judgments applicable to Skyworks or Merger Sub, and the filings and consents required for the completion of the merger;

•	the filing and accuracy of required reports and other documents by Skyworks with the SEC; as well as consolidated financial statements included in its filings with the SEC;

•	the absence, since April 1, 2011, of any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a “Buyer Material Adverse Effect”;

•	Merger Sub’s operations; and

•	the absence of material litigation.

The representations and warranties of each of the parties to the merger agreement will expire upon the consummation of the merger.

Material Adverse Effect

Some of the parties’ representations and warranties, and some of the conditions to the closing of the merger, refer to the absence of a “Material Adverse Effect” or exclude matters that do not or would not be expected or likely to have a “Material Adverse Effect.” This term is defined in detail in the merger agreement, and has two substantially parallel versions, one that applies to Skyworks (“Buyer Material Adverse Effect”) and one that applies to AATI (“Company Material Adverse Effect”).

As a general matter, a “Company Material Adverse Effect” is any event, change, circumstance or effect that, either individually or in the aggregate, and taken together with all other effects, has (or have) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of AATI and its subsidiaries, taking AATI together with its subsidiaries as a whole. This basic definition is subject to a number of exclusions and interpretive rules.

Under the exclusions, no effect (either by itself or when aggregated or taken together with any and all other such effects) proximately caused by any of the matters described in the following clauses shall be deemed to be or to constitute a “Company Material Adverse Effect” and no such effect shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may occur:

•	general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein), or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect AATI and its subsidiaries in a disproportionate manner relative to other participants in the industries in which AATI and its subsidiaries conduct business;

•	general conditions in the industries in which AATI and its subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect AATI and its subsidiaries in a disproportionate manner relative to other participants in the industries in which AATI and its subsidiaries conduct business;

•	general conditions caused by acts of terrorism, war or armed hostilities to the extent that such acts of terrorism, war or armed hostilities do not affect AATI or any of its subsidiaries directly or in a disproportionate manner relative to other participants in the industries in which AATI and its subsidiaries conduct business;

•	changes (in and of themselves) in the trading price or volume of AATI’s stock (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect); or

•	failure (in and of itself) by AATI to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such failure, and any legal liabilities resulting from such failure, may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would, could or is likely to be a Company Material Adverse Effect).

In addition, the merger agreement provides that no effect (either by itself or when aggregated or taken together with any and all other such effects) resulting directly and primarily from any of the matters described in the following clauses shall be deemed to be or to constitute a “Company Material Adverse Effect” and no such effect shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may occur:

•	the response of customers, suppliers, distributors, business partners and employees of AATI and its subsidiaries to the announcement of the merger agreement and the pendency of the transactions contemplated hereby;

•	action taken by AATI or its subsidiaries at the express written request of Skyworks after the date of the merger agreement (May 26, 2011) (and in conformity therewith) that is not required by the terms of the merger agreement; and

•	changes in GAAP (or the interpretation thereof) that affect the consolidated financial statements of AATI and its subsidiaries.

The merger agreement also contains a number of interpretive rules for the interpretation of the term “Company Material Adverse Effect”. These interpretive rules clarify that:

•	With respect to the assets and/or liabilities of AATI and its subsidiaries, an effect that would otherwise constitute a Company Material Adverse Effect (or would otherwise be considered in determining whether a Company Material Adverse Effect has occurred or would, could or is likely to occur) shall constitute a Company Material Adverse Effect (and shall be considered in determining whether a Company Material Adverse Effect has occurred or would, could or is likely to occur) even if such effect is a one-time or non-recurring and whether or not the impact of such effect is permanent, ongoing, long-term or short-term.

•	The term “business” includes (but is not limited to) the long-term future earnings potential of AATI and its subsidiaries.

•	The terms “material”, “materially” or “materiality” as used in the merger agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the special meanings ascribed to the term “Company Material Adverse Effect”.

•	When a statement in a representation and warranty by AATI is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the particular representation and warranty in which such qualifying phrase is used and not with respect to the entirety of the merger agreement or the entirety of the transactions contemplated by the merger agreement.

•	To the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (A) the representations and warranties, covenants, agreements and closing conditions in the merger agreement shall be construed to be cumulative, (B) each representation and warranty, covenant, agreement and closing condition in the merger agreement shall be given full separate and independent effect, and (C) no limitation in or exception to any representation and warranty, covenant, agreement or closing condition shall be construed to limit or apply to any other representation and warranty, covenant, agreement or closing condition unless such limitation or exception is expressly made applicable to such other representation and warranty, covenant, agreement or closing condition.

Covenants Regarding Conduct of Business by AATI Prior to the Merger

In the merger agreement, AATI has agreed that before the effective time of the merger, subject to certain exceptions, AATI will (and will cause each of its subsidiaries to) act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes and perform its other obligations prior to delinquency (subject to good faith disputes), comply with all applicable laws, rules and regulations, and use commercially reasonable best efforts, consistent with past practices, to maintain and preserve its and each of its subsidiaries’ business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the merger.

In addition, AATI has agreed, with specified exceptions, to various restrictions, including restrictions on AATI and its subsidiaries’ ability to:

•	declare, set aside or pay any dividends on, or make any other distributions;

•	split, combine, reclassify or otherwise amend the terms of AATI’s capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, AATI’s capital stock or other equity interests, other than in connection with the exercise of any AATI stock option or AATI restricted stock;

•	purchase, redeem or otherwise acquire any of AATI’s or any of AATI’s subsidiaries’ capital stock or other equity securities, except for purchases, redemptions or other acquisitions of AATI common stock in connection with forfeitures and net exercises;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of AATI common stock upon the exercise of AATI options outstanding on May 26, 2011 in accordance with their terms and other than certain limited issuances in connection with new hires);

•	amend its charter and organizational documents;

•	acquire any business, corporation, partnership, joint venture, limited liability company, association or other business organization or any division thereof, or any assets that are material, in the aggregate, to AATI and its subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business;

•	sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets except for sales of inventory in the ordinary course of business, or sell, dispose of or otherwise transfer any assets that are material to AATI and its subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its subsidiaries) whether or not in the ordinary course of business (other than the sale of products and the grant of non exclusive license in connection therewith in the ordinary course of business);

•	adopt or implement any stockholder rights plan or other anti-takeover measure;

•	enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of its or any of its subsidiaries’ assets or securities (other than a confidentiality agreement and other than as permitted by the exceptions to the “no shop” covenant described below);

•	incur or suffer to exist any indebtedness for borrowed money, or guarantee any such indebtedness of another person, other than indebtedness which existed as of March 31, 2011 as reflected on AATI’s balance sheet and other indebtedness for borrowed money of less $50,000 individually and $100,000 in the aggregate;

•	issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities;

•	guarantee any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person;

•	make any loans, advances (other than routine ordinary-course advances to employees);

•	make any investment in any other person other than wholly owned subsidiaries;

•	enter into any hedging agreement;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of fifty thousand dollars ($50,000) individually and one hundred thousand dollars ($100,000) in the aggregate, other than as set forth in AATI’s budget for capital expenditures;

•	make any changes in accounting methods, principles or practices, or change any assumption or calculation method underlying any bad debt, contingency or other reserve (except as required by GAAP);

•	pay, discharge, settle or satisfy any claims, liabilities or obligations that are material in amount either individually or in the aggregate, except in the ordinary course of business or in accordance terms in effect on May 26, 2011, and except as reflected or reserved against in AATI’s most recent consolidated financial statements filed with the SEC before the merger agreement or incurred since the date of such financial statements in the ordinary course of business;

•	modify, amend or terminate any material contract, or expressly waive, release or assign any material rights or claims, except in the ordinary course of business;

•	enter into any material contract or agreement, or license any material intellectual property rights to or from any third party (other than non exclusive licenses to purchasers of AATI products in the ordinary course of business in connection with the sale of products);

•	adopt, enter into, terminate (other than for “cause”) or amend any employment, severance or similar agreement, arrangement or plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for customary annual increases of the salaries of non officer employees in the ordinary course of business and except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding stock options or restricted stock awards (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	pay any material benefit not provided for as of May 26, 2011 under any plan (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except in the ordinary course of business and not in contemplation of or response to, and with no condition or contingency related to or triggered by the merger agreement or the merger or any of the other transactions contemplated by the merger agreement, or accelerate or remove any existing restrictions in any benefit plans or agreements or awards made thereunder (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement;

•	hire any new employee other than to replace (on an at-will basis, without any obligation for severance), an employee whose employment terminates after the date of the merger agreement (May 26, 2011) (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	enter into any agreement or arrangement with, or make any commitment to, any new hire providing for cash compensation at an annualized rate of one hundred fifty thousand ($150,000) or more or providing for equity grants involving 5,000 or more shares of AATI common stock without advance notice to (and written approval by) Skyworks (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	issue any option on shares of AATI common stock or make any other equity-based grant that involves an exercise, strike, purchase or conversion price, on terms involving an exercise, strike, purchase or conversion price of less than $6.13 per share (except as required to comply with applicable law or agreements, plans or arrangements existing on May 26, 2011, or as otherwise expressly permitted or required by the merger agreement);

•	make or rescind any tax election, settle or compromise any tax liability or amend any tax return;

•	commence any offering of shares of AATI common stock pursuant to AATI’s ESPP;

•	initiate, compromise or settle any material litigation or arbitration;

•	open or close any facility or office;

•	fail or omit to maintain insurance at levels substantially comparable to existing levels;

•	fail or omit to pay accounts payable and other obligations in the ordinary course of business; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

No Solicitation

In the merger agreement, AATI has agreed not to directly or indirectly solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a proposal to acquire 10% or more of AATI or its assets, whether by merger, consolidation, dissolution, sale of assets, tender offer, recapitalization, share exchange, other business combination, or issuance of equity securities, or in any other manner. In addition, AATI has agreed not to enter into, continue or otherwise participate in any discussions or negotiations regarding such an acquisition proposal, or to furnish to any person any information with respect to such an acquisition proposal, or to assist or participate in any effort or attempt by any person with respect to such an acquisition proposal, or otherwise to cooperate in any way with, such an acquisition proposal. AATI has also agreed to cause its subsidiaries and its and their directors, officers and employees not to take any of the actions described above, and to use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors and representatives not to take any of these actions. AATI has also agreed not to enter into any acquisition agreement, merger agreement or similar agreement (including any letter of intent, memorandum of understanding, or agreement in principle) constituting or relating to an acquisition proposal.

If AATI receives an unsolicited superior proposal to acquire AATI, and if certain other conditions and requirements are met, the AATI board of directors may terminate the merger agreement to concurrently enter into a definitive agreement to effect an unsolicited superior proposal. In such a case, AATI is required to pay a termination fee of $8.5 million to Skyworks.

Notwithstanding the restrictions described above, if AATI stockholders have not yet adopted the merger agreement, AATI may take certain otherwise prohibited actions in response to an unsolicited proposal from a third party that constitutes (or that the AATI board of directors determines in good faith, after consultation with outside legal counsel and its independent financial advisor, is reasonably likely to lead to) a superior proposal, to the extent that the fiduciary obligations of the AATI board of directors require (as determined in good faith by AATI’s board of directors after consulting with outside counsel). The proposal cannot be the result of a breach by AATI of the no-shop restrictions. If the conditions for this exception apply, the merger agreement permits AATI to furnish information (but only pursuant to a customary confidentiality agreement that is not less restrictive of the third party than AATI’s confidentiality agreement with Skyworks) and it also permits AATI to participate in discussions or negotiations (including solicitation of a revised proposal) with the third party and its representatives regarding the proposal.

To qualify as a superior proposal, the proposal must be an unsolicited, bona fide written proposal from a third party to acquire more than 50% of the equity securities or assets of AATI and its subsidiaries, and AATI’s board of directors must determine in its good faith judgment, after consultation with a nationally recognized independent financial advisor, that the terms of the proposal are more favorable to the AATI stockholders than the transactions contemplated by the merger agreement, taking into account all the terms and conditions of the proposal and the merger agreement (including any proposal by Skyworks to amend the terms of the merger agreement). AATI’s board of directors must also determine that the terms of the other proposal are reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. No proposal will qualify as a superior proposal if any financing required to consummate the proposal is not committed.

Change in Recommendation by AATI’s Board

Subject to the exception described below, the merger agreement prohibits AATI’s board of directors from withholding, withdrawing, amending, changing, qualifying or modifying its recommendation in favor of the merger in a manner adverse to Skyworks, or publicly proposing to withhold, withdraw, amend, change, qualify or modify its recommendation in favor of the merger in a manner adverse to Skyworks. With a limited exception, the merger agreement also prohibits AATI’s board of directors from approving, adopting or recommending to AATI stockholders any other acquisition proposal, or publicly (or in a manner designed to become public) proposing to approve, adopt or recommend any other acquisition proposal to AATI stockholders, or making any public statement in connection with a tender offer or exchange offer for AATI shares (other than a “stop, look and listen” communication by the AATI board pursuant to federal securities law), unless the statement includes a reaffirmation of the AATI board’s recommendation in favor of the merger.

Notwithstanding these limitations, the merger agreement allows AATI’s board of directors to change its recommendation in favor of the merger and support an alternative acquisition proposal if the following conditions apply:

•	AATI’s board of directors must have received an alternative acquisition proposal and it must have determined in good faith (after consultation with its financial advisors and outside legal counsel) that the other proposal constitutes a superior proposal;

•	the failure to take such action would reasonably be expected to be a breach of its fiduciary duties;

•	AATI stockholders must not have adopted the merger agreement and approved the merger;

•	AATI must not have violated, in any material respect, any of the terms of the “no-shop” restrictions described above in connection with such acquisition proposal;

•	AATI must have given Skyworks at least three business days’ prior written notice of its intention to take such action (and the notice must have included the terms and conditions of the other proposal);

•	no later than the time of such notice, AATI must have provided Skyworks with a copy of the relevant proposed transaction agreement and other material documents with the other party;

•	if requested by Skyworks, AATI must have negotiated in good faith with Skyworks during the three business day notice period to enable Skyworks to propose changes to the terms of the merger agreement that would cause the other proposal to no longer constitute a superior proposal;

•	AATI’s board of directors must have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to the merger agreement proposed by Skyworks in a written offer capable of acceptance and must have determined that the other proposal would continue to constitute a superior proposal even if the changes proposed by Skyworks were made to the merger agreement; and

•	in the event of any material change to the financial or other material terms of the other proposal, AATI must have delivered to Skyworks an additional notice and copies of the relevant proposed transaction agreement and other material documents, with a new three business day notice period.

If these conditions are satisfied, the merger agreement also allows AATI to terminate the merger agreement and enter into an agreement with another party after paying a termination fee of $8.5 million to Skyworks.

Stockholders Meeting

AATI has agreed to convene and hold a stockholders meeting, as promptly as practicable after the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC, for the purpose of obtaining the approval of AATI stockholders for the adoption of the merger agreement and the approval of the merger.

Unless AATI’s board makes an adverse recommendation change or the merger agreement is otherwise terminated in accordance with its terms, AATI, through its board of directors, is required to recommend to its stockholders that they adopt the merger agreement and approve the merger and other transactions contemplated by the merger agreement, include such recommendation in this proxy statement/prospectus, and publicly reaffirm such recommendation in connection with any communication in response to a tender or offer for shares of AATI common stock.

Efforts to Consummate the Merger; Regulatory Matters

Skyworks and AATI have agreed to use commercially reasonable efforts to make all required filings under securities and antitrust laws (and any other applicable laws), to obtain all governmental and private consents, licenses, permits, waivers, approvals, authorizations and orders (if any) that are required for the completion of the merger, to execute or deliver any additional instruments necessary to consummate the merger and carry out the purposes of the merger agreement, and generally to do what is necessary to consummate the merger, in each case as promptly as reasonably practicable. In this regard, Skyworks and AATI have also agreed to cooperate with one another and furnish to each other relevant documents and information (including all information required to be included in the proxy statement/prospectus that is included in this registration statement).

The parties are not required to incur any material or commercially unreasonable expense or to take any commercially unreasonable action in response to any governmental request for information under any antitrust law, or to initiate or pursue litigation against any governmental entity, or to contest or resist any action, including any legislative, administrative or judicial action, or to have vacated, lifted, reversed or overturned any antitrust order that (whether temporary, preliminary or permanent) restricts, prevents or prohibits the consummation of the merger or any other transactions contemplated by the merger agreement. In addition, neither Skyworks nor any of its affiliates have any obligation to make or accept any proposal, execute or carry out any agreement or submit to any order providing for the sale or other disposition or divestiture or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Skyworks or any of its subsidiaries or AATI or any of its subsidiaries or the holding separate of the shares of AATI common stock or imposing or seeking to impose any material limitation on the ability of Skyworks or any of its subsidiaries to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of AATI common stock, or to take any action if the U.S. Department of Justice or Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the merger.

Indemnification, Exculpation and Insurance

For six years after the effective time of the merger, Skyworks has agreed to cause the surviving corporation in the merger to honor all of AATI’s obligations to indemnify and hold harmless each present and former director and officer of AATI against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed before, at or after the effective time of the merger, to the extent that such obligations to indemnify and hold harmless exist on May 26, 2011.

For six years after the effective time of the merger, Skyworks has also agreed to cause the surviving corporation to maintain in effect (to the extent available in the market) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by AATI’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable to such persons as AATI’s existing coverage. In no event will Skyworks or the surviving corporation be required to expend in excess of 250% of the annual premium currently paid by AATI for such coverage. If the annual premium exceeds that amount, Skyworks will cause the surviving corporation to obtain as much coverage as practicable for such amount. The obligation to maintain D&O insurance may be satisfied by either Skyworks or AATI purchasing a “tail” policy under AATI’s directors’ and officers’ liability insurance policy in effect immediately before the effective time of the merger.

Employee Matters

As a general matter, Skyworks has agreed to cause the surviving corporation in the merger to honor all AATI employee benefit plans and compensation arrangements in accordance with their terms as in effect immediately prior to the effective time of the merger. Notwithstanding this commitment, Skyworks and the surviving corporation may amend or terminate any AATI employee benefit plan, arrangement or agreements in accordance with its terms or if otherwise required or permitted by applicable law.

After the merger, until the end of Skyworks’ current fiscal year or the end of the applicable current plan year, as Skyworks shall prescribe in its sole discretion, Skyworks has agreed to cause the surviving corporation to maintain, for the benefit of each AATI employee who continues to be employed by Skyworks and its subsidiaries, the AATI employee benefit plans (or substitute plans), at benefit levels that, taken as a whole, are not materially less favorable, in the aggregate, to the continuing employees than the AATI plans in effect on May 26, 2011. Alternatively, Skyworks may cause the surviving corporation to provide compensation and benefits that, taken as a whole, are not materially less favorable in the aggregate than the compensation and benefits provided to comparably ranked, similarly situated employees of Skyworks and its subsidiaries generally, giving effect to differences based on location of employment, performance reviews and other differentiating factors. Neither Skyworks nor the surviving corporation has any obligation to offer, grant or maintain any equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses, and similar compensation and benefits. Nothing in the merger agreement gives any entitlement to any AATI employee to continued employment with Skyworks or any of its subsidiaries after the merger.

Subject to certain limitations, Skyworks has also agreed to cause the surviving corporation to take commercially reasonable action to provide the continuing employees with credit for their service with AATI for purposes of vesting, eligibility, participation and level of benefits (but not benefit accruals) under all applicable employee benefit plans and arrangements of Skyworks and its subsidiaries in which AATI employees participate after the effective time. Subject to the requirements and limitations of applicable law and plans, Skyworks has also agreed to cause the surviving corporation to obtain waiver of evidence-of-insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to AATI employees.

Conditions to the Merger

The obligations of AATI and Skyworks to complete the merger are subject to the following conditions (among others):

•	the adoption of the merger agreement and the approval of the merger by AATI’s stockholders;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and applicable foreign laws;

•	the receipt of all authorizations, consents, orders or approvals of, and the making of all declarations or filings with any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, the expiration or termination of all waiting periods, and the absence of any material condition to the receipt or issuance of such authorizations, consents, orders, approvals, expiration or termination in connection with the consummation of the Merger or any of the other transactions contemplated by the merger agreement;

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation by any governmental entity which is in effect and which has the effect of making the merger illegal or otherwise prohibiting or imposing any material condition on the consummation of the merger or the other transactions contemplated by the merger agreement;

•	the filing with Nasdaq (if required) of a notification for listing of the shares of Skyworks common stock to be issued in the merger; and

•	the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement, of which this proxy statement/prospectus forms a part, and the absence of any pending or threatened stop order suspending the effectiveness of such registration statement.

In addition, Skyworks’ obligation to complete the merger is subject to the following additional conditions:

•	the accuracy of AATI’s representations and warranties to the extent required by the merger agreement;

•	AATI’s performance, in all material respects, of all obligations required to be performed by AATI under the merger agreement at or prior to the closing;

•	the absence of any instituted or pending action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Skyworks or any of its subsidiaries of all or any portion of their business or of the business of AATI or any of its subsidiaries, or to compel Skyworks or any of its subsidiaries to dispose of or hold separate all or any portion of their business or assets or of the business or assets of AATI or any of its subsidiaries or (ii) seeking to impose or confirm limitations on the ability of Skyworks or any of its subsidiaries effectively to exercise full rights of ownership of the shares of AATI common stock or (iii) seeking to require divestiture by Skyworks or any of its subsidiaries of any AATI common stock;

•	receipt of the resignations of the directors of AATI and its subsidiaries, and transfer of any shares of any AATI subsidiary owned by any current or former AATI director, officer or employee to a designee of Skyworks;

•	the absence of any pending challenge by AATI’s president, chief executive officer and chief technical officer, Mr. Richard K. Williams, to his noncompetition agreement with Skyworks or any other action by him to invalidate or repudiate that noncompetition agreement; and

•	the absence of any change, event, circumstance, development or effect that, either individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on AATI.

In addition, AATI’s obligations to complete the merger are subject to the following additional conditions:

•	Skyworks’ performance, in all material respects, of all obligations required to be performed by Skyworks under the merger agreement at or prior to the closing; and

•	the accuracy of Skyworks’ representations and warranties to the extent required by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or, subject to the terms of the merger agreement, after adoption of the merger agreement by AATI stockholders, in the following circumstances:

•	by mutual written consent of Skyworks, Merger Sub and AATI;

•	by either Skyworks or AATI if the merger is not consummated by December 31, 2011 (except that the right to terminate cannot be exercised by a party whose non fulfillment of any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before that date);

•	by either Skyworks or AATI if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, permanently restraining, enjoining or otherwise prohibiting the merger or imposing conditions on the consummation of the merger that would prevent one or more of the closing conditions set forth in Article VII of the merger agreement from being satisfied;

•	by Skyworks if action has been taken by a governmental entity seeking to impose certain limitations on Skyworks’ ownership or operation of AATI or its businesses, that would also prevent the related condition to Skyworks’ closing obligations from being satisfied;

•	by either Skyworks or AATI if at the special meeting (including any adjournment or postponement), the requisite vote of AATI stockholders in favor of the adoption of the merger agreement and approval of the merger is not obtained (except that the right to terminate cannot be exercised by AATI if AATI in any material respect is in breach of or has not fulfilled any of its “no shop” obligations or its obligations relating to the special meeting or the solicitation of AATI stockholders’ approval of the merger agreement and the merger) or if failure to obtain the requisite approval of AATI stockholders has been caused by a breach of the stockholder agreement by AATI or any of its directors or officers who are parties to the stockholder agreement;

•	by Skyworks: (i) if AATI’s board of directors (of any committee of the board) has not recommended in the proxy statement/prospectus that AATI stockholders adopt the merger agreement and approve the merger, if AATI’s board of directors (of any committee of the board) has withdrawn or changed its recommendation in favor of the merger agreement and the merger; (ii) if AATI’s board of directors (of any committee of the board) has not reconfirmed its recommendation of the merger agreement and the merger within five business days after written request by Skyworks following the receipt by AATI of an alternative acquisition proposal; (iii) if AATI’s board of directors (of any committee of the board) has approved an alternative acquisition proposal or recommended an alternative acquisition proposal to AATI stockholders; (iv) if a tender offer or exchange offer for outstanding shares of AATI common stock has commenced and AATI’s board of directors (of any committee of the board) recommends that AATI stockholders tender their shares or does not, within ten business days after commencement of the tender or exchange offer, recommend against acceptance of such offer (or at any time thereafter does not maintain its recommendation against acceptance of such offer); (v) if AATI has breached its “no shop” obligations or its obligations relating to the special meeting and the solicitation of AATI stockholders’ approval of the merger in any material respect; or (vi) if for any reason (other than an order of a court of competent jurisdiction enjoining the vote or the special meeting) AATI has not held the special meeting or has submitted the merger agreement and merger to AATI’s stockholders for approval by December 30, 2011;

•	by Skyworks, if there has been a breach or nonperformance of any representation, warranty, covenant or agreement in the merger agreement on the part of AATI, which would cause any of the conditions to Skyworks’ obligations relating to AATI’s representations and warranties or AATI’s performance of covenants and agreements not to be satisfied, and that breach has not been cured within ten days after receipt by AATI of written notice of such breach or nonperformance from Skyworks;

•	by AATI, if there has been a breach or nonperformance of any representation, warranty, covenant or agreement in the merger agreement on the part of Skyworks, which would cause any of the conditions to AATI’s obligations relating to Skyworks’ representations and warranties or Skyworks’ performance of covenants and agreements not to be satisfied, and that breach has not been cured within ten days after receipt by Skyworks of written notice of such breach or nonperformance from AATI; or

•	by AATI, if it has complied in all material respects with its “no shop” obligations and if it contemporaneously pays the termination fee discussed below, following and in connection with a change in the AATI board’s recommendation of the merger agreement and the merger, to enter into a definitive agreement to effect a superior proposal.

Transaction Fees and Expenses; Termination Fee

Each party will generally pay its own fees and expenses in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement, whether or not the merger is completed. In certain circumstances, however, AATI will be required to reimburse Skyworks’ expenses (up to $500,000) or to pay Skyworks a termination fee of $8,500,000. The termination fee is payable by AATI if:

•	Skyworks terminates the merger agreement because (i) AATI’s board of directors has withdrawn or changed its recommendation of the merger agreement and the merger, (ii) AATI’s board of directors has approved or recommended an alternative acquisition agreement, (iii) following a request to do so by Skyworks or following a third-party tender or exchange offer for AATI shares, AATI has failed to publicly reaffirm its recommendation of the merger agreement, (iv) AATI has breached its “no shop” covenants or its covenant to hold the special stockholders’ meeting, or (v) AATI has not held the special meeting and submitted the merger agreement and merger to AATI stockholders on or before December 30, 2011 for any reason other than a court order prohibiting the meeting or vote;

•	AATI terminates the merger agreement to enter into an alternative acquisition agreement;

•	by Skyworks or AATI if the special meeting has been held and a vote of AATI stockholders on the merger agreement and merger has been taken, and AATI stockholders have not adopted the merger agreement and approved the merger by the requisite vote, and prior to the vote an alternative acquisition proposal relating to AATI has been announced which has not been absolutely and unconditionally withdrawn and abandoned, and within twelve months after termination a transaction is consummated effecting an alternative acquisition proposal involving a business combination or 50% or more of AATI’s stock or assets or AATI or any of its subsidiaries enters into an agreement contemplating an alternative acquisition proposal involving a business combination or 50% or more of AATI’s stock or assets; or

•	by Skyworks for a breach or nonperformance by AATI of a covenant or agreement (but not for breaches of representations and warranties) if, before the breach or nonperformance by AATI, a third party has announced or communicated to AATI an alternative acquisition proposal involving a business combination or at least 50% or more of AATI’s stock or assets and the proposal has not been absolutely and unconditionally withdrawn and abandoned and within twelve months after such termination a transaction is consummated effecting an alternative acquisition proposal involving a business combination or 50% or more of AATI’s stock or assets or AATI or any of its subsidiaries enters into an agreement contemplating an acquisition proposal involving a business combination or 50% or more of AATI’s stock or assets.

The merger agreement requires AATI to reimburse Skyworks for up to $500,000 of its expenses incurred in connection with the merger agreement and the transactions contemplated thereby if AATI or Skyworks terminate the merger agreement because AATI’s stockholders did not adopt the merger agreement and approve the merger at the special meeting.

In no event will AATI be required to pay both the termination fee and Skyworks’ and Merger Sub’s expenses.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements, including covenants and agreements relating to public announcements regarding the merger, notification of certain developments, and other matters.

Extension, Waiver and Amendment of the Merger Agreement

AATI, Skyworks and Merger Sub may amend the merger agreement at any time prior to the completion of the merger. However, after the adoption of the merger agreement and approval of the merger by AATI’s stockholders, no amendment can be made that by law requires further approval by AATI’s stockholders without obtaining such further approval.

AATI, Skyworks or Merger Sub may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in another party’s representations and warranties and waive compliance with any of the agreements or conditions contained in the merger agreement. However, after the approval and adoption of the merger agreement by AATI’s stockholders, no waiver can be made that by law requires further approval by AATI’s stockholders without obtaining such further approval.

THE STOCKHOLDER AGREEMENT

In connection with the merger agreement, Skyworks entered into a stockholder agreement with certain of the officers and directors of AATI (namely, Richard K. Williams, Samuel J. Anderson, Jason L. Carlson, Jaff Lin, Thomas P. Redfern, Chandramohan Subramanian, Jun-Wei Chen, Ashok Chandran and Kevin D’Angelo). Pursuant to the stockholder agreement, each signing stockholder has agreed to vote all shares of AATI common stock beneficially owned by such stockholder in favor of adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement and against any other acquisition proposal or alternative acquisition agreement made in opposition to the consummation of the merger and the transactions contemplated by the merger agreement. The signing stockholders have also granted Skyworks an irrevocable proxy to vote their shares of AATI common stock at any meeting of AATI stockholders called with respect to the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Under the terms of the stockholder agreement, any shares of AATI common stock received upon the exercise of stock options or the settlement of restricted stock units by the stockholders who have signed the stockholder agreement are subject to the provisions of the stockholder agreement.

The stockholder agreement terminates upon the earlier to occur of (a) the effective time of the merger or (b) any termination of the merger agreement in accordance with its terms, and the proxy granted by the signing stockholders to Skyworks terminates automatically upon termination of the stockholder agreement. In addition, each signing stockholder signed the stockholder agreement solely in his capacity as owner of his shares of AATI common stock, and nothing in the stockholder agreement prohibits, prevents or precludes such stockholder from taking or not taking any action in his or her capacity as an officer or director of AATI, to the extent permitted by the merger agreement. Under certain circumstances, the merger agreement allows AATI’s board of directors to withdraw its support for the merger agreement and, in certain circumstances, including circumstances involving the receipt of an unsolicited superior proposal, to terminate the merger agreement. If the merger agreement is terminated in accordance with its terms, the stockholder agreement terminates concurrently with the termination of the merger agreement and the proxy granted to Skyworks automatically terminates.

THE NON-COMPETITION AGREEMENT

In connection with the merger agreement, Mr. Richard K. Williams, who is a member of the AATI board of directors and serves as AATI’s president, chief executive officer and chief technical officer, has entered into a non-competition, non-solicitation and confidentiality agreement, dated as of May 26, 2011, (the “non-competition agreement”). Pursuant to the non-competition agreement, Mr. Williams has agreed, for a period of 24 months and subject to certain exceptions, not to engage in any business or activity that is in competition with AATI’s business of developing, designing, manufacturing, licensing, marketing, selling and distributing power management semiconductors and related software. The non-competition agreement is conditioned on the completion of the merger, and if the merger is not completed, the non-competition agreement automatically terminates.

A copy of the non-competition agreement is attached to this proxy statement/prospectus as Annex C.

COMPARISON OF RIGHTS OF AATI AND SKYWORKS STOCKHOLDERS

The rights of AATI stockholders who become Skyworks stockholders will be governed by the General Corporation Law of the State of Delaware or DGCL, Skyworks’ certificate of incorporation and Skyworks’ bylaws.

This section describes material differences between the rights of AATI stockholders and the rights of Skyworks stockholders. The following discussion is a summary only and is not intended to be a complete discussion of the differences that may affect an AATI stockholder. AATI stockholders should carefully review the entire documents referenced above for a more complete understanding of the differences between being a stockholder of Skyworks and being a stockholder of AATI. Copies of these documents may be obtained as described under “Where You Can Find More Information” commencing on page 109.

AATI	Skyworks

GENERAL
AATI is a Delaware corporation and a public company subject to the provisions of the DGCL.	Skyworks is a Delaware corporation and a public company subject to the provisions of the DGCL.
The rights of AATI stockholders are governed by AATI’s certificate of incorporation and bylaws, in addition to the DGCL.	The rights of Skyworks stockholders are governed by Skyworks’ certificate of incorporation and bylaws, in addition to the DGCL.
Upon the completion of the merger, AATI stockholders will be entitled to become Skyworks stockholders and their rights will be governed by the DGCL and Skyworks’ certificate of incorporation and bylaws.	Skyworks’ certificate of incorporation and bylaws will not be affected by the merger.
AUTHORIZED SHARES OF CAPITAL STOCK
The authorized capital stock of AATI consists of 105,000,000 shares, of which 100,000,000 shares are common stock, par value $0.001 per share, and 5,000,000 shares are preferred stock, par value $0.001 per share.	The authorized capital stock of Skyworks consists of 550,000,000 shares, of which 525,000,000 shares are common stock, par value $0.25 per share and 25,000,000 shares are preferred stock, no par value per share.
As of May 24, 2011, there were (i) (A) 47,164,520 shares of common stock issued and 42,971,079 shares of common stock outstanding and (B) 1,341,940 restricted stock units issued and outstanding, (ii) 4,193,441 shares of common stock held in the treasury of AATI or its subsidiaries and (iii) no shares of preferred stock issued or outstanding.	As of May 24, 2011, there were (i)(A) 191,865,757 shares of common stock issued and 184,108,347 shares of common stock outstanding and (B) 2,392,544 shares of restricted stock issued and outstanding, (ii) 7,757,410 shares of common stock held in the treasury of Skyworks or its subsidiaries and (iii) no shares of preferred stock issued and no shares of preferred stock outstanding.

AATI	Skyworks

AATI has reserved 13,004,224 shares of AATI common stock for issuance under the 2005 Equity Incentive Plan (the “2005 Plan”), of which options and restricted stock units, or RSUs, representing an aggregate of 17,599,626 shares have been granted and options and RSUs representing 6,994,009 and 1,341,940 shares of common stock respectively are outstanding. 3,669,173 shares of common stock are reserved for future issuance under the 2005 Plan.

AATI has reserved 10,533,194 shares of AATI common stock for issuance under the 1998 Stock Plan, of which options and restricted stock units, or RSUs, representing an aggregate of 12,470,887 shares have been granted and options representing 1,213,471 shares of common stock are outstanding.

AATI has reserved 972,660 shares for future issuance under its 2005 Employee Stock Purchase Plan.

As of May 24, 2011 Skyworks was authorized to issue equity securities to its employees and/or directors under the following plans: (i) the 1994 Non-Qualified Stock Option Plan, (ii) the 1996 Long-Term Incentive Plan, (iii) the 1999 Employee Long-Term Incentive Plan, (iv) the Directors’ 2001 Stock Option Plan, (v) the Non-Qualified Employee Stock Purchase Plan, (vi) the 2002 Employee Stock Purchase Plan, (vii) the Washington Sub, Inc. 2002 Stock Option Plan, (viii) the 2005 Long-Term Incentive Plan and (ix) the 2008 Director Long-Term Incentive Plan (collectively, the “Skyworks Plans”). As of May 24, 2011, an aggregate of 107,846,413 shares of Skyworks common stock were authorized for issuance under the Skyworks Plans, of which options representing an aggregate of 100,898,256 shares of common stock have been granted and options representing 16,595,611 shares of common stock are outstanding.

Skyworks has reserved 21,661,643 shares of common stock for future issuance under the Skyworks Plans.

VOTING SHARES
Each outstanding share of AATI common stock is entitled to one vote on each matter submitted to a vote of the stockholders of AATI.	Each outstanding share of Skyworks common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Skyworks.
LIQUIDATION PREFERENCE
None.	None.
CONVERSION RIGHTS
Shares of AATI common stock are not convertible.	Shares of Skyworks common stock are not convertible.
RESTRICTION ON TRANSFER
AATI stockholders are not subject to any restriction on transfer.	Skyworks stockholders are not subject to any restriction on transfer.
AMENDMENT OF GOVERNING DOCUMENTS
The DGCL requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote, and the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.

AATI	Skyworks

Certificate of Incorporation
In addition to any vote of the holders of any class or series of stock of AATI required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of AATI shall be required for the amendment, repeal or modification of Articles V, VI and VIII of AATI’s Amended and Restated Certificate of Incorporation.	In addition to any vote of the holders of any class or series of stock of Skyworks required by law, the affirmative vote of the holders of at least the following percentages in voting power of all of the then outstanding shares of capital stock of AATI entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal or adopt any provision inconsistent with certain articles of the Restated Certificate of Incorporation of Skyworks, specifically: eighty (80%) with respect to Articles Seventh, Eleventh and Thirteenth, ninety (90%) with respect to Article Twelfth, and sixty-six and two-thirds percent (66 2/3%) with respect to Article Tenth.
Bylaws
AATI’s Amended and Restated Certificate of Incorporation expressly authorizes the board of directors to adopt, amend or repeal the AATI Bylaws, with the exception that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of AATI shall be required for the amendment, repeal or modification of the provisions of Sections 2.1 (Place of Meetings), 2.2 (Annual Meeting), 2.3 (Special Meeting), 2.4 (Advance Notice Procedures; Notice of Stockholders’ Meetings), 2.9 (Voting), 2.10 (Stockholder Action by Written Consent Without a Meeting), 3.2 (Number of Directors), or 3.4 (Resignation and Vacancies).	Skyworks’ Restated Certificate of Incorporation expressly authorizes the board of directors to adopt, alter, amend and repeal the Skyworks By-laws in any manner not inconsistent with the laws of the State of Delaware or the Restated Certificate of Incorporation, subject to the power of the stockholders to adopt, alter or repeal the By-laws made by the board of directors, upon the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, voting as a single class.
DIRECTORS
Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors.
Number of Directors
AATI’s Amended and Restated Certificate of Incorporation and Bylaws provide that the number of directors shall be determined by resolution of the board. Pursuant to the DGCL, AATI must have at least one director.	Skyworks’ Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the total number of authorized directors. Pursuant to the DGCL, Skyworks must have at least one director.
Classified Board of Directors
AATI’s directors are divided into three classes and are elected to three-year terms. The three year terms are staggered by class such that, each year, the terms of one class of directors expire.	Skyworks’ directors are not divided into classes. All Skyworks directors are elected annually by Skyworks stockholders at Skyworks’ annual meeting.

AATI	Skyworks

Removal of Directors
Under AATI’s Amended and Restated Certificate of Incorporation and Bylaws, any AATI director may be removed from office by the stockholders of the corporation only for cause.	Under Skyworks’ Restated Certificate of Incorporation, any Skyworks director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the shares of all classes of Skyworks stock entitled to vote for the election of directors, voting as a single class.
Vacancies on the Board of Directors
A vacancy in the AATI board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy or newly created directorship shall hold office until the next election of the director’s class and until his or her successor shall have been duly elected and qualified.	A vacancy in the Skyworks board of directors resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders to occur following their election.
Board Quorum and Vote Requirements
A majority of the authorized number of directors constitutes a quorum.	A majority of the members of the board of directors constitutes a quorum.
AATI’s Bylaws provide that the act of a majority of AATI’s directors present at any meeting at which a quorum is present shall be the act of its board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or its bylaws.	Skyworks’ By-laws provide that the act of a majority of Skyworks’ directors present at any meeting at which a quorum is present shall be the act of its board of directors, unless otherwise provided by law.
Limitation of Personal Liability of Directors
AATI’s Amended and Restated Certificate of Incorporation does not limit the personal liability of members of its board of directors.	Skyworks’ Restated Certificate of Incorporation provides that no director is personally liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director, except for liability (i) for breach of the directors’ duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

AATI	Skyworks

Indemnification
AATI’s Amended and Restated Certificate of Incorporation and Bylaws provide that the corporation shall indemnify its directors and officers for any liability incurred in their official capacity to the fullest extent permitted under the DGCL.	Skyworks’ Restated Certificate of Incorporation and By-laws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or any of its majority-owned subsidiaries or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Such indemnification also extends to any action or suit by or in the right of the corporation to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.
In addition, upon request, the corporation must advance expenses incurred in defending actions (including attorneys’ fees) to present or former directors or officers of Skyworks (and, with the authorization of the chief executive officer of Skyworks or such other officer as is designated from time to time, certain other individuals), provided that in each case Skyworks shall have received an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Skyworks.

AATI	Skyworks

STOCKHOLDERS
Special Meeting of Stockholders
AATI’s Bylaws provide that a special meeting of the stockholders may be called at any time by the board, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons.	Skyworks By-laws provide that special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the board.
Stockholder Inspection of Books and Records
The DGCL permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business, and to make copies and extracts therefrom.
Pursuant to AATI’s Bylaws, any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent so to act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in Delaware or at its principal executive office.
Skyworks’ By-laws provide that a complete list of the stockholders entitled to vote at any meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation.

Skyworks’ By-laws further provide that the board of directors shall, subject to the laws of the State of Delaware, have power to determine from time to time, whether and to what extent and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any book or document of the corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the board of directors or of the stockholders of the corporation.

Notice Requirements for Stockholder Proposals, Including Director Nominations
AATI’s Bylaws provide that nominations of persons for election to the board of directors of the corporation may be made (x) at a meeting of stockholders by or at the direction of the board of directors, as selected by either a majority of the independent directors or by a duly authorized committee of the board of directors or (y) by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the applicable notice procedures.	Skyworks’ By-laws provide that nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the board of directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the By-laws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the By-laws.

AATI	Skyworks

Notice of Meeting and Record Date
Notice of any meeting of stockholders must state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice must be sent or otherwise given not less than 10 nor more than 60 days before the date of the meeting.	Written notice of each meeting of the stockholders, whether annual or special, shall be mailed, postage prepaid, or sent by electronic transmission, not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting, at the stockholder’s address as it appears on the records of the corporation. Every such notice shall state the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
AATI’s Bylaws state that in the case of determination of stockholders entitled to vote at a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the record date shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than sixty days prior to any other action.	Skyworks’ By-laws state that in the case of determination of stockholders entitled to vote at a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the record date shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than sixty days prior to any other action.
Preemptive Rights
As permitted by the DGCL, AATI common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of AATI or any other securities convertible into shares of any class of stock of AATI under AATI’s Amended and Restated Certificate of Incorporation.	As permitted by the DGCL, Skyworks common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Skyworks or any other securities convertible into shares of any class of stock of Skyworks under Skyworks’ Restated Certificate of Incorporation.
Stockholder Action Without Meeting
AATI’s Amended and Restated Certificate of Incorporation states that no action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.	Skyworks’ Restated Certificate of Incorporation states that no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent.
Dividends
The DGCL allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
AATI’s Amended and Restated Certificate of Incorporation and Bylaws do not restrict the declaration or payment of dividends.	Skyworks’ Restated Certificate of Incorporation and By-laws do not restrict the declaration or payment of dividends.

LEGAL MATTERS

The validity of the Skyworks common stock to be issued in connection with the merger will be passed upon for Skyworks by Wilmer Cutler Pickering Hale and Dorr LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and related financial statement schedule of Skyworks and its subsidiaries as of October 1, 2010 and October 2, 2009, and for each of the years in the three-year period ended October 1, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of October 1, 2010 have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the October 1, 2010 consolidated financial statements refers to a change in accounting for debt with conversion and other options, with retrospective adjustment for all periods presented in the consolidated financial statements referred to above.

The consolidated financial statements of AATI as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 incorporated in this proxy statement/prospectus by reference from AATI’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of AATI’s internal control over financial reporting as of December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, AATI does not expect a vote to be taken at the special meeting on any matters other than as described in this proxy statement/prospectus. If any other matters are properly presented at the special meeting for consideration, the holders of proxies, if properly authorized, will have discretion to vote on those matters in accordance within their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

Skyworks

If the merger is completed, AATI’s stockholders will become stockholders of Skyworks. For a stockholder proposal to be considered for possible inclusion in Skyworks’ proxy statement for the annual meeting to be held in 2012, the proposal must be in writing and received by Skyworks’ Corporate Secretary at Skyworks’ principal executive offices no later than the dates set forth below.

For stockholder proposals that are not intended by the stockholder to be included in Skyworks’ proxy materials for next year’s annual meeting, but that the stockholder desires to raise from the floor at the meeting, Skyworks’ amended and restated bylaws establish an advance notice procedure in order to permit such proposals to be brought before an annual meeting of stockholders. In general, notice must be received at Skyworks’ principal executive offices not less than 90 calendar days nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at Skyworks’ 2012 annual meeting of stockholders, such a proposal must be received by Skyworks on or after January 12, 2012 but no later than February 11, 2012. If, however, the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, the Corporate Secretary must receive the notice no earlier than 120 days prior to the date of the 2012 annual meeting and no later than the later of 90 days prior to the 2012 annual meeting or the 10th day following the day on which the public announcement of the date of the 2012 annual meeting is first made by Skyworks. Skyworks’ amended and restated bylaws also specify additional requirements as to the form and content of a stockholder’s notice.

Pursuant to Rule 14a-8 under the Exchange Act, in order to be considered for inclusion in the proxy materials for Skyworks’ 2012 annual meeting, a stockholder’s proposal must meet the requirements of Rule 14a-8 under the Exchange Act and be delivered in writing to the Secretary of Skyworks at its principal executive offices at 20 Sylvan Road, Woburn, MA 01801, no later than December 2, 2011. The submission of a stockholder proposal does not guarantee that it will be included in the proxy materials for Skyworks’ 2012 annual meeting.

According to the applicable provisions of Skyworks’ By-laws, if a stockholder wishes to nominate a candidate to serve as a director or to present a proposal at Skyworks’ 2012 annual meeting outside the processes of Rule 14a-8 that will not be considered for inclusion in the proxy materials for such meeting, then the stockholder must give written notice to Skyworks’ Corporate Secretary at the address noted above no earlier than January 12, 2011 and no later than February 11, 2012. In the event that the 2012 annual meeting is held more than thirty (30) days before or after the first anniversary of Skyworks’ 2011 annual meeting, then the required notice must delivered in writing to the Secretary of Skyworks at the address above no earlier than 120 days prior to the date of the 2012 annual meeting and no later than the later of 90 days prior to the 2012 annual meeting or the 10th day following the day on which the public announcement of the date of the 2012 annual meeting is first made by Skyworks. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a stockholder properly brings the proposal before the meeting, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal. Even if a stockholder makes timely notification, the proxies may still exercise discretionary authority in accordance with the SEC’s proxy rules.

In the case of proposals involving the nomination of directors, the notice must be in writing and must include the nominee’s name and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under Exchange Act and Rule 14a-11 thereunder. Skyworks’ amended and restated bylaws also require that the notice include the written consent of each nominee to serve as a member of Skyworks’ board of directors, if so elected. Skyworks’ stockholders are also advised to review Skyworks’ amended and restated bylaws, which contain additional requirements with respect to the nomination of directors by stockholders.

All Skyworks stockholder proposals should be addressed to: Corporate Secretary, Skyworks Solutions, Inc., 20 Sylvan Road, Woburn, Massachusetts 01801.

If a stockholder does not want to pursue this method, but would like to make a recommendation of a nominee for director for consideration by Skyworks’ Nominating and Corporate Governance Committee to be included on Skyworks’ slate of directors at the next annual meeting, please follow the procedures outlined under the heading “Committees of the Board of Directors — Director Nomination Procedures” in Skyworks’ definitive proxy statement filed with the SEC on April 7, 2011.

AATI

If the parties consummate the merger, AATI will not have public stockholders, and there will be no public participation in any future meetings of stockholders of AATI. However, if the merger is not consummated, stockholders of AATI will continue to be entitled to attend and participate in stockholders meetings of AATI.

If AATI’s fiscal year 2011 annual meeting of stockholders is held, stockholders may present proper proposals for inclusion in AATI’s proxy statement by submitting their proposal in writing to the Corporate Secretary at AATI’s principal office located at 3230 Scott Blvd., Santa Clara, California 95054, Attn: Corporate Secretary, and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act. The deadline for submission of stockholder proposals intended to be included in AATI’s fiscal year 2011 proxy materials was December 17, 2010. The deadline for stockholder proposals intended to be presented at AATI’s fiscal year 2011 annual meeting of stockholders (which are not otherwise submitted for inclusion in the proxy statement in accordance with Rule 14a-8 of the Exchange Act) was on or after December 17, 2010 but no later than January 16, 2011. If the board of directors of AATI chooses to present a proposal or nomination despite its untimeliness, the people named in the proxies solicited by the board of directors for the 2011 annual meeting of stockholders will have the right to exercise discretionary voting power with respect to such proposal or nomination.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless AATI’s stockholders have notified AATI of their desire to receive multiple copies of its proxy statements. This is known as householding. AATI will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this proxy statement, or requests to receive multiple or single copies of proxy statements at a shared address in the future, should be directed to AATI’s principal office located at 3230 Scott Blvd., Santa Clara, California 95054, Attn: Corporate Secretary, telephone number: (408) 737-4788.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Skyworks’ certificate of incorporation and bylaws provide that the corporation shall indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the extent permitted under the DGCL. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Skyworks has filed a registration statement with the SEC under the Securities Act that registers the shares of Skyworks common stock to be issued to AATI in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Skyworks, AATI and the common stock of these companies. The rules and regulations of the SEC allow Skyworks and AATI to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Skyworks (File No. 001-05560) and AATI (File No. 000-51349), file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like Skyworks and AATI, that file electronically with the SEC. The address of the site is http://www.sec.gov. Skyworks’ website address is http://www.skyworksinc.com, and AATI’s address is http://www.AATI.com. The information on Skyworks’ and AATI’s respective websites is not a part of this proxy statement/prospectus.

The SEC allows Skyworks and AATI to incorporate by reference information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference portions of the documents listed below that Skyworks and AATI have previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about Skyworks and AATI and their financial condition:

Skyworks’ SEC Filings (File No. 001-5560)	Period or Date of Filing

Quarterly Report on Form 10-Q	Fiscal quarters ended July 1, 2011 (filed August 9, 2011), April 1, 2011 (filed May 11, 2011) and December 31, 2010 (filed February 8, 2011)
Annual Report on Form 10-K	Year ended October 1, 2010 (filed November 29, 2010), amended by Amendment No. 1 thereto (filed January 31, 2011)
Current Reports on Form 8-K	Filed July 21, 2011 June 17, 2010, June 10, 2011, June 7, 2011, June 2, 2011, May 23, 2011, May 17, 2011, April 28, 2011, March 28, 2011, January 20, 2011, November 12, 2010, November 4, 2010

AATI’s SEC Filings (File No. 000-51349)	Period or Date of Filing

Quarterly Report on Form 10-Q	Fiscal quarters ended June 30, 2011 (filed August 9, 2011) and March 31, 2011 (filed May 3, 2011)
Annual Report on Form 10-K	Year ended December 31, 2010 (filed February 25, 2011), amended by Amendment No. 1 thereto (filed May 2, 2011)
Current Reports on Form 8-K	Filed August 18, 2011, August 9, 2011, June 21, 2011, May 27, 2011, May 2, 2011, April 8, 2011, April 7, 2011, April 6, 2011 (as amended on June 17, 2011), February 3, 2011

Skyworks and AATI hereby further incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and certain Current Reports on Form 8-K that are “filed” with the SEC, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through Skyworks or AATI, as the case may be, or from the SEC through the SEC’s website at the address indicated above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Skyworks Solutions, Inc. 20 Sylvan Road Woburn, MA 01801 Attn.: Veronica Hibben, Skyworks Investor Relations Telephone Number: (949) 231-4700	Advanced Analogic Technologies Incorporated 3230 Scott Boulevard Santa Clara, CA 95054 Attn.: Investor Relations Telephone Number: (408) 737-4788

If you would like to request documents, please do so by [ • ], 2011, which is five business days before the special meeting, to ensure timely delivery before the special meeting. If you request any incorporated documents from Skyworks or AATI, Skyworks and AATI will mail them to you by first class mail, or another equally prompt means, within one business day after Skyworks or AATI receives your request.

Information contained in this proxy statement/prospectus regarding Skyworks has been provided by, and is the responsibility of, Skyworks, and information contained in this proxy statement/prospectus regarding AATI has been provided by, and is the responsibility of, AATI. No one has been authorized to give you any other information, and neither Skyworks nor AATI take responsibility for any information that others may give you. This proxy statement/prospectus is dated [ • ], 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither AATI’s mailing of this proxy statement/prospectus to AATI stockholders nor the issuance by Skyworks of common stock in connection with the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then neither the offer presented nor the solicitation in this proxy statement/prospectus extends to you.

Annex A
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AGREEMENT AND PLAN OF MERGER
by and among
SKYWORKS SOLUTIONS, INC.,
POWERCO ACQUISITION CORP.
and
ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED
Dated as of May 26, 2011

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Schedule A	Stockholder Agreement Signatories
Schedule 3	“Knowledge”
Schedule 7.2(c)(i)	Certain Required Third-Party Consents
Schedule 7.2(f)	Required Signatory to Noncompetition Agreement
Schedule 9.2	E-Mail Addresses

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TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acquisition Proposal	Section 6.1(g)
Affiliate	Section 3.2(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Arbitrator	Section 9.11(e)
Assumed Restricted Stock Unit	Section 2.3(e)
Award	Section 9.11(g)
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV Forepart
Buyer Material Adverse Effect	Article IV Forepart
Buyer Preferred Stock	Section 4.2
Buyer SEC Documents	Section 4.4(a)
Certificate of Merger	Section 1.1
Company Certificates	Section 2.2(a)
Chancery Rules	Section 9.11(c)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III Forepart
Company Employee Plans	Section 3.14(a)
Company Insiders	Section 6.13(c)
Company Intellectual Property	Section 3.10(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Article III Forepart
Company Material Contracts	Section 3.11(a)
Company Meeting	Section 3.4(d)
Company Options	Section 2.3(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 3.2(a)
Company Restricted Stock Units	Section 2.3(e)
Company SEC Documents	Section 3.5(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Confidentiality Agreement	Section 5.2
Contamination	Section 3.13(b)
Delaware Court of Chancery	Section 9.11(b)

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Reference in
Terms	Agreement

DGCL	Preamble
Dispute	Section 9.11(c)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Environmental Law	Section 3.13(b)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(b)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.11(a)
Insurance Policies	Section 3.18
Intellectual Property	Section 3.10(a)
Internal Revenue Code	Section 2.2(h)
IRS	Section 3.14(b)
Liens	Section 3.4(b)
Merger	Recitals
Merger Sub	Preamble
Noncompetition Agreement	Recitals
Option Exchange Ratio	Section 2.3(a)
Ordinary Course of Business	Section 3.2(g)
Outside Date	Section 8.1(b)
Proxy Statement/Prospectus	Section 3.5(d)
Registration Statement	Section 3.5(d)
Regulation M-A Filing	Section 3.5(d)
Release	Section 3.13(b)
Released	Section 3.13(b)
Representatives	Section 6.1(a)
Sarbanes Act	Section 3.5(a)
SEC	Section 3.4(c)
Second Request	Section 6.7(a)
Section 16 Information	Section 6.13(b)
Securities Act	Section 3.2(e)
Specified Time	Section 6.1(a)
Stockholder Agreement	Recitals
Subsidiary	Section 3.2(g)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.10(b)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 26, 2011 by and among Skyworks Solutions, Inc., a Delaware corporation (the “Buyer”), PowerCo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and Advanced Analogic Technologies Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer, Merger Sub and the Company deem it advisable and in the best interests of their respective corporations and the stockholders of their respective corporations that Merger Sub be merged with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company becoming a wholly owned subsidiary of the Buyer (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, (a) the stockholders of the Company named on Schedule A hereto have entered into the Stockholder Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all voting securities of the Company that such stockholders own or control (or over which they exercise voting control) for the approval of the Merger and the adoption of this Agreement; and (b) the stockholder of the Company listed on Schedule 7.2(f) has entered into a Non-competition, Non-solicitation and Confidentiality Agreement (the “Noncompetition Agreement”), pursuant to which he has agreed, among other things, not to compete with the Buyer or the Company for a specified period of time following the Effective Time (the effectiveness of which Noncompetition Agreement is subject, as a condition subsequent, to the occurrence of the Effective Time);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Pacific time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 950 Page Mill Road, Palo Alto, California, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3 Effects of the Merger.  At the Effective Time (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety so that such Certificate of

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Incorporation is identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (A) all references to the name of Merger Sub therein shall be changed to refer to the name of the Company and (B) the identity of the incorporator shall be deleted and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, the Buyer shall cause the By-laws of the Company as in effect immediately prior to the Effective Time to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers.  The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, Merger Sub or any other wholly owned subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for Company Common Stock.  Subject to the provisions of Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Company Shares under Section 2.4) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2, a cash payment in the amount of $3.68 (as the same may be adjusted in accordance herewith, the “Cash Amount”) plus 0.08725 of a share of Buyer Common Stock (the “Stock Amount”) (the Cash Amount and the Stock Amount are together referred to as the “Merger Consideration”); provided, however, that if the product of the Stock Amount and the average last reported sale price of Buyer Common Stock (at the 4:00 p.m., Eastern Time, end of regular trading hours) on the five (5) full trading days ending on the trading day immediately prior to the date on which the Effective Time occurs (such average, the “Average Price,” and such product, the “Closing Value”) is less than $2.45, then the Cash Amount shall be increased by the difference between the $2.45 and the Closing Value and if the Closing Value is more than $2.45, then the Cash Amount shall be reduced by the difference between the Closing Value and $2.45 (but in no event shall the Cash Amount as reduced be less than zero); but provided, further, that if the Average Price is less than $21.00, then Buyer shall have the right to pay the entire Merger Consideration in cash, and in such case the Cash Amount will be $6.13 and the Stock Amount will be zero. For purposes of this Agreement, “Buyer Common Stock” means common stock, $0.25 par value per share, of the Buyer. As of the Effective Time, all such shares of Company Common Stock

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shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, subject to the provisions of Section 2.4.

(d) Adjustments to Exchange Ratio.  The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(e) Unvested Stock.  At the Effective Time, any shares of Buyer Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by the terms of an agreement or plan “made available” to the Buyer (as defined in Section 9.8) that is applicable to such shares in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Option Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

2.2 Exchange of Company Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

(a) Exchange Agent.  As of the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) the aggregate amount of cash and certificates representing the aggregate number of shares of Buyer Common Stock (such cash and shares of Buyer Common Stock being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make the payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Company Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock may then be entitled pursuant to Section 2.2(e).

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in customary form with such provisions as the Buyer and the Company may reasonably agree) and (ii) instructions for effecting the surrender of the Company Certificates in exchange for the applicable cash amount and certificates representing the applicable number of shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the

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Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the cash amount which such holder has the right to receive pursuant to the provisions of this Article II and a certificate representing the number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), and the Company Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the applicable cash amount and a certificate representing the proper number of shares of Buyer Common Stock, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), may be issued or paid to a person other than the person in whose name the Company Certificate so surrendered is registered, if such Company Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable cash amount and a certificate or certificates representing the applicable number of shares of Buyer Common Stock that the holder of such Company Certificate has the right to receive pursuant to the provisions of this Article II, plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions then payable pursuant to Section 2.2(d), as contemplated by this Section 2.2, subject to the provisions of Section 2.4.

(c) No Fractional Shares.  No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Company Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of Buyer Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on Nasdaq during the ten (10) consecutive trading days ending on the last trading day prior to the Effective Time.

(d) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be issued and paid to the record holder of the Company Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Buyer Common Stock.

(e) No Further Ownership Rights in Company Common Stock.  All shares of Buyer Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are

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presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one hundred eighty (180) after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

(g) No Liability.  To the extent permitted by applicable law, none of the Buyer, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Company Certificate or any dividends or distributions payable to the holder of such Company Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights.  Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(i) Lost Company Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Plans.

(a) At the Effective Time, each outstanding option to purchase Company Common Stock (each, a “Company Option”), whether vested or unvested, and all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) themselves, insofar as they relate to outstanding Company Options, shall be assumed by the Buyer and each Company Option shall become an option to acquire, on the same terms and conditions as were applicable under the Company Option immediately prior to the Effective Time, a number of shares of Buyer Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the quotient obtained from dividing $6.13 by the Average Price (the “Option Exchange Ratio”) (rounded down to the nearest whole number), at a price per share of Buyer Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained from dividing (x) the exercise price per share for the shares of Company

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Common Stock purchasable pursuant to the assumed Company Option immediately prior to the Effective Time by (y) the Option Exchange Ratio. Such Company Options shall continue in effect on the same terms and conditions to which they are subject (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

(b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Options, as provided in this Section 2.3.

(c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Options assumed in accordance with this Section 2.3. As soon as practicable (but in no event more than ten (10) business days after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options, and thereafter shall use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any such Company Options remain outstanding.

(d) The Company shall (i) terminate its 2005 Employee Stock Purchase Plan (the “ESPP”) in accordance with its terms as of or prior to the Effective Time, (ii) provide notice as required in Section 19(c) of the ESPP, and (iii) not commence any new offering period under the ESPP after the date of this Agreement.

(e) At the Effective Time, each outstanding award of Company restricted stock units (“Company Restricted Stock Units”) that is to be settled in Company Common Stock that is outstanding immediately prior to the Effective Time shall be assumed by the Buyer (each, an “Assumed Restricted Stock Unit”). In accordance with its terms, each Assumed Restricted Stock Unit shall be converted into a restricted stock unit to acquire that number of shares of Buyer Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Buyer Common Stock. Each Assumed Restricted Stock Unit shall otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the respective Company Restricted Stock Units immediately prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has neither voted in favor of the Merger Agreement or the Merger nor consented thereto in writing and who has properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice, filings, correspondence or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or make or accept any settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its prior express written consent to such payment or settlement offer (which consent will not be unreasonably withheld).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub that the statements contained in this Article III are true and correct, except as expressly set forth (i) herein or (ii) in the disclosure schedule delivered by the Company to the Buyer and Merger Sub on or before the date of this Agreement (the “Company Disclosure Schedule”) or (iii) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (as amended by the Amendment thereto filed prior to the date hereof) or the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, in each case as filed with the SEC (other than in any “risk factor” disclosure or forward-looking statement or any other disclosure therein that constitutes a general cautionary or predictive statement). The Company Disclosure Schedule shall be arranged in sections, subsections, paragraphs and clauses corresponding to the numbered and lettered sections, subsections, paragraphs and clauses contained in this Article III and the disclosure in any section, subsection, paragraph or clause shall qualify (1) the corresponding section, subsection, paragraph or clause in this Article III and (2) the other sections, subsections, paragraphs and clauses in this Article III only to the extent that it is reasonably clear from a reading of such disclosure that it also qualifies or applies to such other sections, subsections, paragraphs and clauses.

For purposes of this Agreement, the term “Company Material Adverse Effect” means any effect, circumstance, change, event and/or development (each an “Effect”, and collectively, “Effects”) that, either individually or in the aggregate, and taken together with all other Effects, has (or have) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole; provided, however, that no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e) or (f) below shall be deemed to be or to constitute a “Company Material Adverse Effect,” and no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e), or (f) below shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may occur:

(a) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein), or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(b) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(c) general conditions caused by acts of terrorism, war or armed hostilities to the extent that such acts of terrorism, war or armed hostilities do not affect the Company or any of its Subsidiaries directly or in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(d) the response of customers, suppliers, distributors, business partners and employees of the Company and its Subsidiaries to the announcement of this Agreement and the pendency of the transactions contemplated hereby;

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(e) action taken by the Company or its Subsidiaries at the express written request of the Buyer after the date hereof (and in conformity therewith) that is not required by the terms of this Agreement;

(f) changes in GAAP (or the interpretation thereof) that affect the consolidated financial statements of the Company and its Subsidiaries;

(g) changes (in and of themselves) in the trading price or volume of the Company’s stock (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect); or

(h) failure (in and of itself) by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such failure, and any legal liabilities resulting from such failure, may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would, could or is likely to be a Company Material Adverse Effect).

For the avoidance of doubt, the parties agree that for all purposes of this Agreement: (i) with respect to the assets and/or liabilities of the Company and its Subsidiaries, an Effect that would otherwise constitute a Company Material Adverse Effect (or would otherwise be considered in determining whether a Company Material Adverse Effect has occurred or would, could or is likely to occur) shall constitute a Company Material Adverse Effect (and shall be considered in determining whether a Company Material Adverse Effect has occurred or would, could or is likely to occur) even if such Effect is a one-time or non-recurring and whether or not the impact of such Effect is permanent, ongoing, long-term or short-term; (ii) the term “business” includes (but is not limited to) the long-term future earnings potential of the Company and its Subsidiaries; (iii) the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in this forepart to Article III or to Buyer Material Adverse Effect in Article IV; (iv) when a statement in a representation and warranty in Article III is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the particular representation and warranty in which such qualifying phrase is used and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated by this Agreement; and (v) to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (A) the representations and warranties, covenants, agreements and closing conditions in this Agreement shall be construed to be cumulative, (B) each representation and warranty, covenant, agreement and closing condition in this Agreement shall be given full separate and independent effect, and (C) no limitation in or exception to any representation and warranty, covenant, agreement or closing condition shall be construed to limit or apply to any other representation and warranty, covenant, agreement or closing condition unless such limitation or exception is expressly made applicable to such other representation and warranty, covenant, agreement or closing condition.

For purposes of this Agreement, the term “Knowledge,” when applicable to the Company in any given provision, means the knowledge of each of the individuals listed in Schedule 3 hereto and the knowledge that each such individual would have obtained after consulting with his or her direct reports with responsibility for the functional, geographic or product areas relating to such provision.

3.1 Organization, Standing and Power.  The Company a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases

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or the nature of its activities makes such qualification necessary. The Company has made available or delivered to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and no shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of the close of business on May 24, 2011, (i) (A) 47,164,520 shares of Company Common Stock were issued and 42,971,079 shares of Company Common Stock were outstanding and (B) 1,341,940 Company Restricted Stock Units (whether to be settled in stock or cash) were issued and outstanding, (ii) 4,193,441 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether, to the Knowledge of the Company, such holder has the sole power to vote and dispose of such shares.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all Company Stock Plans as of the date of this Agreement, indicating for each Company Stock Plan, as of the close of business on May 24, 2011, the number of shares of Company Common Stock issued to such date under such Plan, the number of shares of Company Common Stock subject to outstanding Company Options and outstanding Company Restricted Stock Units under such Plan as of such date and the number of shares of Company Common Stock reserved for future issuance under such Plan as of such date; and (ii) all outstanding Company Options as of the close of business on May 24, 2011, indicating with respect to each such Company Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has delivered to the Buyer complete and accurate copies of all Company Stock Plans and the forms of all agreements evidencing equity compensation with respect to the Company. No offering period is open under the Company’s ESPP and no additional shares will be issued under the ESPP.

(d) No Company Warrants are outstanding and no shares of Company Common Stock are reserved for future issuance pursuant to Company Warrants.

(e) As of the close of business on May 24, 2011, except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Between the close of business on May 24, 2011 and the signing and execution of this Agreement, the Company has not granted any options or,

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to the knowledge of the Company, issued any shares of Company Common Stock, except in satisfaction of exercises of options granted prior to the close of business on May 24, 2011 and settlements of restricted stock units granted prior to the close of business on May 24, 2011. The Company had not had and does not have other outstanding forms of equity compensation, including any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2 (c) and 3.2(d) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any majority- or wholly-owned subsidiary (each, a “Subsidiary” of the specified person) of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) and listed in Section 3.2(g) of the Company Disclosure Schedule.

(h) No consent of the holders of Company Options or Company Warrants is required in connection with the actions contemplated by Section 2.3.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction material to the Company’s business where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’

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qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding agreements with respect to equity compensation relating to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable legal requirements affecting or relating to the rights of creditors generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination or cancellation, imposition or acceleration of any material obligation, or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under,

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require the payment of a fee, penalty or other amount under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that are not (and will not be), either individually or in the aggregate, material to the conduct of the business of the Company and its Subsidiaries and do not (and will not) involve a material expense or liability. Section 3.4(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of the Company’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, other than consents, waivers or approvals obtainable without material expense and whose absence would not, either individually or in the aggregate, be material to the conduct of the business or involve a material liability to the Company, the Buyer or any of their respective Subsidiaries.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any U.S. federal, state or local, foreign or supranational government, official, administrative agency, commission, court, or other governmental or regulatory authority, agency or instrumentality, any arbitral tribunal, or any U.S. or non-U.S. stock market or stock exchange on which shares of Company Common Stock are listed for trading (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) possible pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and notification or filing requirements under applicable foreign antitrust and competition laws (if applicable), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Meeting”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since it became an SEC reporting company, and has made available to the Buyer copies of all registration statements, forms, reports, certifications and other documents filed by the Company (or incorporated by reference in registration statements, forms, reports,

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certifications and other documents filed by the Company) with the SEC since January 1, 2008, including all certifications and statements required by (i) Rule 13a-14 or 15d-14 of the Exchange Act or (ii) 18 U.S. C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) and including complete unredacted copies of all documents redacted or withheld pursuant to a confidential treatment request. All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” All of the Company SEC Documents are publicly available on the SEC’s EDGAR system (except to the extent of material redacted or withheld pursuant to confidential treatment requests). The Company has made available to the Buyer copies of all comment letters received by the Company from the staff of the SEC since January 1, 2006 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents (x) were or will be filed on a timely basis, (y) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (z) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, whether or not it is deemed “filed” for purposes of Section 18 of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, unaudited balance sheet of the Company as of March 31, 2011 is referred to herein as the “Company Balance Sheet.”

(c) Deloitte & Touche LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the

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proxy statement/prospectus to be sent to the stockholders of the Company (the “Proxy Statement/Prospectus”) in connection with the Company Meeting, which information shall be deemed to include all information about or relating to the Company, the Company Voting Proposal or the Company Meeting, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of the Company, or at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

3.6 No Undisclosed Liabilities; Indebtedness.

(a) Except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or reserved against in the Company Balance Sheet and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, (ii) liabilities created by this Agreement or set forth in Section 3.26 of the Company Disclosure Schedule, and (iii) liabilities incurred after the Balance Sheet Date in the Ordinary Course and, from and after the execution and delivery of this Agreement, in compliance with the terms of this Agreement.

(b) Section 3.6(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of one hundred thousand dollars ($100,000) is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section 3.6, “indebtedness” means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person other than Permitted Liens, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.6(b) of the Company and each of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

3.7 Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any

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other action or event that would have required the consent of the Buyer pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes prior to delinquency. The unpaid Taxes of the Company and each Subsidiary for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity and each of the Company and the Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party. As used in this Agreement, “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and “Tax Returns” shall mean any and all reports, returns (including information returns), or declarations or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

(b) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed by any Governmental Entity. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not

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filed. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement that would obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Internal Revenue Code.

(d) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Internal Revenue Code (or any similar adjustments under any provision of the Internal Revenue Code or the corresponding foreign, state or local Tax law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Internal Revenue Code on or prior to the Closing Date.

(e) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Internal Revenue Code.

(f) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Internal Revenue Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) that includes the transactions contemplated by this Agreement.

(g) Section 3.8(g) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.

(h) Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made a check-the box election under Section 7701 of the Internal Revenue Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code (or any similar provision of state, local or foreign Law), or (iv) is a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code.

(i) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Internal Revenue Code.

(j) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet delinquent or being contested in good faith.

(k) All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection

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with such related party transactions in accordance with Sections 482 and 6662 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax law.

(l) Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local law. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease, is in default in any material respect under any of the Company Leases Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided the Buyer with complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) The Company and its Subsidiaries exclusively own, or license on an exclusive basis or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used in or necessary to (and material to) the conduct of the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, “off-the-shelf” software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement to which the Company or any of its Subsidiaries is now or will, prior to the Effective Time, be a party relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries (the “Third Party Intellectual Property”). Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the registered Company Intellectual Property and Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Third Party Intellectual Property.

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(c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the Knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually and/or in the aggregate, have not had, do not and will not have, and are not reasonably likely to have, in the future, a Company Material Adverse Effect.

(d) None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes or violates, in any material respect, or constitutes a material misappropriation of, any Intellectual Property of any third party. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

3.11 Agreements, Contracts and Commitments; Government Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements (collectively, the “Company Material Contracts”) that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taking the Company together with its Subsidiaries as a whole, including contracts and agreements made in the Ordinary Course and including all credit agreements, mortgages, indentures and foundry agreements. The Company has provided the Buyer with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable legal requirements affecting or relating to the rights of creditors generally and general principles of equity , regardless of whether asserted in a proceeding in equity or at law. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is, in any material respect, in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.11(b) of the Company Disclosure Schedule have heretofore been furnished to the Buyer. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(d) Except as otherwise disclosed under Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would

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be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer’s Affiliates following the Closing.

(e) Neither the Company nor any of its Subsidiaries is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company’s Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has since January 1, 2005 been audited or investigated or is now being audited or, to the Company’s Knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company’s Knowledge, has any such audit or investigation been threatened. To the Company’s Knowledge, there is no valid basis for (a) the suspension or debarment of the Company or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

3.12 Litigation; Product Liability.  As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which (a) seeks either damages in excess of fifty thousand dollars ($50,000) or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. As of the date hereof, no product liability claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries.

3.13 Environmental Matters.

(a) Except for such matters which, individually and/or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

(iii) to the Knowledge of the Company, there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iv) to the Knowledge of the Company, there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(v) neither the Company nor any of its Subsidiaries have received any written notice alleging that any of them is subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

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(vi) neither the Company nor any of its Subsidiaries have Released any Hazardous Substance to the environment;

(vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

(viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

(ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

(x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

(xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

(xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

(xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

(b) For purposes of this Agreement:

(i) “Environmental Law” means any applicable federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles containing Hazardous Substances; (vii) health and safety of employees and other persons as they relate to exposures to Hazardous

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Substances; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of Hazardous Substances.

(ii) “Contamination” means the presence of any Hazardous Substance, in such concentrations that a Governmental Entity will require the Company or any of its Subsidiaries to remove or remediate such Hazardous Substances pursuant to Environmental Laws.

(iii) “Release” or “Released” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601(22), and shall include any threatened Release.

(iv) “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any applicable Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Phase 1 Environmental Site Assessments relating to any real property that the Company or any of its Subsidiaries has at any time owned, leased, occupied or operated and which were issued or conducted during the five (5) years prior to the date of this Agreement and of which the Company or any of its Subsidiaries has possession or control. A complete and accurate copy of each such document has been provided to the Buyer.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”) for the benefit of any current or former directors, officers or employees or dependents of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has or would reasonably be expected to have liability. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements, severance agreements or severance pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, death benefits, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, enhanced redundancy pay, retirement, pension or related benefits, provident fund, deferred compensation, bonus, equity compensation or equity-based compensation, equity purchase plans or programs, hospitalization, medical insurance, life insurance, maternity funds, unemployment insurance, employee housing funds, tuition reimbursement or scholarship programs, vehicle allowances, plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code), or (3) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code), any of which includes (or which at any time in the six (6) years prior to the date of this Agreement included) the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has furnished or made available to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), or, with respect to the Company’s Subsidiaries that are doing business in or are organized under or

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otherwise subject to the laws of, the People’s Republic of China (the “China Subsidiaries”), all necessary tax receipts issued by relevant tax authorities in the twelve-month period ending on the last day of the month immediately preceding the date hereof, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Internal Revenue Code.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Internal Revenue Code, and all other applicable laws (including, in the case of the Company’s China Subsidiaries, the laws and regulations of the People’s Republic of China on employee benefits and individual income tax) and all rules and regulations thereunder and in accordance with its terms, and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan. To the Knowledge of the Company, with respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Internal Revenue Code or any other applicable law or any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Employee Plan.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. Section 3.14(d)(i) and (ii), respectively, of the Company Disclosure Schedule set forth (i) any “Retirement Allowances” due to employees in Japan if they were terminated at the Closing and the difference between the projected liability for such allowances on a Closing Date termination and the assets segregated or funded or insured to provide for such liabilities; and (ii) the status of the Company’s contributions to the Old Pension Scheme in Taiwan and any underpayment or insufficient payment to the related required pension reserve fund.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Internal Revenue Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code, no such determination letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened, and, except as required by applicable law, no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in a manner that would affect its qualified status, and no act or omission has occurred, that is reasonably likely to adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Internal Revenue Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Internal Revenue Code. No Company Employee Plan covered by ERISA holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(g) There are no legal proceedings (except claims for benefits payable in the normal operation of the Company Employee Plans) against or involving any Company Employee Plan or asserting any rights or claims to benefits under any Company Employee Plan that could give rise to any material liability. No Company Employee Plans are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity. No voluntary or required corrections procedures are in progress,

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under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Entity since January 1, 2008. All Company Employee Plans that are intended to obtain tax exemption or tax preferred status in contributions, benefits and/or invested assets under all applicable laws, regulations and requirements (including without limitation any local regulatory or tax approval requirements) meet, and have met, the requirements for such tax exemption or tax preferred status under such law. No tax exemption or tax preferred status of any Company Employee Plan is subject to examination, pending cancellation or pending revocation of such status.

(h) There are no material obligations under any Company Employee Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to post-employment or retiree health coverage and deferred compensation, except as required by COBRA or other applicable law.

(i) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries that are a party thereto or covered thereby at any time without liability or expense to the Company or any of its Subsidiaries or to such Company Employee Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto and other than for compensation required under Article 47 of the Labor Contract Law of the People’s Republic of China (if and where applicable) for benefits accrued through the date of termination or amendment) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without the Company or any of its Subsidiaries incurring a material sales charge, surrender fee or other similar expense. Neither the Company nor any of its Subsidiaries has any contract, plan or commitment, whether legally binding or not, to create any additional Company Employee Plans or to modify any existing Company Employee Plan. No China Subsidiary has entered into a non-fixed term employment contract with any employee pursuant to the Labor Contract Law of the People’s Republic of China.

(j) Section 3.14(k) of the Disclosure Schedule sets forth a list and description of any Company Employee Plan or other contract, plan, policy, or arrangement covering any one or more individuals contains any provision or is subject to any law that, as a result of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, would (i) increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) trigger any material liability, (v) forgive any employee indebtedness, (vi) promise or provide any Tax gross ups or indemnification or reimbursements, or (viii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, equity owner, officer, manager, or director of the Company or its Subsidiaries has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Internal Revenue Code) has been operated since January 1, 2005 in compliance in all material respects with then applicable guidance under Section 409A of the Internal Revenue Code and since January 1, 2009, each such plan, arrangement, or contract has been documented in compliance with then applicable guidance under Section 409A of the Internal Revenue Code.

3.15 Compliance With Laws.  The Company and each of its Subsidiaries has complied in all material respects with all applicable provisions, and is not in violation in any respect of and has not received any notice alleging any material violation with respect to any applicable provision, of any statute, law or regulation with respect to the conduct of its business, the ownership and/or operation of its properties and/or assets, and/or the confidentiality, security, use and/or treatment of personal data. Without limiting the generality of the foregoing, neither the Company, nor any of its Subsidiaries, nor any of its or their respective directors, officers or employees or, to the Knowledge of the Company, any of its or their respective consultants, joint venture partners, agents, representatives or any other person associated with or acting on their behalf, has directly or

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indirectly (a), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (b) violated the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States. The Company and each of its Subsidiaries has complied (and is in compliance) in all material respects with all applicable provisions, and is not in violation in any material respect of and has not received any notice alleging any violation with respect to any applicable provision of any statute, law or regulation, including, but not limited to, any applicable laws of the United States or any state therein, Korea, China, Taiwan, Hong Kong, the United Kingdom, Macau and/or Japan, with respect to the conduct of its business.

3.16 Permits.  The Company and each of its Subsidiaries have all material permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the “Company Permits”). The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.17 Labor Matters.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries whose annual base rate of cash compensation exceeds one hundred thousand dollars ($100,000) per year, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person, employment status of each such person (including whether the person is on a leave of absence and the dates of such leave), and the notice periods (if any) applicable to each such person. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries has received notice of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it, or in the three (3) years prior to the date of this Agreement has sought to compel it, to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. The Company and each Subsidiary are in compliance in all material respects with all applicable laws relating to the hiring, and employment and termination of employees, including, without limitation, all applicable foreign, federal, state and local laws, regulations and rules with respect to employment practices, terms and conditions of employment, employee safety and wage and hours, employment discrimination, workers’ compensation, family and medical leave, any laws governing the lawful employment of persons who are not citizens of the country in which they are employed, and occupational safety and health requirements, and no claims or investigations are pending or, to the Knowledge of the Company, threatened with respect to such laws, rules or regulations, either by private individuals or by Governmental Entities. Section 3.17(a) of the Disclosure Schedule contains a list of all current employees of the Company and its Subsidiaries as of the date hereof working in each country who are not citizens or permanent residents of that country and indicates the immigration status and the date work authorization is scheduled to expire for such employees. Schedule 3.17(a) of the Disclosure Schedule lists and describes all expatriate agreements that the Company and its Subsidiaries have in effect with any employee and all employment agreements and independent contractor arrangements covering any individual providing services outside the country in which they are nationals. Each individual working in a country other than one of which such individual is a citizen has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed or engaged.

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(b) No employee of the Company or any of its Subsidiaries (i) has a written employment contract (other than an offer letter) containing change in control benefits or any other non-standard term, (ii) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given written notice to the Company or any of its Subsidiaries (and the Company otherwise has no Knowledge or reason to believe) that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(c) All persons who have performed services for the Company or any of its Subsidiaries while classified as independent contractors have satisfied in all material respects all necessary legal requirements to be so classified, and, except as set forth in Section 3.17(c) of the Company Disclosure Schedule, the Company or any of its Subsidiaries, as applicable, has in all material respects fully and accurately reported their compensation on IRS Forms 1099 or other applicable forms for independent contractors when required to do so.

(d) The Company is in compliance in all material respects with all laws and regulations relating to the confidentiality, security, use and treatment of employee information and personal data.

3.18 Insurance.  Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.18 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 2006. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

3.19 Inventory.  All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e. LIFO or FIFO) described in the Company’s audited financial statements for the year ended December 31, 2010. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company and its Subsidiaries.

3.20 Assets.  The Company or one of its Subsidiaries owns or leases all material tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for Permitted Liens. As used in this Agreement, “Permitted Liens” means (i) mechanics’, materialmen’s, suppliers’ and similar Liens as to which the Company is not in default of the underlying obligation, (ii) Liens for taxes, assessments, governmental charges and levies that are not yet delinquent or that are being contested in good faith for which adequate reserves have been established, (iii) Liens arising through or under any landlords of leased real property, (iv) easements, restrictions and other title encumbrances that do not materially interfere with the use of the property, (v) Liens that, individually and in the aggregate, do not interfere in any material respect with the ability of the Company or its Subsidiaries to conduct their business as currently conducted

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and as presently proposed to be conducted, and (vi) Liens that are not, and are not reasonably likely to be, material to the Company.

3.21 Warranty.  Section 3.21 of the Company Disclosure Schedule sets forth the terms of any current guaranty, warranty, right of return or other indemnity that deviates in any material respect from the Company’s standard forms of guaranty, warranty, right of return and indemnity, copies of which have been made available to the Buyer.

3.22 Customers and Suppliers.  Section 3.22 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company or any of its Subsidiaries that represented five percent (5%) or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2010 or in the three-month period ended March 31, 2011. No such customer has notified the Company or any of its Subsidiaries in writing (and the Company otherwise has no Knowledge) that it will stop, or materially decrease the rate or volume of, purchases of products or services from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries in writing (and the Company otherwise has no Knowledge) that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company and its Subsidiaries.

3.23 Accounts Receivable.  All accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.

3.24 No Existing Discussions.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

3.25 Opinion of Financial Advisor.  The financial advisor to the Company, Needham & Company, LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to the holders of Company Common Stock from a financial point of view.

3.26 Section 203 of the DGCL Not Applicable.  The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements.

3.27 Brokers.  No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, LLC, whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Needham & Company, LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.28 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes Act.

(a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes

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and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes Act.

(d) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.28(d) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE
BUYER AND MERGER SUB

The Buyer and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth (i) herein or (ii) in the disclosure schedule delivered by the Buyer and Merger Sub to the Company on or before the date of this Agreement (the “Buyer Disclosure Schedule”) or (iii) in the Buyer’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010 or the Buyer’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and April 1, 2011, in each case as filed with the SEC (other than in any “risk factor” disclosure or forward-looking statement or any other disclosure therein that constitutes a general cautionary or predictive statement). The Buyer Disclosure Schedule shall be arranged in sections, subsections, paragraphs and clauses corresponding to the numbered and lettered sections, subsections, paragraphs and clauses contained in this Article IV and the disclosure in any section, subsection, paragraph or clause shall qualify (1) the corresponding section, subsection, paragraph or clause in this Article IV and (2) the other sections, subsections, paragraphs and clauses in this Article IV only to the extent that it is reasonably clear from a reading of such disclosure that it also qualifies or applies to such other sections, subsections, paragraphs and clauses.

For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any effect, circumstance, change, event and/or development (each an “Effect”, and collectively, “Effects”) that, either individually or in the aggregate, and taken together with all other Effects, has (or have) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or results of operations of the Buyer and its Subsidiaries, taking the Buyer together with its Subsidiaries as a whole; provided, however, that no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e) or (f) below shall be deemed to be or to constitute a “Buyer Material Adverse Effect,” and no Effect (either by itself or when aggregated or taken together with any and all other such Effects) proximately caused by any of the matters described in clauses (a), (b), (c), (g) or (h) or resulting directly and primarily from any of the matters described in clauses (d), (e), or (f) below shall be taken into account when determining whether a “Buyer Material Adverse Effect” has occurred or may occur:

(a) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein), or general political conditions in the United States or any other country (or changes therein), in any such case to the

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extent that such conditions or changes do not affect the Buyer and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Buyer and its Subsidiaries conduct business;

(b) general conditions in the industries in which the Buyer and its Subsidiaries conduct business (or changes therein) to the extent that such conditions or changes do not affect the Buyer and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Buyer and its Subsidiaries conduct business;

(c) general conditions caused by acts of terrorism, war or armed hostilities to the extent that such acts of terrorism, war or armed hostilities do not affect the Buyer or any of its Subsidiaries directly or in a disproportionate manner relative to other participants in the industries in which the Buyer and its Subsidiaries conduct business;

(d) the response of customers, suppliers, distributors, business partners and employees of the Buyer and its Subsidiaries to the announcement of this Agreement and the pendency of the transactions contemplated hereby;

(e) action taken by the Buyer or its Subsidiaries at the express written request of the Company after the date hereof (and in conformity therewith) that is not required by the terms of this Agreement;

(f) changes in GAAP (or the interpretation thereof) that affect the consolidated financial statements of the Buyer and its Subsidiaries;

(g) changes (in and of themselves) in the trading price or volume of the Buyer’s stock (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such changes may be deemed to constitute a “Buyer Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would be a Buyer Material Adverse Effect); or

(h) failure (in and of itself) by the Buyer to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, acknowledged and agreed that the underlying causes of, and the facts, circumstances or occurrences giving rise or contributing to such failure, and any legal liabilities resulting from such failure, may be deemed to constitute a “Buyer Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is, or would, could or is likely to be a Buyer Material Adverse Effect).

For the avoidance of doubt, the parties agree that for all purposes of this Agreement: (i) with respect to the assets and/or liabilities of the Buyer and its Subsidiaries, an Effect that would otherwise constitute a Buyer Material Adverse Effect (or would otherwise be considered in determining whether a Buyer Material Adverse Effect has occurred or would, could or is likely to occur) shall constitute a Buyer Material Adverse Effect (and shall be considered in determining whether a Buyer Material Adverse Effect has occurred or would, could or is likely to occur) even if such Effect is a one-time or non-recurring and whether or not the impact of such Effect is permanent, ongoing, long-term or short-term; (ii) the term “business” includes (but is not limited to) the long-term future earnings potential of the Buyer and its Subsidiaries; (iii) the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Buyer Material Adverse Effect in this forepart to Article IV or to Company Material Adverse Effect in Article III; (iv) when a statement in a representation and warranty in Article IV is qualified by the phrase “in all material respects,” materiality shall be determined solely by reference to, and solely within the context of, the particular representation and warranty in which such qualifying phrase is used and not with respect to the entirety of this Agreement or the entirety of the transactions contemplated by this Agreement; and (v) to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (A) the representations and warranties, covenants, agreements and closing conditions in this Agreement shall be construed to be cumulative, (B) each representation and warranty, covenant, agreement and closing condition in this Agreement shall be given full separate and independent effect, and (C) no limitation in or exception to

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any representation and warranty, covenant, agreement or closing condition shall be construed to limit or apply to any other representation and warranty, covenant, agreement or closing condition unless such limitation or exception is expressly made applicable to such other representation and warranty, covenant, agreement or closing condition.

4.1 Organization, Standing and Power.  Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect.

4.2 Capitalization.  The authorized capital stock of the Buyer consists of 525,000,000 shares of Buyer Common Stock and 25,000,000 shares of preferred stock, no par value (the “Buyer Preferred Stock”). The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. As of the close of business on April 29, 2011, 186,187,121 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between that date and the date of this Agreement. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and Merger Sub, subject only to the adoption of this Agreement by the Buyer in its capacity as the sole stockholder of Merger Sub. The Buyer agrees to take the appropriate action to so adopt this Agreement promptly following the date hereof. This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub and constitutes the valid and binding obligation of each of the Buyer and Merger Sub, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Buyer and Merger Sub do not, and the consummation by the Buyer and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or Merger Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually and/or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

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(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or Merger Sub in connection with the execution and delivery of this Agreement by the Buyer or Merger Sub or the consummation by the Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) possible pre-merger notification requirements under the HSR Act and notification or filing requirements under applicable foreign antitrust and competition laws (if applicable), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company or Merger Sub is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the declaration of effectiveness thereof, (iv) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vii) the filing with The NASDAQ Stock Market LLC of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, and (viii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations, the absence of which would not be reasonably likely, either individually or in the aggregate, to have a Buyer Material Adverse Effect.

4.4 SEC Filings; Financial Statements; Information Provided.

(a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 2010 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the “Buyer SEC Documents.” The Buyer SEC Documents (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Documents or necessary in order to make the statements in such Buyer SEC Documents, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of April 1, 2011 is referred to herein as the “Buyer Balance Sheet.”

(c) The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or to be included or supplied by or on behalf of the Company for

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inclusion in any Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Documents for purpose of this Agreement), shall not at the time the Registration Statement or any such Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Meeting, which information shall be deemed to include all information about or relating to the Buyer, shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of the Company, or at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

4.5 Absence of Certain Changes or Events.  Except as disclosed in the Buyer SEC Documents filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

4.6 Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. To the extent Merger Sub is a “shell company” within the meaning of Rule 405 promulgated under the Securities Act, Merger Sub qualifies as a “business combination related shell company” within the meaning of such Rule 405.

4.7 Material Litigation.  As of the date hereof, there is no material action, suit, investigation or proceeding of any nature pending or (to the Knowledge of the Buyer) threatened against the Buyer or its property (tangible or intangible, except as would not reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company.  Except as expressly required herein or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations prior to delinquency (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable best efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its

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Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably requested by the Company or withheld by the Buyer):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof; or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance (or lesser) price in connection with any termination of services to the Company or any of its Subsidiaries);

(b) except as expressly permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except for sales of inventory in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale of products and the grant of non-exclusive license in connection therewith in the Ordinary Course of Business);

(g) adopt or implement any stockholder rights plan or other anti-takeover measure;

(h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (A) incur or suffer to exist any indebtedness for borrowed money, or guarantee any such indebtedness of another person, other than (1) such indebtedness which existed as of March 31, 2011 as reflected on the Company Balance Sheet and (2) indebtedness for borrowed money of less than fifty thousand dollars ($50,000) individually and one hundred thousand dollars ($100,000) in the aggregate), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions

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to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(j) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of fifty thousand dollars ($50,000) individually and one hundred thousand dollars ($100,000) in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously delivered to the Buyer or the specific capital expenditures disclosed and set forth in Section 3.7 of the Company Disclosure Schedule;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that are material in amount either individually or in the aggregate, other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with the terms thereof as in effect on (and made available, as hereinafter defined, to the Buyer prior to) the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

(m) except in the Ordinary Course of Business, modify, amend or terminate any Company Material Contract, or expressly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) (A) enter into any material contract or agreement, including contracts and agreements relating to the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or any of its Subsidiaries, or, except in the Ordinary Course of Business, any other material contract or agreement, or (B) license any material intellectual property rights to or from any third party (other than non-exclusive licenses to purchasers of the Company’s products in the Ordinary Course of Business in connection with the sale of products);

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, or as otherwise expressly permitted or required by this Agreement, (A) adopt, enter into, terminate (other than for “cause”) or amend any employment, severance or similar agreement, arrangement or Company Employee Plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for customary annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except in the Ordinary Course of Business and not in contemplation of or response to, and with no condition or contingency related to or triggered by this Agreement or the Merger or any of the other transactions contemplated by this Agreement, or accelerate or remove any existing restrictions in any benefit plans or agreements or awards made thereunder, (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, (G) hire any new employee other than to replace (on an at-will basis, without any obligation for severance), an employee whose employment terminates after the date hereof, (H) enter into any agreement or arrangement with, or make any commitment to, any new hire providing for cash compensation at

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an annualized rate of one hundred fifty thousand dollars ($150,000) or more or providing for equity grants involving five thousand (5,000) or more shares of Company Common Stock without advance notice to (and written approval by) the Buyer, or (I) issue any option on shares of Company Common Stock or make any other equity-based grant that involves an exercise, strike, purchase or conversion price, on terms involving an exercise, strike, purchase or conversion price of less than $6.13 per share.

(p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(q) commence any offering of shares of Company Common Stock pursuant to the Company’s Employee Stock Purchase Plan;

(r) initiate, compromise or settle any material litigation or arbitration proceeding;

(s) open or close any facility or office;

(t) fail or omit to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u) fail or omit to pay accounts payable and other obligations in the Ordinary Course of Business; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 15, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein and except further that the standstill provisions of that agreement shall be of no further force or effect and each party is hereby released from the standstill provisions of that agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation.  Except as set forth in this Section 6.1, the Company shall not, and the Company shall (i) cause its Subsidiaries and its and each of their respective directors, officers and employees, and (ii) use its reasonable best efforts to cause its investment bankers, attorneys, accountants and other advisors and representatives (any person’s directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives being referred to collectively herein as such person’s “Representatives”), not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including but not limited to (A) approving any transaction under Section 203 of the DGCL, and (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company

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Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a proposal that constitutes (or that the Company Board determines in good faith, after consultation with outside legal counsel and its independent financial adviser, is reasonable likely to lead to) a Superior Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making the proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (provided that the confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations (including solicitation of a revised proposal) with such person and its Representatives regarding the proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) or the taking of any actions inconsistent with the restrictions set forth in Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company for all purposes under this Agreement including for purposes of Section 8.3(c)(ii) in the case of actions by directors, officer and employees of the Company or any of its Subsidiaries (but excluding for purposes of Section 8.3(c)(ii) in the case of actions by other Representatives).

(b) No Change in Recommendation or Alternative Acquisition Agreement.  Neither the Company Board nor any committee thereof shall:

(i) except as expressly permitted by this Section 6.1, effect a Change in Recommendation (as defined below);

(ii) except as expressly permitted by, and after compliance with, Section 8.1(h) of this Agreement, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal unless the Company Board has made a “Change in Recommendation” permitted under Section 6.1(c) of this Agreement.

(c) Permitted Change in Recommendation.  The Company Board shall not (x) withhold, withdraw, amend, change, qualify or modify in a manner adverse to the Buyer, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to the Buyer (the “Company Board Recommendation”) or (y) approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or publicly (or in a manner designed to become public) propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (z) make any public statement (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d9-f of the Exchange Act) in connection with a tender offer or exchange offer for shares of Company Common Stock, unless such statement includes a reaffirmation of the Company Board Recommendation (any such action within the scope of clauses (x), (y) and/or (z), a “Change in Recommendation”). Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Company Stockholder Approval, the Company Board may effect a Change in Recommendation if the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (and only if) (A) the Company has not violated, in any material respect, any of the terms of Section 6.1(a), Section 6.1(b) or this Section 6.1(c) in connection with such Acquisition Proposal, (B) the Company shall have given the Buyer at least three (3) business days’ prior written notice of its intention to take such action (which notice shall include the terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided the Buyer a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal,

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(C) if requested by the Buyer, the Company shall have negotiated in good faith with Parent during such three (3) business day notice period to enable the Buyer to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed by the Buyer in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the three (3) business day notice period shall have recommenced. Subject to the provisions of Section 8.1(h), nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Meeting, regardless of whether the Company Board has made a Change in Recommendation.

(d) Notices to the Buyer; Additional Negotiations.  The Company shall notify the Buyer of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, request or inquiry and the identity of the person making any such Acquisition Proposal, request or inquiry. The notification required by the immediately preceding sentence shall be given verbally (if possible and if written notification has not already been given) and in writing, with verbal notification to be given by telephone to the chief executive officer, vice president of business development or general counsel of the Buyer or to the Buyer’s outside counsel named in Section 9.2 (whoever is reached first) as soon as possible after receipt by the Company of such Acquisition Proposal, request or inquiry, and written notification to be given by e-mail in accordance with Section 9.2 as promptly as practicable (and in any event within twenty four (24) hours) after receipt by the Company of such Acquisition Proposal, request or inquiry. The Company shall (i) keep the Buyer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer, as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Acquisition Proposal and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer.

(e) Certain Permitted Disclosure.  Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders required by law or its fiduciary duties if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would violate the Company Board’s obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger.

(f) Cessation of Ongoing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. At the Buyer’s request, the Company shall use commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

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(g) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 50% of the equity securities or assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Company Board determines in its good faith judgment to be (i) more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and after consultation with a nationally recognized independent financial advisor and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

6.2 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 Nasdaq Quotation.  The Buyer and the Company each agree to continue the quotation of Buyer Common Stock and Company Common Stock, respectively, on Nasdaq during the term of this Agreement.

6.4 Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts,

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commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

6.5 Company Meeting.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and Nasdaq rules to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty five (45) days after the declaration of effectiveness of the Registration Statement, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to the provisions of Section 6.1, to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to the provisions of Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by Nasdaq rules of or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

(b) Subject to the provisions of Section 8.1(h), the Company shall call, give notice of, convene and hold the Company Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

6.6 Subsidiary Shares.  Promptly after the date of this Agreement, the Company shall take all action required to cause each current or former director, officer or employee of the Company who is the holder (whether of record, in trust, as nominee or otherwise) of any shares of stock of any Subsidiary of the Company (a) to sell, assign, transfer and deliver to the Buyer or a designee of the Buyer, effective as of the Effective Time or such later time as may be designated by the Buyer, all such shares of stock of each such Subsidiary of the Company, and (b) to execute and deliver such certificates and instruments, in customary form, as may reasonably be requested by the Buyer to effect and confirm such sale, transfer, assignment and delivery, in each case at no cost to the Buyer, the Company or any of their respective Subsidiaries.

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6.7 Legal Conditions to the Merger.

(a) Subject to the terms of this Agreement (including the provisions and limitations set forth in Section 6.7(b)), the Company and the Buyer shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act (if any filings or submissions are required) or any similar foreign law or regulation (if applicable) and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the non-filing or non-submitting party and its advisors prior to filing or submission and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall enlarge their respective obligations under Section 6.7(b) with respect to the pursuit of the clearances and approvals addressed therein, and that, in the event of any inconsistency between the provisions of Section 6.7(a) and Section 6.7(b), the provisions of Section 6.7(b) shall govern and control with respect to the matters within the scope thereof.

(b) Subject to the limitations set forth in this Section 6.7(b) below, the Buyer and the Company shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain any government clearances or approvals that may be required for the Merger under the HSR Act (if any), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”); provided, however, that nothing in this Section 6.7(b) or elsewhere in this Agreement shall require the Buyer, Merger Sub or the Company to incur any material or commercially unreasonable expense or to take any commercially unreasonable action in response to any request for information issued by the Department of Justice Antitrust Division or the Federal Trade Commission that extends the waiting period under the HSR Act (i.e., a “Second Request”) or any similar request issued under any other Antitrust Law, or to initiate or pursue litigation against any Governmental Entity, or to contest or resist any action, including any legislative, administrative or judicial action, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law); and provided further that, notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to: (i) make or accept any proposal, execute or carry out any agreement or submit to any order providing for the sale or other disposition or divestiture or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Subsidiaries or the Company or any of its Subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Subsidiaries to conduct their business or own such assets or to acquire, hold or exercise

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full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.

(c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

6.8 Public Disclosure.  Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement or filing with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) the Company shall, after the date hereof, issue only those press releases and make only those public statements and filings concerning this Agreement, the Merger and the other transactions contemplated by this Agreement that the Company in good faith determines, after consultation with outside legal counsel, are required by law or to fulfill the Company’s obligations under this Agreement, and (b) other than in connection with an Acquisition Proposal, the Company shall consult in good faith with the Buyer, and shall consider in good faith any comments made by the Buyer, before issuing any press release or making any public statement or making any filing with any Governmental Entity after the date hereof, and shall provide the Buyer with a draft of any such release, statement or filing as much in advance of such release, statement or filing as practicable (which, in the case of scheduled communications and filings such as earnings releases and SEC periodic reports, shall be not less than forty eight (48) hours in advance of the public release of such communication or the filing of such report).

6.9 Nasdaq Stock Market Listing.  The Buyer shall, if required by the rules of The NASDAQ Stock Market LLC, file with The NASDAQ Stock Market LLC a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger or upon exercise of Company Options or Company Warrants assumed by the Buyer in connection with the Merger.

6.10 Stockholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer’s prior written consent, which will not be unreasonably withheld or delayed.

6.11 Indemnification.

(a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six (6) years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit,

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proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

(b) For a period of six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain in effect (to the extent available in the market) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage; provided further that if the annual premium exceeds such amount, the Buyer will cause the Surviving Corporation to obtain as much coverage as practicable for such amount.

(c) The provisions of Section 6.11(b) may be satisfied by either the Buyer or the Company purchasing a “tail” policy under the Company’s directors’ and officers’ liability insurance policy in effect immediately before the Effective Time which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are covered by the Company’s directors’ and officers’ liability insurance policy in effect prior to the Effective Time, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous than those contained in the terms and conditions of the Company’s directors’ and officers’ liability insurance policy in effect immediately prior to the Effective Time. The Buyer will, and will cause the Surviving Corporation to, assume such policy, and the Buyer agrees to use its commercially reasonable efforts to maintain in effect such “tail” policy for the duration of its term without amendment or cancellation.

(d) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.12 Notification of Certain Matters.  The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or non-occurrence of any event, which occurrence or non-occurrence would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material noncompliance with or nonsatisfaction of any covenant or agreement to be complied with or satisfied by the Buyer and Merger Sub, on the one hand, or the Company, on the other hand, as the case may be, or by any officer, director, employee or agent thereof, under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger, and the non-delivery of such notice shall not be deemed to be a failure to satisfy a closing condition unless the underlying facts had caused such condition not to be satisfied.

6.13 Exemption from Liability Under Section 16(b).

(a) The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

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(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, or options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within ten (10) business days after the date of this Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

6.14 FIRPTA Tax Certificates.  Within ten (10) business days prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer a certification that the Company Common Stock is not a United States real property interest as defined in Section 897(c) of the Internal Revenue Code, together with a notice to the Internal Revenue Service, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Internal Revenue Code. If the Company has not provided the certification and notice described above to the Buyer on or before the Closing Date, the Buyer shall be permitted to adjust the Cash Amount either to reduce the aggregate amount of cash to be paid by the amount of any required withholding Tax under Section 1445 of the Internal Revenue Code.

6.15 Employee Matters.

(a) From and after the Effective Time, the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) honor all Company Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time to the extent that such plans and arrangements have heretofore been disclosed and made available to the Buyer; provided that nothing in this Agreement shall prohibit the Surviving Corporation from amending or terminating, or shall prohibit the Buyer from causing the Surviving Corporation to amend or terminate, any such Company Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required or permitted by applicable law.

(b) From and after the Effective Time until the end of the Buyer’s current fiscal year or the end of the applicable current plan year, as the Buyer shall prescribe in its sole discretion, the Surviving Corporation shall (and the Buyer shall cause the Surviving Corporation to) either (i) maintain, for the benefit of each employee of the Company and its Subsidiaries immediately prior to the Effective Time who continues to be employed by the Buyer and its Subsidiaries during such prescribed period (each such employee, a “Continuing Employee”), the Company Employee Plans (or substitute plans), at benefit levels that, taken as a whole, are not materially less favorable, in the aggregate, to the Continuing Employees than those in effect at the Company or its Subsidiaries on the date of this Agreement (excluding equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses, and similar compensation and benefits), or (ii) provide compensation and benefits (other than equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses, and similar compensation and benefits) to each Continuing Employee that, taken as a whole, are not materially less favorable in the aggregate than the compensation and benefits (other than equity-based compensation and benefits, compensation and benefits under individual employment, severance and/or change-of-control agreements and arrangements, special bonuses and similar compensation and benefits) provided to comparably ranked, similarly situated employees of the Buyer and its Subsidiaries generally, giving effect to differences based on location of employment, performance reviews and other differentiating factors. Nothing in this Agreement shall create for any employee of the Company or any of its Subsidiaries any entitlement to continue employment with the Buyer or any of its Subsidiaries following the Effective Time.

(c) The Buyer shall take (or shall cause the Surviving Corporation to take) commercially reasonable action to provide the Continuing Employees with credit for service with the Company and its Subsidiaries for

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purposes of vesting, eligibility, participation and level of benefits (but not benefit accruals) under all applicable Employee Benefit Plans and arrangements of the Buyer and its Subsidiaries in which Continuing Employees participate after the Effective Time in the same manner as if such service had been service for the Buyer and its Subsidiaries; provided, however, that no such credit shall be required to the extent that such credit is not permitted by the terms of the applicable plan or would impose any out-of-pocket cost on the Buyer or any of its Subsidiaries (other than de minimis administrative fees) or would result in a duplication of benefits for the same period of service. Subject to the requirements and limitations of applicable law and plans, the Buyer shall take (or shall cause the Surviving Corporation to take) such actions as are necessary to cause the group health plan maintained by the Buyer or the applicable Subsidiary of the Buyer, and applicable insurance carriers, third-party administrators and any other third parties, to the extent such group health plan is made available to Continuing Employees, to waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Continuing Employees and their spouses and eligible dependents (but only to the extent that such evidence of insurability requirement, waiting periods and preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company and its Subsidiaries prior to the Effective Time and only to the extent that such waiver can be obtained under such plan without out-of-pocket cost to the Buyer and its Subsidiaries, including the Surviving Corporation and its Subsidiaries (other than de minimis administrative and legal fees); provided, however, that such service need not be credited for purposes of accrual of pension benefits or to the extent that it would result in duplication of coverage or benefits.

(d) The Company’s Board of Directors or, if appropriate, any committee administering the Company’s 401(k) plan (the “401(k) Plan”), shall adopt such resolutions or take such other actions as are required to terminate the 401(k) Plan no later than the day before the Closing Date.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b) HSR and Foreign Waiting Periods.  The waiting period applicable to the consummation of the Merger under the HSR Act (if any) and applicable foreign law shall have expired or been terminated.

(c) Governmental Approvals.  Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been made or obtained, and all waiting periods shall have expired or been terminated, and no material condition shall be required as a condition to the receipt or issuance of such authorization, consent, order, approval, expiration or termination in connection with the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d) Registration Statement; Proxy Statement/Prospectus.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(e) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary

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or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or imposing any material condition on the consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Nasdaq.  The Buyer, if required by the rules of The NASDAQ Stock Market LLC, shall have filed with The NASDAQ Stock Market LLC a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

7.2 Additional Conditions to Obligations of the Buyer and Merger Sub.  The obligations of the Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and Merger Sub:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) in the case of representations and warranties that are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes expressly required by this Agreement, and (z) where the failure to be true and correct (disregarding any materiality, Company Material Adverse Effect or Knowledge qualifications contained therein), has not had and is not reasonably likely to have a Company Material Adverse Effect, either individually or in the aggregate with all other Effects involving a failure of any representation and warranty of the Company to be true and correct); provided, however, that the representations and warranties made in Section 3.2(a) and Section 3.2(c)(i) as to the number of shares of Company capital stock and restricted stock units outstanding and the number of shares of Company capital stock subject to outstanding Company Options or restricted stock units (A) shall be true and correct in all respects except where the failure to be true and correct (in the case of an understatement of the actual number of shares and restricted stock units outstanding and/or subject to outstanding Company Options or restricted stock units), in the aggregate, is less than 0.5% of the fully-diluted equity capitalization of the Company and except where the failure to be true and correct (in the case of an overstatement of the actual number of shares and restricted stock units outstanding and/or subject to outstanding Company Options or restricted stock units) is not material, and (B) shall not be subject to the qualifications set forth in clause (z) above; and provided further that the representations and warranties made in the first sentence of Section 3.4(d) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and shall not be subject to the qualifications set forth in clause (z) above. The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have complied with and performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date and shall have complied with and performed its obligations under Section 5.1(b) in all other than de minimis respects; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) [Intentionally Omitted].

(d) No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any

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such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

(e) Resignations; Transfer of Subsidiary Shares.  The Buyer shall have received copies of the resignations, which shall be effective as of the Effective Time, of each director of the Company and its Subsidiaries, and each current or former director, officer or employee of the Company who is the holder (whether of record, in trust, as nominee or otherwise) of any shares of stock of Advanced Analogic Technologies (Hong Kong) Limited shall have sold, assigned, transferred and delivered to the Buyer or its designee, effective as of the Effective Time or such later time as may be designated by the Buyer, all such shares of stock of each such Subsidiary of the Company, and shall have executed and delivered such certificates and instruments, in customary form, as may reasonably be requested by the Buyer to effect and confirm such sale, transfer, assignment and delivery, in each case at no cost to the Buyer, the Company or any of their respective Subsidiaries.

(f) Noncompetition Agreement.  No challenge by the signatory named in Schedule 7.2(f) to the validity or enforceability of the Noncompetition Agreement shall be pending, the Noncompetition Agreement shall not have been invalidated as a result of a challenge by such signatory, and the Noncompetition Agreement shall not have been repudiated by such signatory.

(g) Absence of Certain Changes and Events.  Since the date of this Agreement, there has not been any change, event, circumstance, development or effect that, either individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

7.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of the Buyer and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by the Buyer or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) in the case of representations and warranties that are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement, and (z) where the failure to be true and correct (disregarding any materiality, Buyer Material Adverse Effect or Knowledge qualifications contained therein), individually or in the aggregate with all other Effects involving a failure of any representation and warranty of the Buyer or Merger Sub to be true and correct, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and Merger Sub.  The Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company or the sole stockholder of Merger Sub:

(a) by mutual written consent of the Buyer, Merger Sub and the Company; or

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(b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2011 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose non-fulfillment of any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or imposing conditions on the consummation of the Merger that would prevent one or more of the conditions set forth in Article VII from being satisfied, or by the Buyer if action shall have been taken by a Governmental Entity that would cause the condition set forth in Section 7.2(d) not to be satisfied; or

(d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if either (i) at such time, the Company is in breach of or has not fulfilled any of its obligations under Section 6.1 or Section 6.5 (or any other provision of this Agreement affecting or relating to the Company Meeting or the Company Voting Proposal) in any material respect or (ii) the failure to obtain the requisite vote has been caused by a breach of a Stockholder Agreement by any party thereto other than the Buyer); or

(e) by the Buyer, if: (i) the Company Board (or any committee thereof) shall not have recommended approval of the Company Voting Proposal in the Proxy Statement/Prospectus or shall have made a Change in Recommendation; (ii) the Company Board (or any committee thereof) shall not have reconfirmed its recommendation of the Company Voting Proposal within five (5) business days after the Buyer requests in writing that the Company Board (or any committee thereof) do so following the receipt by the Company of an Acquisition Proposal; (iii) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company Board does not recommend against acceptance of such offer (or at any time thereafter does not maintain its recommendation against acceptance of such offer); (v) the Company shall have breached its obligations under Section 6.1 or Section 6.5 in any material respect; or (vi) for any reason (other than an order of a court of competent jurisdiction enjoining the vote or the Company Meeting) the Company shall not have held the Company Meeting or shall not have submitted the Company Voting Proposal to the Company’s stockholders by the date which is one (1) business day prior to the Outside Date; or

(f) by the Buyer, if there has been a breach or nonperformance of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or nonperformance (i) would cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within ten (10) days following receipt by the Company of written notice of such breach or nonperformance from the Buyer; or

(g) by the Company, if there has been a breach or nonperformance of any representation, warranty, covenant or agreement on the part of the Buyer or Merger Sub set forth in this Agreement, which breach or nonperformance (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within ten (10) days following receipt by the Buyer of written notice of such breach or nonperformance from the Company; or

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(h) by the Company, following and in connection with a Change in Recommendation to enter into a definitive agreement to effect a Superior Proposal; provided, however, that (i) prior to terminating the Agreement pursuant to this Section 8.1(h), the Company shall have complied in all material respects with its obligations under Section 6.1, and (ii) the Company contemporaneously pays to Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.3.

8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.27, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that the Company and the Buyer shall share equally (i) the filing fees of the Buyer’s pre-merger notification report under the HSR Act (if any) and applicable foreign law and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to five hundred thousand dollars ($500,000) as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement pursuant to Section 8.1(d); provided, however, that the amount of any reimbursement paid pursuant to this Section 8.3(b) shall be credited against and deducted from the amount of any fee payable pursuant to Section 8.3(c) of this Agreement. The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within two (2) business days after demand therefor by the Buyer (in the case of termination by the Buyer) and prior to and as a condition to the effectiveness of termination (in the case of termination by the Company).

(c) The Company shall pay the Buyer a termination fee of eight million five hundred thousand dollars ($8,500,000) in the event of the termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(d) if, at or prior to the time that the vote on the Company Proposal is taken, (A) there shall have been announced an Acquisition Proposal relating to the Company or any of its Subsidiaries which shall not have been absolutely and unconditionally withdrawn and abandoned and (B) within twelve (12) months after such termination a transaction is consummated effecting an Acquisition Proposal with respect to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries enters into an agreement contemplating an Acquisition Proposal (provided that for purposes of this Section 8.3(c)(i) all references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to 50%); or

(ii) by the Buyer pursuant to Section 8.1(e); or

(iii) by the Buyer pursuant to Section 8.1(f) for a breach or nonperformance of a covenant or agreement (but not, for the avoidance of doubt, breaches of representations and warranties) if, prior to the breach or nonperformance by the Company that gives rise to the Buyer’s right of termination pursuant to Section 8.1(f), (A) there shall have been announced or communicated to the Company an Acquisition Proposal relating to the Company or any of its Subsidiaries which shall not have been absolutely and unconditionally

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withdrawn and abandoned and (B) within twelve (12) months after such termination a transaction is consummated effecting an Acquisition Proposal with respect to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries enters into an agreement contemplating an Acquisition Proposal (provided that for purposes of this Section 8.3(c)(iii) all references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to 50%); or

(iv) by the Company pursuant to Section 8.1(h).

Any fee due under clause (i) or clause (iii) of this Section 8.3(c) shall be paid by wire transfer of immediately available funds prior to the earlier of (A) the consummation of any transaction effecting an Acquisition Proposal relating to the Company or any of its Subsidiaries or (B) the entry by the Company or any of its Subsidiaries into any agreement contemplating an Acquisition Proposal; and any fee due under clause (ii) of this Section 8.3(c) shall be paid by wire transfer of immediately available funds within two (2) business days after demand by the Buyer; and any fee due under clause (iv) of this Section 8.3(c) shall be paid by wire transfer of immediately available funds contemporaneously with, and as a condition to, the termination of this Agreement.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party does not promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent (5%) per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

(e) The parties acknowledge and agree that in no event shall the Company be required to pay the fee set forth in Section 8.3 on more than one occasion.

8.4 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Merger Sub, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The non-assertion by any party to this Agreement of any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties.  The respective representations and warranties of the Company, the Buyer and Merger Sub contained in this Agreement or in any instrument delivered pursuant to

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this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below, or (iii) the same day if delivered personally (including by same day messenger service, facsimile with confirmation of receipt or e-mail delivery to the e-mail addresses listed in Schedule 9.2 with confirmation of receipt):

(a)	if to the Buyer or Merger Sub, to

Skyworks Solutions, Inc. 20 Sylvan Road Woburn, MA 01801 Attention: Chief Executive Officer Attention: Vice President of Business Development Attention: General Counsel

with a copy to:

Wilmer Cutler Pickering Hale and Dorr, LLP 950 Page Mill Road Palo Alto, California 94304 Attn: Rod J. Howard, Esq. Telecopy: 650-858-6100

(b)	if to the Company, to

Advanced Analogic Technologies Incorporated 3230 Scott Boulevard Santa Clara, CA 95054 Attn.: Chairman Attn.: President & Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Attn: Mark L. Reinstra, Esq. Robert T. Ishii, Esq. Telecopy: 650-493-6811

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof;

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provided that the Confidentiality Agreement shall remain in effect in accordance with its terms, except as otherwise provided in Section 5.2.

9.4 No Third Party Beneficiaries.  Except as provided in Section 6.11, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular article, section, subsection, paragraph, clause or other subdivision. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. The phrase “made available,” when it refers to documents or information being made available to the Buyer and its representatives, means that the indicated documents or information have been uploaded to the data site on or before May 23, 2011 and were in fact available through the data site to the Buyer and its Representatives.

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9.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Enforcement; Arbitration.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto agree that any and all disputes arising under or related in any way to this Agreement or the Transactions shall be resolved solely in arbitration before the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) as set forth below. Accordingly, and for the sake of clarity, the parties hereto agree that they are waiving and relinquishing the right to bring any dispute arising under or related in any way to this Agreement or the Merger or other transactions contemplated by this Agreement before a court of any state or the United States; that they are waiving any right to have such dispute decided by a jury; and that they are also waiving any right to argue that the forum for the arbitration is an inconvenient one. The parties intend that this Section 9.11 be interpreted as broadly as possible, and in favor of prompt and binding arbitration.

(c) The parties hereto agree that any dispute or controversy arising out of or in connection with this Agreement, the Merger or any of the other transactions contemplated by this Agreement (a “Dispute”) shall be arbitrated in the Delaware Court of Chancery pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery promulgated thereunder (the “Chancery Rules”). The parties hereto agree to take all steps necessary or advisable, including execution of documents to be filed with the Delaware Court of Chancery, in order properly to submit such Dispute for Arbitration (as defined in the Chancery Rules) in accordance with this Section 9.11, and each such party agrees that it shall raise no objection to the submission of such Dispute to Arbitration in accordance with this Section 9.11 and further irrevocably waives, to the fullest extent permitted by Law, any objection that it may have or hereafter have to the submission of such Dispute for Arbitration or any right to lay claim to jurisdiction in any venue.

(d) The Arbitration shall be conducted in accordance with the Chancery Rules; provided that the parties hereto may agree to amend, modify or alter such rules, and/or adopt new rules, in each case with the consent of the Arbitrator. Any such amendments, modifications or alterations shall be in writing and signed by an authorized representative of each such party. The Arbitration shall take place in Delaware or such other location as the parties and the Arbitrator may agree.

(e) The Arbitration shall be presided over by one arbitrator (the “Arbitrator”) who shall be a chancellor or vice-chancellor of the Delaware Court of Chancery appointed as an arbitrator by the Delaware Court of Chancery.

(f) Any issue concerning the extent to which any Dispute is subject to Arbitration shall be decided by the Arbitrator.

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(g) The arbitral award (the “Award”) shall (i) be written or oral, (ii) state the reasons for the award, and (iii) be the sole and exclusive binding remedy with respect to the Dispute between and among the parties. The parties hereto acknowledge that time is of the essence and the parties hereto agree that they shall not seek to vary the timing provisions of the Chancery Rules. Judgment on the Award may be entered in any court having jurisdiction thereof. All Awards of the Arbitrator shall be final, nonappealable and binding on the parties. The parties hereto waive any right to refer any question of law and right of appeal on the law and/or merits to any court, including any appeal contemplated by 10 Del. C. § 349(b). The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 9.11 shall be deemed commercial.

(h) The Arbitrator shall have the authority to grant any equitable or legal remedies that would be available in any judicial proceeding intended to resolve a Dispute, including entering injunctive or other equitable relief pending the final decision of the Arbitrator or the rendering of the Award. Notwithstanding the foregoing, the parties hereto agree that any petition for arbitration submitted pursuant to this Section 9.11 shall seek specific performance of the Merger or any of the other transactions contemplated by this Agreement, and may also seek monetary damages but only in the event that a grant of an award of specific performance of the consummation of the Merger and the other transactions contemplated by this Agreement is not awarded.

(i) The parties hereto agree that the Arbitration, and all matters relating thereto or arising thereunder, including the existence of the Dispute, the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any decision of the Arbitrator or Award), shall be kept strictly confidential, and each party hereto hereby agrees that such information shall not be disclosed beyond (i) the Arbitrator or such other persons as are contemplated by 10 Del. C. § 349(b), (ii) such party’s legal counsel, for any purpose related to the Dispute, (iii) the other party to the Dispute, (iv) the other party’s legal counsel, for any purpose related to the Dispute, (v) any person necessary to the conduct of the Arbitration, and (vi) solely in connection with a party’s enforcement of an Award in a court having jurisdiction thereof in accordance with Section 9.13(l), such court; provided, however, that each party hereto agrees that, prior to disclosing any information to any party listed in subclauses (ii), (iv) or (v) above, such party shall use its commercially reasonable efforts to cause the recipient of such information to agree to maintain the confidentiality of such agreement in a manner consistent with the terms hereof.

(j) Each party hereto shall bear its own legal fees and costs in connection with the Arbitration; provided, however, that each such party shall pay one-half of any filing fees, fees and expenses of the Arbitrator or other similar costs incurred by the parties in connection with the prosecution of the Arbitration.

(k) The parties hereto acknowledge that the Arbitrator may impose rules different from, or in addition to, those set forth in this Section 9.11, and nothing in this Section 9.11 shall be construed to limit or restrict the Arbitrator from adopting any such rules. Notwithstanding the foregoing, each party hereto shall use its commercially reasonable efforts to cause the Arbitration to be conducted in accordance with the procedures set forth in the foregoing provisions of this Section 9.11, and hereby further waives the right to object to the conduct of the Arbitration in accordance therewith.

(l) Notwithstanding the other provisions of this Section 9.11, each party hereto shall be entitled to seek interim or provisional relief in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any Federal court located in the State of Delaware to (i) protect the rights or property of such party, (ii) maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved, or (iii) prevent breaches of this Agreement. By doing so, such party does not waive any right or remedy under this Agreement. Each party hereto (i) irrevocably submits itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in any proceeding seeking such relief, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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(m) Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Arbitrator, the Delaware Court of Chancery and the Federal courts located in the State of Delaware in connection with proceedings pursuant to this Section 9.11, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Waiver of Jury Trial.  EACH OF THE BUYER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich Name: David J. Aldrich Title: President and CEO

POWERCO ACQUISITION CORP.

By:	/s/ David J. Aldrich Name: David J. Aldrich Title: President

ADVANCED ANALOGIC TECHNOLOGIES
INCORPORATED

By:	/s/ Richard K. Williams Name: Richard K. Williams Title: CEO, President & CTO

Merger Agreement Signature Page

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Annex B

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of May 26, 2011 by and among the stockholders of Advanced Analogic Technologies Incorporated, a Delaware corporation (the “Company”), named on the signature page(s) hereto (collectively, “Stockholders” and each individually, a “Stockholder”), and Skyworks Solutions, Inc., a Delaware corporation (the “Buyer”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, Buyer, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Stockholders agree, and in order to induce Buyer to enter into the Merger Agreement, which provides substantial economic benefits to the Stockholders, the Stockholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.  Voting of Shares.

(a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares, unless otherwise agreed to in writing by the Buyer, (i) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and (ii) against any other Acquisition Proposal or Alternative Acquisition Agreement.

(b) Each Stockholder hereby irrevocably grants to, and appoints, the Buyer, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall be

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limited solely to the voting of the Shares with respect to the matters described in Section 1(a)(i) and Section 1(a)(ii) and shall automatically terminate upon the termination of this Agreement.

Section 2.  Transfer of Shares.

(a) Each Stockholder covenants and agrees that such Stockholder shall not directly or indirectly (i) make any Transfer of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares; provided, however, that nothing in this Agreement shall prohibit (A) any Stockholder from exercising options to purchase shares of Company Common Stock (including by paying the exercise price of such options by “net exercise” by the delivery of shares of Company Common Stock if and to the extent permitted by, and in accordance with, the terms of the stock option plan and agreement applicable thereof), (B) the Transfer of Shares pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law, and (C) any Transfer of Shares whereby each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (I) executed a counterpart of this Agreement as a “Stockholder”, and (II) agreed in writing to hold such Shares (or interest in such Shares) subject to and in compliance with all of the terms and provisions of this Agreement applicable to “Stockholders.”

(b) Each Stockholder agrees to submit to the Company contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the Company may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

(c) For purposes of this Agreement, “Transfer” means, with respect to any security, (i) the direct or indirect sale, assignment, transfer, tender, pledge, hypothecation, gift, placement in trust, or other disposition of such security (including transfers by merger, testamentary or intestate succession, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) thereof, (ii) the offer to make such a sale, assignment, transfer, tender, pledge, hypothecation, gift, placement in trust or other disposition, and (iii) each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing actions or transactions.

Section 3.  Representations and Warranties of the Stockholders.  Each Stockholder on its own behalf hereby severally represents and warrants to the Buyer with respect to itself and its, his or her ownership of the Shares as follows:

(a) Ownership of Shares.  The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Company Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

(b) Power, Binding Agreement.  The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights and remedies generally and (b) general principles of equity.

(c) No Conflicts.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or

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acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder’s properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

Section 4.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in the Buyer or any of its Subsidiaries any direct or indirect ownership or incidents of ownership of or with respect to any Shares (other than “beneficial ownership” as such term is defined in Rule 13d-3 under the Exchange Act, and then only to the extent of the voting power conferred by the proxy granted hereby). Except as expressly set forth herein, all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither the Buyer nor or any of its Subsidiaries shall have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein or in the Merger Agreement.

Section 5.  Termination.  This Agreement shall terminate upon the earlier to occur of (a) the Effective Time or (b) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination, and provided further, that the termination of this Agreement will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

Section 6.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 7.  Fiduciary Duties.  Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

Section 8.  Consent and Waiver; Transfer of Subsidiary Shares.  Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have in its capacity as a Stockholder of the Company. Each Stockholder who is the holder (whether of record, in trust, as nominee or otherwise) of any shares of stock of any Subsidiary of the Company hereby covenants and agrees, forthwith upon written request by the Buyer, to sell, assign, transfer and deliver to such person as may be designated by the Buyer, effective as of the Effective Time (or such later time as may be designated by the Buyer), all such shares of stock of each such Subsidiary of the Company, and to execute and deliver such certificates and instruments as may reasonably be requested by the Buyer to effect and confirm such sale, transfer, assignment and delivery.

Section 9.  Miscellaneous.

(a) Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written

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and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(d) Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective and enforceable against an executing Stockholder when executed and delivered by such Stockholder and the Buyer, whether or not this Agreement has been (or is ever) executed and delivered by any other Stockholder or Stockholders, and the enforceability of this Agreement against such executing Stockholder shall not be affected by the failure of any other Stockholder or Stockholders to execute and deliver this Agreement or by the invalidity or unenforceability of this Agreement as against any other Stockholder or Stockholders.

(e) Amendment; Waiver.  This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of the parties hereto; provided, however, that this Agreement may be amended to add permitted transferees as parties in accordance with the provisions of Section 2(a) by the execution and delivery of a signature page by such permitted transferee to the Buyer, without action by any other party; and provided further, that this Agreement may be amended as to any particular Stockholder by the execution and deliver of an amendment by such Stockholder and the Buyer, without action by any other Stockholder. The performance of any provision of this Agreement may be waived and the time for such performance may be extended, but no such waiver or extension shall be valid unless set forth in a written instrument signed by or on behalf of the party receiving or intended to receive the benefit of such performance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(f) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(i) if to a Stockholder, to:

the address set forth on the respective signature page of this Agreement,

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

Attn:	Mark L. Reinstra, Esq. Robert Ishii, Esq.
Telecopy: 650-493-6811

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(ii) if to the Buyer, to:

Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA 01801
Attention: Chief Executive Officer
Attention: Vice President of Business Development
Attention: General Counsel

with a copy to:

Wilmer Cutler Pickering Hale and Dorr, LLP
950 Page Mill Road
Palo Alto, California 94304
Attn: Rod J. Howard, Esq.
Telecopy: 650 858 6100

(g) No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(h) Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of any Stockholder, provided, that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(i) Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(j) Submission to Jurisdiction.  Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the

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address and in the manner provided for the giving of notices in Section 10(e).  Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(k) WAIVER OF JURY TRIAL.  EACH OF THE BUYER AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR ANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature page to follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich Name: David J. Aldrich Title: President and CEO

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Richard K. Williams Signature

Richard K. Williams
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Samuel J. Anderson Signature

Samuel J. Anderson
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Jason L. Carlson Signature

Jason L. Carlson
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Jaff Lin Signature

Jaff Lin
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Thomas P. Redfern Signature

Thomas P. Redfern
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Chandramohan Subramaniam Signature

Chandramohan Subramaniam
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Jun-Wei Chen Signature

Jun-Wei Chen
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Ashok Chandran Signature

Ashok Chandran
Name
Address
Address

(Stockholder Agreement Signature Page)

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STOCKHOLDERS:

By:	/s/ Kevin D’Angelo Signature

Kevin D’Angelo
Name
Address
Address

(Stockholder Agreement Signature Page)

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Annex C

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY
AGREEMENT

THIS NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (the “Agreement”), dated as of May 26, 2011, is made by and between Skyworks Solutions, Inc., a Delaware corporation (“Buyer”), and Richard K. Williams, an individual residing in the State of California (the “Stockholder”). The Buyer and the Stockholder are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

A. The Buyer, PowerCo Acquisition Corp., a Delaware corporation (the “Merger Sub”), and Advanced Analogic Technologies, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated as of May 26, 2011 (the “Merger Agreement”), pursuant to which the Buyer will acquire the Company through a merger of Merger Sub with and into the Company. After giving effect to the Merger, the Company will be a wholly-owned subsidiary of the Buyer (the “Merger”).

B. The Company is engaged, either directly or through subsidiaries, in the business of developing, designing, manufacturing, licensing, marketing, selling and distributing power management semiconductors and related software (the “Business”). (For the purpose of clarity: The Company does not engage in business, applications or software unrelated to power management semiconductors (such as microprocessors, digital memory, discrete sensors and biotech). It also does not engage in devices and circuits used in motor drive.)

C. The parties acknowledge that the relevant market for the Business is worldwide in scope and that intense worldwide competition exists for the products and services of the Business.

D. The Stockholder has a substantial equity interest in the Company and will receive significant cash and stock proceeds and other valuable consideration as a result of the Merger. The Stockholder is a member of the Company’s board of directors, an executive officer of the Company and one of the Company’s key employees, and acknowledges that he has detailed knowledge of competitively sensitive and important Confidential Information and trade secrets of the Company, including information regarding the Company’s plans and relationships with customers, suppliers and others. The Stockholder recognizes the Buyer’s interest, as a purchaser of the Company, in protecting, among other things, the relationships that the Company and its subsidiaries have with customers and suppliers and the goodwill associated with their ongoing business.

E. The Parties agree that it is their mutual desire that the entire goodwill of the Company and its business be transferred to the Buyer as part of the Merger, and they acknowledge that they explicitly considered the value of the goodwill to be transferred in the Merger, and that such goodwill was valued as a component of the consideration to be paid by the Buyer in and for the Merger. The Parties further agree that the Buyer’s failure to receive the entire goodwill contemplated by the Merger would have affected the Buyer’s willingness to enter into the Merger Agreement or reduced the value of the Merger and the Company to the Buyer and the price the Buyer was willing to pay to acquire the Company.

F. The Stockholder acknowledges and agrees that it is his intention to transfer the goodwill reflected in the capital stock of the Company that he owns and that the Stockholder has a material economic interest in the consummation of the Merger. The Stockholder has considered the effects of this Agreement, considers them reasonable and, in order to induce the Buyer to enter into the Merger Agreement and consummate the Merger, the Stockholder has agreed to enter into and be bound by this Agreement.

Accordingly, the Parties are executing and delivering this Agreement contemporaneously with the execution and delivery of the Merger Agreement, and that the continued effectiveness of this Agreement is a condition to the Buyer’s obligations to consummate the Merger.

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NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Stockholder, for themselves and their successors and assigns, and intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Definitions.  As used in this Agreement, the following terms shall have the following respective meanings.

(a) “Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, (including, but not limited to, the ownership of ten percent (10%) or more of the voting securities of the Person), by contract, as trustee or executor or otherwise.

(b) “Company Customer” means (i) any Person to whom or which the Company or any of its subsidiaries is currently selling products or providing services or with whom or which the Company or any of its subsidiaries currently has a signed agreement to sell products or provide services, (ii) any Person to whom or which the Company or any of its subsidiaries sold products, provided services or signed an agreement to sell products or provide services during the twenty-four (24) month period immediately preceding the Effective Time, (iii) any Person to whom or which the Company or any of its subsidiaries has contacted, solicited or provided a proposal for services, or any Person who has contacted or solicited the Company or any of its subsidiaries regarding products or services of the Company or any of its subsidiaries, during the twenty-four (24) month period immediately preceding the Effective Time, (iv) any Person whom the Stockholder knows or has reason to know the Company or any of its subsidiaries currently plans to solicit as a client for its products or services, or future products or services, or (v) any Affiliate of any Person described in clauses (i) through (iv) above.

(c) “Confidential Information” means any and all confidential and proprietary information pertaining to the Company or any of its subsidiaries, such as proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, other forms of business information, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law. The term Confidential Information shall not include any information in the public domain or information that is rightfully in the possession of a third party and is not subject to a confidentiality obligation, provided that such information has not entered the public domain or come into possession of a third party due to the violation of any contractual, fiduciary or other legal obligation of the Stockholder or any other person or entity.

(d) “Person” means an individual, corporation, limited liability company, partnership, limited partnership, association, estate, trust, unincorporated organization, governmental entity or authority (including, but not limited to, any municipal, county or state entity, board, authority, agency or similar organization), or any other entity or organization.

(e) “Restricted Period” means the period from and after the date hereof and continuing until the twenty-four (24) month anniversary of the Effective Time (as such term is defined in the Merger Agreement) of the Merger.

2. Non-Competition.  As an inducement for the Buyer to enter into the Merger Agreement and to consummate the Merger, and in connection with the sale of the Stockholder’s equity interest in the Company pursuant to the Merger, the Stockholder agrees that during the Restricted Period, the Stockholder shall not, anywhere in the world, directly or indirectly engage, without the express prior written consent of the Buyer after the date hereof, in any business or activity in competition with the Business, whether as an employee,

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consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Person in competition (or seeking to compete, directly or indirectly) with the Business (a “Competing Business”). Nothing in this Section 2 shall prohibit the Stockholder from (i) acquiring up to two percent (2%) of any class of outstanding equity security of any competing business whose equity securities are regularly traded on a national securities exchange or The Nasdaq Market, (ii) making or holding a passive investment in a venture fund, angel fund, or similar investment vehicle that invests in a competing business representing less than two percent (2%) of the total investment of such venture fund, angel fund, or similar investment or (iii) making or holding a passive investment in a private company engaged in a competing business representing less than two percent (2%) of the total investment of such private company; provided, that if the Stockholder is then an employee of the Buyer, the Company or any of their respective subsidiaries, such investment shall be permitted only if (i) such investment does not interfere with the Stockholder’s duties and obligations to the Buyer, the Company and their respective subsidiaries, as determined in good faith by the Board of Directors of the Company (prior to the Effective Time) or the Buyer (following the Effective Time) in its sole discretion and (ii) such shares shall not constitute more than five percent (5%) of the Stockholder’s net worth.

3. Non-Solicitation of Employees.  During the Restricted Period:

(a) The Stockholder shall not directly or indirectly solicit (or assist, participate in or promote the solicitation of) any individual who is then employed by the Buyer, the Company or any of their respective direct or indirect subsidiaries to leave such employment. The Parties hereto agree that the placing of general advertisements in newspapers, magazines or electronic media, or other communication targeted to a generalized audience, in either case which are not specifically aimed at the Buyer, the Company, or any of their respective direct or indirect subsidiaries shall not, in itself, constitute a breach of this Section 3.

(b) The Stockholder shall not disclose any intent that he may form to terminate his employment with the Buyer, the Company or any of their respective direct or indirect subsidiaries to any employee of the Buyer, the Company or any of their respective subsidiaries prior to the earliest to occur of either the date on which such employment terminates or the date on which the Buyer or the Company provides notice to employees generally of such termination.

(c) If a former employee of the Company or any of its subsidiaries contacts the Stockholder about (i) any business matter involving the Buyer, the Company or any of their respective subsidiaries, or (ii) any matter involving the former employee’s new business (including, but not limited to, prospective employment with such new business), the Stockholder shall inform the former employee that he cannot discuss the matter further.

4. Non-Solicitation of Company Customers.  During the Restricted Period:

(a) The Stockholder shall not directly or indirectly solicit, divert or take away, or assist in or attempt to solicit, divert or take away, the business or patronage of any Company Customer.

(b) If a Company Customer contacts the Stockholder concerning the possibility of a discontinuation or reduction of the Company Customer’s business with the Buyer, the Company or any of their respective subsidiaries, the Stockholder shall inform such Company Customer that he cannot discuss the matter further without informing the Buyer and the Company.

(c) The Stockholder shall not disclose any intent that he may form to terminate his employment with the Buyer, the Company or any of their respective subsidiaries to any Company Customer prior to the termination of such employment or the date, if earlier, on which the Buyer or the Company publicly discloses such termination.

5. Confidentiality.

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(a) The Stockholder acknowledges that Confidential Information has been and will continue to be of central importance to the business of the Company and its subsidiaries and that disclosure of it to or its use by others could cause substantial loss to the Company and its subsidiaries and, following the Effective Time, to the Buyer and its subsidiaries. Accordingly, from and after the date of this Agreement, the Stockholder shall maintain the confidentiality of all Confidential Information and shall not use or disclose any Confidential Information to any Person, for any reason or purpose, except (i) as reasonably required to perform his duties to the Company and its subsidiaries as a director, officer and/or employee thereof (or his duties to the Buyer and its subsidiaries, as the case may be, following the Effective Time), and for their sole benefit, or (ii) as required by law as described in Section 5(c) below.

(b) The obligations contained in Section 5(a) shall not apply to any information which has: (i) become publicly known and made generally available through no wrongful act of the Stockholder or of others who were under confidentiality obligations as to the item or items involved, or (ii) been independently acquired or developed by the Stockholder outside the scope of his duties at the Company and its subsidiaries or any predecessor of the Company.

(c) If the Stockholder becomes legally obligated (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information, the Stockholder shall provide the Buyer and the Company with prompt written notice of such requirement so that the Buyer or the Company, as the case may be, may seek a protective order or other appropriate relief. If a protective order or other remedy is not obtained by the Buyer or the Company, the Stockholder may furnish only that portion of Confidential Information which is required pursuant to the legal process, and (at the Buyer’s or the Company’s expense, as the case may be) shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information. If either during or after his employment with the Buyer, the Company or any of their respective subsidiaries, the Stockholder receives a subpoena or other inquiry related to a regulatory, civil or criminal proceeding concerning any matter which may involve the Buyer, the Company or any of their respective subsidiaries, whether or not such matter could result in the Stockholder having to disclose any Confidential Information, the Stockholder shall give prompt notice to the Buyer or the Company, as the case may be, of the subpoena or inquiry and the matter covered thereby and any information which the Stockholder is required to produce in connection therewith.

6. Equitable Remedies.  The Buyer and the Stockholder confirm that the restrictions contained in this Agreement are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Buyer and that any breach of any material provision in this Agreement will result in irreparable injury to the Buyer. Therefore, the Stockholder hereby agrees that, in the event of any breach or threatened breach of any material term or condition of this Agreement by the Stockholder, the Buyer’s remedies at law will be inadequate and, in any such event, the Buyer shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief (including attorneys’ fees) in any court of competent jurisdiction, and that if such relief is granted the Buyer shall not be required to post any bond.

7. Miscellaneous.

7.1 Governing Law.  This Agreement shall be interpreted and enforced pursuant to the laws of the State of California, without giving any effect to the conflict of laws rules or principles of any jurisdiction.

7.2 Dispute Resolution; Waiver of Jury Trial.

(a) All disputes, claims or controversies arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of the State of California located in Santa Clara County, California and the United States District Court for the Northern District of California, and each of the Company and the Stockholder hereby waives any objection to the laying of venue in any such court. Notwithstanding the previous sentence and provided both Parties consent, the Parties may, at any time after the inception of a dispute, claim or controversy arising out of or in connection with this Agreement, submit such dispute, claim

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or controversy to binding arbitration under the rules of the American Arbitration Association in effect at the inception of such dispute, claim or controversy. The Parties shall cooperate fully with each other so that any such dispute, claim or controversy submitted to binding arbitration pursuant to this Section 7.2 may be resolved as expeditiously as possible.

(b) The prevailing Party in a proceeding commenced with respect to any dispute, claim or controversy arising out of or in connection with this Agreement shall be entitled to recover, in addition to any other relief awarded, its reasonable costs and expenses, including attorneys’ and expert witness fees and disbursements, of preparing for and participating in any such proceeding.

(c) The Buyer and the Stockholder each hereby waives the right to trial by jury in all proceedings commenced with respect to any disputes, claims or controversies arising out of or in connection with this Agreement.

(d) STOCKHOLDER HAS READ AND UNDERSTANDS THIS SECTION 7.2 WHICH DISCUSSES THE WAIVER OF STOCKHOLDER’S RIGHT TO A JURY TRIAL. STOCKHOLDER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, STOCKHOLDER IS WAIVING HIS RIGHT TO A JURY TRIAL IN ALL DISPUTES, CLAIMS OR CONTROVERSIES RELATING TO ANY ASPECT OF THIS AGREEMENT.

7.3 Amendments.  This Agreement may not be changed, amended or modified orally. This Agreement may be changed, amended or modified only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, amendment, modification or discharge may be sought.

7.4 Assignment.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the Parties; provided, however, that this Agreement shall not be assignable by the Stockholder. The Stockholder agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

7.5 Waiver.  Failure or delay on the part of either Party hereto to enforce any right, power or privilege hereunder shall not be deemed to constitute a waiver thereof. A waiver by one Party of a breach of any promise by the other Party contained herein shall not operate as or be construed to constitute a waiver of any subsequent breach of such promise by such other Party.

7.6 Headings.  The headings of the sections and paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

7.7 Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction, for or against either Party, shall be applied. Capitalized terms used in this Agreement without definition shall have the respective meaning ascribed to them in the Merger Agreement.

7.8 Counterparts.  This Agreement may be executed in counterparts, none of which need contain the signature of more than one Party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

7.9 Acknowledgement.  The Stockholder represents and warrants that (a) he has carefully read and fully understands the terms of this Agreement; (b) he has signed it voluntarily and with full knowledge of its contents, its legal consequences, and the rights and obligations of the Parties; and (c) that the Stockholder has been advised to and has had a reasonable opportunity to review this Agreement and consult with the attorney or other personal counsel of the Stockholder’s choosing before entering into this Agreement. The Stockholder expressly agrees that he has no expectations or understandings contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify this Agreement. The Stockholder acknowledges that this Agreement constitutes the entire agreement between the Stockholder and the Company with respect to the subject matter hereof and this Agreement supersedes any and all prior or contemporaneous

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written or oral agreements, representations, or any other documents or understandings; provided, however, that nothing herein supersedes the Stockholder Agreement of even date herewith to which the Stockholder is a party.

7.10 Effect.  This Agreement shall be effective from and after the date first written above upon execution and delivery by the Parties; provided, however, that if the Merger is not consummated and the Merger Agreement is terminated, this Agreement shall automatically terminate concurrently with the termination of the Merger Agreement and shall be of no further force or effect.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Non-Competition, Non-Solicitation and Confidentiality Agreement as of the date first set forth above.

SKYWORKS SOLUTIONS, INC.

By:	/s/ David J. Aldrich Name: David J. Aldrich Title: President and CEO

SIGNATURE PAGE TO NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

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IN WITNESS WHEREOF, the Parties have executed this Non-Competition, Non-Solicitation and Confidentiality Agreement as of the date first set forth above.

STOCKHOLDER

By:	/s/ Richard K. Williams

SIGNATURE PAGE TO NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

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Annex D

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

May 26, 2011

Board of Directors
Advanced Analogic Technologies Incorporated
3230 Scott Boulevard
Santa Clara, CA 95054

Gentlemen:

We understand that Skyworks Solutions, Inc. (“Parent”), Advanced Analogic Technologies Incorporated (the “Company”), and PowerCo Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will continue as a wholly-owned subsidiary of Parent (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) (other than shares owned by Parent, the Company or any wholly owned subsidiary of Parent or the Company, and other than dissenting shares) will be converted into the right to receive $3.68 in cash (as the same may be adjusted in accordance with the Merger Agreement, the “Cash Amount”) and 0.08725 of a share of common stock, $0.25 par value per share, of Parent (“Parent Common Stock”) (the “Stock Amount” and, together with the Cash Amount, the “Consideration”); provided, however, that if the product of the Stock Amount and the average last reported sale price of Parent Common Stock on the five full trading days ending on the trading day immediately prior to the date on which the Effective Time occurs (such average, the “Average Price,” and such product, the “Closing Value”) is less than $2.45, then the Cash Amount shall be increased by the difference between the $2.45 and the Closing Value and if the Closing Value is more than $2.45, then the Cash Amount shall be reduced by the difference between the Closing Value and $2.45 (but in no event shall the Cash Amount be less than $0.00); and provided, further, that if the Average Price is less than $21.00, then Parent shall have the right to pay the entire Consideration in cash, and in such case the Cash Amount will be $6.13 and the Stock Amount will be zero.

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders pursuant to the Merger Agreement.

Boston Office: One Post Office Square, Suite 1900, Boston, MA 02109  (617) 457-0900
California Offices: 3000 Sand Hill Road, Building 2 • Suite 190, Menlo Park, CA 94025  (650) 854-9111
One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

EXECUTION COPY

Board of Directors Advanced Analogic Technologies Incorporated May 26, 2011 Page 2

Needham & Company, LLC

For purposes of this opinion we have, among other things: (i) reviewed the execution copy of the Merger Agreement; (ii) reviewed certain publicly available information concerning Parent and the Company and certain other relevant financial and operating data of Parent and the Company furnished to us by Parent and the Company; (iii) reviewed the historical stock prices and trading volumes of Parent Common Stock and Company Common Stock; (iv) held discussions with members of management of Parent and the Company concerning the current operations of and future business prospects for Parent and the Company and joint prospects for the combined companies; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) reviewed certain research analyst projections with respect to Parent and held discussions with members of the management of Parent concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for Parent and the Company; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the execution copy of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Merger. With respect to the financial forecasts for the Company provided to us by management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. With respect to the research analyst projections for Parent, we have assumed, with your consent and based upon discussions with management of Parent, that such projections represent reasonable estimates as to the future financial performance of Parent. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.

EXECUTION COPY

Board of Directors Advanced Analogic Technologies Incorporated May 26, 2011 Page 3

Needham & Company, LLC

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parent or the Company nor have we evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

We are not expressing any opinion as to the value of Parent Common Stock if and when issued pursuant to the Merger or the prices at which Parent Common Stock or Company Common Stock will actually trade at any time.

We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to the proposed Merger and have not in the past two years provided investment banking or financial advisory services to Parent. We may in the future provide investment banking and financial advisory services to Parent, the Company and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Parent and the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

EXECUTION COPY

Board of Directors Advanced Analogic Technologies Incorporated May 26, 2011 Page 4

Needham & Company, LLC

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Needham & Company, LLC

Annex E

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252,254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph;

or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371,§§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Skyworks Solutions, Inc. has included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 14 of Skyworks’ Second Amended and Restated By-laws provides that a director or officer:

•	Shall be indemnified by Skyworks against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding (other than an action by or in the right of Skyworks) brought against such person by virtue of his or her position as a Skyworks director or officer if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Skyworks, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•	Shall be indemnified by Skyworks against all expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Skyworks brought against such person by virtue of his or her position as a Skyworks director or officer if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Skyworks, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Skyworks unless a court shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

In addition, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding such person is required to be indemnified by Skyworks against expenses (including attorneys’ fees) actually and reasonably incurred. Expenses will be advanced to a director or officer at such person’s request, provided that he or she undertakes to repay the amount received if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Skyworks has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 21.	Exhibits and Financial Statement Schedules

Incorporated by Reference
Exhibit						Filing	Filed
Number		Exhibit Description	Form	File No.	Exhibit	Date	Herewith

2	.A**(1)	Agreement and Plan of Merger by and among Skyworks Solutions, Inc., Powerco Acquisition Corp. and Advanced Analogic Technologies Incorporated	—	—	—	—	X
4	.A	Specimen Certificate of Common Stock	S-3	333-92394	4	7/15/2002	—
5	.A ±	Opinion of Wilmer Cutler Pickering Hale & Dorr LLP	—	—	—	—	—
23	.A	Consent of KPMG LLP, Registered Independent Public Accounting Firm of Skyworks Solutions, Inc.	—	—	—	—	X
23	.B	Consent of Deloitte & Touche LLP, Registered Independent Public Accounting Firm of Advanced Analogic Technologies Incorporated	—	—	—	—	X
23	.C ±	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.A)	—	—	—	—	—
23	.D ±	Consent of Wilson Sonsini Goodrich & Rosati, PC	—	—	—	—	—
24.1		Power of Attorney (included on the signature page of this proxy statement/prospectus)	S-4	333-174953	24	6/17/2011
24.2		Resolution of Skyworks Solutions, Inc. regarding Power of Attorney	S-4	333-174953	24.2	8/9/2011
99	.A(2)	Stockholder Agreement, dated as of May 26, 2011, by and among certain stockholders of Advanced Analogic Technologies Incorporated and Skyworks Solutions, Inc.	—	—	—	—	X
99	.B(3)	Non-Competition, Non-Solicitation and Confidentiality Agreement, dated as of May 26, 2011, by and between Skyworks Solutions, Inc. and Richard K. Williams	—	—	—	—	X
99	.C(4)	Opinion of Needham & Company, LLC	—	—	—	—	X
99	.D(5)	Section 262 of the Delaware General Corporation Law	—	—	—	—	X
99	.E	Consent of Needham & Company, LLC	S-4	333-174953	99.E	6/17/2011
99	.F	Form of Advanced Analogic Technologies Incorporated proxy card	S-4	333-174953	99F	8/9/2011

**	As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. Skyworks Solutions, Inc. will furnish a copy of any omitted schedule to the Commission upon request.

±	To be filed by amendment.

(1)	Included as Annex A to this proxy statement/prospectus

(2)	Included as Annex B to this proxy statement/prospectus

(3)	Included as Annex C to this proxy statement/prospectus

(4)	Included as Annex D to this proxy statement/prospectus

(5)	Included as Annex E to this proxy statement/prospectus

Item 22.	Undertakings.

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The undersigned registrant hereby undertakes as follows:

1. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2. That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woburn, Commonwealth of Massachusetts, on September 9, 2011.

SKYWORKS SOLUTIONS, INC.

By:	*
David J. Aldrich
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* David J. Aldrich	Chief Executive Officer, President and Director (principal executive officer)	September 9, 2011

* Donald W. Palette	Chief Financial Officer, Vice President (principal financial and accounting officer)	September 9, 2011

* David J. McLachlan	Chairman of the Board	September 9, 2011

* Kevin L. Beebe	Director	September 9, 2011

Moiz M. Beguwala	Director

* Timothy R. Furey	Director	September 9, 2011

* Balakrishnan S. Iyer	Director	September 9, 2011

* Thomas C. Leonard	Director	September 9, 2011

* David P. McGlade	Director	September 9, 2011

Robert A. Schriesheim	Director

* By:	/s/ Robert J. Terry
Name: Robert J. Terry
Title:   Attorney-in-fact

EXHIBIT INDEX

Incorporated by Reference
Exhibit							Filed
Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

2	.A**(1)	Agreement and Plan of Merger by and among Skyworks Solutions, Inc., Powerco Acquisition Corp. and Advanced Analogic Technologies Incorporated	—	—	—	—	X
4	.A	Specimen Certificate of Common Stock	S-3	333-92394	4	7/15/2002	—
5	.A ±	Opinion of Wilmer Cutler Pickering Hale & Dorr LLP	—	—	—	—	—
23	.A	Consent of KPMG LLP, Registered Independent Public Accounting Firm of Skyworks Solutions, Inc.	—	—	—	—	X
23	.B	Consent of Deloitte & Touche LLP, Registered Independent Public Accounting Firm of Advanced Analogic Technologies Incorporated	—	—	—	—	X
23	.C ±	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in the opinion filed as Exhibit 5.A)	—	—	—	—	—
23	.D ±	Consent of Wilson Sonsini Goodrich & Rosati, PC	—	—	—	—	—
24.1		Power of Attorney (included on the signature page of this proxy statement/prospectus)	S-4	333-174953	24	6/17/2011
24.2		Resolution of Skyworks Solutions, Inc. regarding Power of Attorney	S-4	333-174953	24.2	8/9/2011
99	.A(2)	Stockholder Agreement, dated as of May 26, 2011, by and among certain stockholders of Advanced Analogic Technologies Incorporated and Skyworks Solutions, Inc.	—	—	—	—	X
99	.B(3)	Non-Competition, Non-Solicitation and Confidentiality Agreement, dated as of May 26, 2011, by and between Skyworks Solutions, Inc. and Richard K. Williams	—	—	—	—	X
99	.C(4)	Opinion of Needham & Company, LLC	—	—	—	—	X
99	.D(5)	Section 262 of the Delaware General Corporation Law	—	—	—	—	X
99	.E	Consent of Needham & Company, LLC	S-4	333-174953	99.E	6/17/2011
99	.F	Form of Advanced Analogic Technologies Incorporated proxy card	S-4	333-174953	99F	8/9/2011

**	As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. Skyworks Solutions, Inc. will furnish a copy of any omitted schedule to the Commission upon request.

±	To be filed by amendment.

(1)	Included as Annex A to this proxy statement/prospectus

(2)	Included as Annex B to this proxy statement/prospectus

(3)	Included as Annex C to this proxy statement/prospectus

(4)	Included as Annex D to this proxy statement/prospectus

(5)	Included as Annex E to this proxy statement/prospectus